    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1998



                                            REGISTRATION STATEMENT NO. 333-61567

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ENGINEERING ANIMATION, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7372                         42-1323712
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

             2321 NORTH LOOP DRIVE, AMES, IOWA 50010 (515) 296-9908
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                 JAMIE A. WADE
                       VICE PRESIDENT OF ADMINISTRATION,
                         GENERAL COUNSEL AND SECRETARY
                             2321 NORTH LOOP DRIVE
                                AMES, IOWA 50010
                                 (515) 296-6942

(Name, address, including zip code, and telephone, including area code, of agent for service)

                                with copies to:

               GEORGE C. MCKANN                             STEPHEN A. JANNETTA
          GARDNER, CARTON & DOUGLAS                     MORGAN, LEWIS & BOCKIUS LLP
           321 NORTH CLARK STREET,                         2000 ONE LOGAN SQUARE
                  SUITE 3400                       PHILADELPHIA, PENNSYLVANIA 19103-6993
           CHICAGO, ILLINOIS 60610                             (215) 963-5000
                (312) 245-8460

                             ---------------------
     Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger of Transom Technologies, Inc. ("Transom") with and into Engineering Animation, Inc. as set forth in Article I of the Agreement and Plan of Merger included as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                            MAXIMUM             PROPOSED
      TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE     MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES BEING REGISTERED         REGISTERED          PER UNIT          OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.....   235,000 shares        $10.01(1)        $2,353,153.00(1)       $695.00(2)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(1) There is no market for the shares of Transom that are to be received by the registrant in the Merger. Therefore pursuant to Rule 457(f)(2), the fee is calculated based on the aggregate book value of such shares, which was $2,353,153.00 as of June 30, 1998.

(2) This Amendment No. 1 increases the Amount to be Registered by 30,000 shares. However, no additional Registration Fee is payable, because the Proposed Maximum Aggregate Offering Price has not changed.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TRANSOM TECHNOLOGIES, INC.
                        201 SOUTH MAIN STREET, SUITE 300
                           ANN ARBOR, MICHIGAN 48104

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                         TO BE HELD SEPTEMBER 22, 1998



     A Special Meeting of the stockholders of Transom Technologies, Inc., a Delaware corporation ("Transom"), will be held on September 22, 1998 at 9:00 a.m., Eastern Time, at the Philadelphia Country Club, 1601 Spring Mill Road, Gladwyne, Pennsylvania 19035 to consider and act upon:



          (1) A proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 between Engineering Animation, Inc., a Delaware corporation ("EAI"), and Transom, pursuant to which Transom will be merge with and into EAI, as more fully described in the attached Proxy Statement/Prospectus (the "Merger"); and


          (2) Such other business as may properly come before the meeting or any adjournments thereof.


     The Board of Directors has fixed the close of business on August 20, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Objecting stockholders who perfect and exercise their dissenters' rights in accordance with the procedural requirements of the Delaware General Corporation Law, as amended, will be entitled to receive payment of the "fair value" of their shares in cash if the Merger is consummated. See "The Merger -- Dissenters' Rights" and Appendix B to the Proxy Statement/Prospectus, which Appendix is deemed to be a part of this notice.



August 21, 1998


                                            By order of the Board of Directors

                                            Raynold A. Schmick, Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                           TRANSOM TECHNOLOGIES, INC.

                                PROXY STATEMENT
                             ---------------------

                          ENGINEERING ANIMATION, INC.

                                   PROSPECTUS
                             ---------------------


     This Proxy Statement/Prospectus and the accompanying notice, proxy and other documents are being sent to stockholders of Transom Technologies, Inc., a Delaware corporation ("Transom"), on or about August 21, 1998 in connection with the solicitation by Transom's Board of Directors of proxies to be used at a Special Meeting of Stockholders of Transom (the "Meeting"), and at any adjournment thereof. The Meeting will be held at the Philadelphia Country Club, 1601 Spring Mill Road, Gladwyne, Pennsylvania 19025 on September 22, 1998 at 9:00 a.m. Eastern Time.



     The purpose of the Meeting is for the stockholders of Transom to consider and vote on the proposed merger (the "Merger") of Transom with and into Engineering Animation, Inc., a Delaware corporation ("EAI"), pursuant to the Amended and Restated Agreement and Plan of Merger between EAI and Transom dated as of August 19, 1998 (the "Merger Agreement"). See "The Merger." At the Effective Time (as defined herein) of the Merger, all of the outstanding shares of Transom common stock, par value $0.001 per share, will be converted into the right to receive a number of whole shares of EAI common stock, par value $0.01 per share (the "EAI Common Stock"), plus cash in lieu of fractional shares based upon the Exchange Ratio (as defined herein). See "The Merger."


     Any person who executes and returns the enclosed proxy may revoke it at any time prior to the vote at the Meeting by notice to the Secretary of Transom received prior to the Meeting, by execution of a subsequently dated proxy, or by attending the Meeting and voting in person. The persons named in the enclosed proxy will vote as directed by the stockholder executing the proxy with respect to the Merger Agreement or, in the absence of direction, in favor of approval and adoption of the Merger Agreement. Transom is not aware of any matters to come before the Meeting other than consideration of the Merger. However, if any other matters properly come before the Meeting, the persons named on the enclosed form of proxy will vote the proxy in accordance with their best judgment on such matters.

     THE BOARD OF DIRECTORS OF TRANSOM UNANIMOUSLY HAS APPROVED THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF TRANSOM VOTE FOR ITS ADOPTION.
                             ---------------------

     The information herein with respect to EAI and Transom has been supplied by each corporation. The information contained herein with respect to the Merger is qualified by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference.

     The EAI Common Stock is listed and traded on the Nasdaq Stock Market National Market under the symbol "EAII."

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY TRANSOM STOCKHOLDERS IN CONNECTION WITH THE MERGER.

 THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


        The date of this Proxy Statement/Prospectus is August 21, 1998.

                             AVAILABLE INFORMATION

     EAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission (Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549) and at the following regional offices: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The EAI Common Stock is traded on the Nasdaq Stock Market National Market. Reports, proxy statements and other information regarding EAI may also be inspected at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding EAI, can be obtained from the Commission's Web site at http://www.sec.gov.

     EAI has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of EAI's Common Stock referred to herein. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by EAI with the Commission (File No. 0-27670) are incorporated in this Proxy Statement/Prospectus by reference and made a part hereof:

          (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;

          (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

          (iv) Current Reports on Form 8-K, filed March 19, 1998 and July 1, 1998 (as amended July 31, 1998).

     All documents subsequently filed by EAI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Merger shall be deemed to be incorporated in this Proxy Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.


     AS DESCRIBED ABOVE, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE THE DOCUMENTS LISTED ABOVE, THE EXHIBITS TO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE EXHIBITS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST DIRECTED TO MR. JAMIE A. WADE, VICE PRESIDENT OF ADMINISTRATION, GENERAL COUNSEL AND SECRETARY, ENGINEERING ANIMATION, INC., 2321 NORTH LOOP DRIVE, AMES, IOWA 50010; TELEPHONE (515) 296-6942. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE SEPTEMBER 15, 1998.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
SUMMARY.....................................................    1
SUMMARY SELECTED FINANCIAL INFORMATION AND PER SHARE DATA...    5
RISK FACTORS................................................   11
THE SPECIAL MEETING OF THE TRANSOM STOCKHOLDERS.............   16
  Date, Time and Place......................................   16
  Purpose of the Meeting....................................   16
  Record Date...............................................   16
  Required Vote.............................................   16
  Proxies...................................................   16
THE MERGER..................................................   18
  Background of the Merger..................................   18
  Transom's Reasons for the Merger..........................   18
  Transom Board Approval and Recommendation of the Merger...   19
  EAI Reasons for the Merger................................   19
  Merger Consideration......................................   20
  Effective Time of the Merger..............................   20
  Conversion of Warrants to Acquire Transom Common Stock....   20
  Conversion of Transom Preferred Stock.....................   21
  Conversion of Shares in the Merger........................   21
  Exchange of Certificates..................................   22
  Options to Acquire Transom Common Stock...................   22
  Representations and Warranties............................   23
  Conduct of Business Pending Consummation of the Merger....   23
  Conditions to Closing.....................................   24
  Termination and Termination Fee...........................   25
  No Solicitations..........................................   26
  Interests of Certain Persons in the Merger................   27
  Registration and Listing..................................   27
  Certain Federal Income Tax Consequences...................   27
  Accounting Treatment......................................   30
  Regulatory Approvals......................................   30
  Dissenters' Rights........................................   30
  Resale of EAI Common Stock Issued in the Merger;
     Affiliates.............................................   31
EAI COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY........   32
DIVIDEND POLICY.............................................   32
INFORMATION CONCERNING EAI..................................   32
INFORMATION CONCERNING TRANSOM..............................   33
  Business..................................................   33
  Market for Shares and Dividends...........................   34
  Security Ownership........................................   34
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   36
  Certain Transactions......................................   38
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   39
RIGHTS OF EAI STOCKHOLDERS AND TRANSOM STOCKHOLDERS.........   45
  Description of EAI Stock..................................   45
  Description of Transom Capital Stock......................   46
  Comparison of Rights of EAI Stockholders and Transom
     Stockholders...........................................   47

                                                              Page
                                                              ----
LEGAL MATTERS...............................................   52
TAX OPINION.................................................   52
EXPERTS.....................................................   52
  EAI.......................................................   52
  Transom...................................................   52
INDEX TO TRANSOM FINANCIAL STATEMENTS.......................  F-1
APPENDIX A -- MERGER AGREEMENT
APPENDIX B -- DELAWARE GENERAL CORPORATION LAW SECTION 262 --
              DISSENTERS' RIGHTS

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the appendices hereto, or in the documents incorporated herein by reference. Unless otherwise indicated, all references in this Proxy Statement/Prospectus to EAI include Engineering Animation, Inc. and its subsidiaries. This Proxy Statement/ Prospectus, including the appendices and the documents incorporated herein by reference, should be read carefully in its entirety.

ENGINEERING ANIMATION, INC.

     Engineering Animation, Inc., a Delaware corporation ("EAI"), develops, produces and sells product visualization software and interactive multimedia products that address the needs of its customers in domestic and international commercial markets. EAI's principal executive office is located at 2321 North Loop Drive, Ames, Iowa 50010; its telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web address is www.eai.com. See "Information Concerning EAI."

TRANSOM TECHNOLOGIES, INC.

     Transom Technologies, Inc., a Delaware corporation ("Transom"), is a provider of human modeling and simulation software. Transom's principal executive office is located at 201 South Main Street, Suite 300, Ann Arbor, Michigan, 48104, and its telephone number is (734) 761-6001. See "Information Concerning Transom."

DATE, TIME AND PLACE OF TRANSOM STOCKHOLDERS' MEETING


     A special meeting of Transom's stockholders (the "Meeting") to consider and vote upon a proposal to authorize the transactions contemplated by an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 (the "Merger Agreement") between EAI and Transom will be held on September 22, 1998 at the Philadelphia Country Club located at 1601 Spring Mill Road, Gladwyne, Pennsylvania, 19035, at 9:00 a.m., Eastern Time. See "The Special Meeting of the Transom Stockholders." Pursuant to the Merger Agreement, Transom will merge with and into EAI (the "Merger").


RECORD DATE


     Only holders of record of Transom common stock, par value $0.001 per share (the "Transom Common Stock"), and Transom Series B Convertible Preferred Stock, par value $0.001 per share (the "Transom Series B Preferred Stock" and, together with the Transom Common Stock, the "Transom Voting Stock"), at the close of business on August 20, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 1,650,800 shares of Transom Common Stock and 4,650,000 shares of Transom Series B Preferred Stock outstanding, each of which is entitled to one vote at the Meeting. See "The Special Meeting of the Transom Stockholders -- Record Date."


REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of Transom Voting Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the Delaware General Corporation Law, as amended (the "DGCL"), and Transom's Certificate of Incorporation, as amended, the affirmative vote of a majority of the outstanding shares of the Transom Voting Stock is necessary to approve the Merger Agreement. See "The Special Meeting of the Transom Stockholders
 -- Required Vote." Directors and executive officers of Transom and their affiliates beneficially own 15.08% of the issued and outstanding shares of Transom Voting Stock. See "Information Concerning Transom -- Security Ownership."

     The consent of the stockholders of EAI is not required to approve the Merger or the Merger Agreement and will not be sought.

PROXIES

     All shares of Transom Voting Stock represented by properly executed and unrevoked proxies that are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted FOR approval of the Merger Agreement. See "The Special Meeting of the Transom Stockholders
 -- Proxies."

THE MERGER

     Under the terms of the Transom Warrants (as hereinafter defined), Transom has the ability to cause the Transom Warrants to be converted into shares of Transom Common Stock under certain circumstances, including the Merger. Assuming the Merger is approved by the Transom stockholders and the other conditions to the Merger are satisfied (including that the price per share of EAI Common Stock is greater than $42.00), at or prior to the effective time of the Merger (the "Effective Time"), each of the issued and outstanding warrants (the "Transom Warrants") to purchase shares of Transom Series A Preferred Stock (as hereinafter defined) will be fully converted into shares of Transom Common Stock pursuant to the terms of the Transom Warrants. All of the Transom Warrants and/or Transom Series A Preferred Stock will be converted into Transom Common Stock pursuant to the Merger Agreement and will no longer be outstanding and will automatically be canceled and cease to exist after such conversion. Each warrant or certificate previously representing any such Transom Series A Preferred Stock (or the right to purchase Transom Series A Preferred Stock) will thereafter represent the right to receive that number of shares of Transom Common Stock. See "The Merger -- Conversion of Warrants to Acquire Transom Common Stock."

     Under the terms of the Transom Preferred Stock (as hereinafter defined), Transom has the ability to cause the Transom Preferred Stock to be converted into shares of Transom Common Stock under certain circumstances, including the Merger. Assuming the Merger is approved by the Transom stockholders and the other conditions to the Merger are satisfied (including that the price per share of EAI Common Stock is greater than $42.00), at or prior to the Effective Time, each issued and outstanding share of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, of Transom (the "Transom Series A Preferred Stock") and Transom Series B Preferred Stock (together with the Transom Series A Preferred Stock, the "Transom Preferred Stock") will be fully converted into one share of Transom Common Stock pursuant to and in accordance with the terms of the Transom Preferred Stock. All of the shares of Transom Preferred Stock converted into Transom Common Stock will no longer be outstanding and will automatically be canceled and cease to exist after such conversion. See "The Merger -- Conversion of Transom Preferred Stock."

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time, (i) Transom shall merge with and into EAI,
(ii) each outstanding share of Transom Common Stock (other than dissenting shares and shares to be canceled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of EAI common stock, par value $0.01 per share (the "EAI Common Stock"), equal to the Exchange Ratio (as defined below), and (iii) each share of Transom Common Stock owned by Transom as treasury shares or owned directly or indirectly by Transom or EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. See "The Merger -- Merger Consideration."


     Pursuant to the Merger Agreement, the exchange ratio in the Merger (the "Exchange Ratio") will be determined as follows: each share of Transom Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) 235,000 divided by (y) the sum of (i) the total number of shares of Transom Common Stock outstanding immediately prior to the Effective Time (but after the conversion of the Transom Warrants and Transom Preferred Stock into Transom Common Stock) plus (ii) the number of shares of Transom Common Stock issuable upon the exercise of all outstanding options to purchase Transom Common Stock. Based on the number of shares of Transom Common Stock and Transom Preferred Stock and the number of Transom options and Transom warrants to purchase Transom Common Stock and Transom Preferred Stock outstanding on the Record Date, the Exchange Ratio would be 0.027757 shares of EAI Common Stock per share of Transom Common Stock. See "The Merger -- Merger Consideration."


     EAI will issue only whole shares of EAI Common Stock in connection with the Merger. Each holder of Transom Common Stock who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive an amount of cash (without interest) determined by multiplying the (i) EAI Stock Value (which will be the average of the high and low per share sale price of EAI Common Stock, as reported on the Nasdaq Stock Market National Market (the "NNM"), for the second trading day prior to the closing of the Merger (the "Closing"), as reported in the NNM listings published in the Wall Street Journal) by (ii) the fractional share interest (rounded to six decimal places) to which such holder would otherwise be entitled. See "The Merger -- Exchange of Certificates."

     At the Effective Time, each outstanding option to purchase Transom Common Stock (a "Transom Option") shall be fully vested in accordance with the terms of the Transom Options and the Transom 1996 Equity Compensation Plan, as amended (the "Transom Option Plan"), and shall be assumed by EAI. Each such Transom Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Transom Option, a certain number of shares of EAI Common Stock, as further described herein under the caption "The Merger -- Options to Acquire Transom Common Stock."

APPROVAL OF THE MERGER

     The Boards of Directors of EAI and Transom have unanimously approved the consummation of the Merger and the transactions contemplated by the Merger Agreement. See "The Merger -- Background of the Merger."

EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the date and time at which the Merger becomes effective. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware, which is expected to occur not later than two business days after the satisfaction or waiver of the conditions precedent to the Merger.

CONDITIONS TO THE MERGER; TERMINATION

     The consummation of the Merger is conditioned upon the fulfillment of certain conditions precedent set forth in the Merger Agreement. The Merger Agreement may be terminated by mutual consent of the Boards of Directors of Transom and EAI, by either EAI or Transom if certain conditions have not been satisfied, and in certain other situations. If Transom terminates the Merger Agreement under certain circumstances, it will be required to make certain payments to EAI and may be required to make certain additional payments if it consummates or agrees to consummate certain types of transactions within the 12-month period following the date of the Merger Agreement. See "The Merger
 -- Conditions to Closing," and "-- Termination and Termination Fee."

REGULATORY APPROVALS

     EAI and Transom are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws.

OTHER NEGOTIATIONS

     The Merger Agreement places certain restrictions on the extent to which Transom can negotiate with prospective purchasers other than EAI. See "The Merger -- No Solicitations."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Tax-free treatment of the Merger for EAI and the Transom stockholders will depend in part on circumstances occurring after the Merger. For a discussion of the possible federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

RESALE RESTRICTIONS

     All shares of EAI Common Stock received by Transom stockholders in connection with the Merger will be fully transferable, except that shares of EAI Common Stock received by persons who are deemed to be "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of Transom at the Effective Time may be resold by such person only in certain circumstances. See "The Merger -- Resale of EAI Common Stock Issued in the Merger; Affiliates."

DISSENTERS' RIGHTS

     Under the DGCL, Transom stockholders will be entitled to dissent from the Merger and, if the Merger is consummated, to obtain cash in an amount equal to the "fair value" of their Transom Common Stock, which may be more or less than the amount to be received pursuant to the Merger Agreement. Specific procedures are required to be followed in order to exercise such rights. See "The
Merger -- Dissenters' Rights." The Merger Agreement provides that if holders of more than ten percent of the outstanding Transom Common Stock (on a fully-converted basis) shall have validly exercised their dissenters' rights, EAI may refuse to consummate the Merger and terminate the Merger Agreement.

                     SUMMARY SELECTED FINANCIAL INFORMATION
                               AND PER SHARE DATA

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial data of EAI for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 have been derived from audited consolidated financial statements and the notes thereto incorporated herein by reference. The financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 have been derived from audited consolidated financial statements that are not included or incorporated herein by reference. The EAI historical financial data as of and for the six month periods ended June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of EAI and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the management of EAI, the unaudited financial statements of EAI from which such data have been derived contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results for, and as of the end of, such periods. The following selected historical financial data of Transom as of March 31, 1998 and 1997 and for the year ended March 31, 1998 and the period from October 7, 1996 (inception) to March 31, 1997 have been derived from audited financial statements and the notes thereto included herein. The Transom historical financial data as of and for the three months ended June 30, 1998 and 1997 have been derived from unaudited financial statements and have been prepared on the same basis as the historical financial information derived from audited financial statements. In the opinion of the management of Transom, the unaudited financial statements of Transom from which such data have been derived contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results for, and as of the end of, such periods.

              EAI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31                    JUNE 30
                                                     ---------------------------------------------   -----------------
                                                      1997      1996      1995      1994     1993     1998      1997
                                                     -------   -------   -------   ------   ------   -------   -------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.....................................  $49,717   $27,189   $12,249   $6,324   $3,263   $33,711   $20,794
  Income (loss) from operations....................     (398)    3,634    (1,212)     268      206    (6,993)    2,975
  Net income (loss)................................   (1,697)    2,567    (1,890)     103      109    (7,099)    2,105
  Earnings (loss) per share........................  $ (0.19)  $  0.30   $ (0.39)  $ 0.02   $ 0.03   $ (0.71)  $  0.23

                                                                    AT DECEMBER 31                      AT JUNE 30
                                                     ---------------------------------------------   -----------------
                                                      1997      1996      1995      1994     1993     1998      1997
                                                     -------   -------   -------   ------   ------   -------   -------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Total assets.....................................  $80,502   $42,299   $ 8,191   $3,478   $2,585   $84,140   $72,120
  Long-term debt and capital lease obligations.....    1,495     1,654     2,352      648      418     1,517     1,705
  Stockholders' equity.............................   68,331    34,628     2,942    1,813    1,744    69,876    63,420

                   TRANSOM SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OCTOBER 7
                                                        YEAR ENDED    1996 TO    THREE MONTHS ENDED
                                                         MARCH 31    MARCH 31         JUNE 30
                                                        ----------   ---------   ------------------
                                                           1998        1997       1998       1997
                                                        ----------   ---------   -------    -------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues........................................   $ 1,362       $  94     $  606     $  178
  Income (loss) from operations.......................    (1,791)       (448)      (301)      (414)
  Net income (loss)...................................    (1,757)       (441)      (301)      (405)

                                                             AT MARCH 31            AT JUNE 30
                                                        ----------------------   ----------------
                                                           1998        1997       1998      1997
                                                        ----------   ---------   ------    ------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Total assets........................................   $ 2,819      $2,778     $3,030    $2,392
  Long-term debt and capital lease obligations........       144          --        141        --
  Stockholders' equity................................     2,102       2,618      2,353     2,213

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma condensed combined financial data are derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma financial statements and the notes thereto. The pro forma information for EAI is based on the historical financial statements contained in EAI's annual, quarterly and current reports filed with the Commission and incorporated by reference herein. The pro forma information for Transom is based on the audited financial statements and notes thereto appearing elsewhere herein. Transom's fiscal year ends on March 31, therefore, Transom's unaudited results for the six months ended June 30, 1998, the calendar year ended December 31, 1997 and the period from October 7, 1996 to December 31, 1996 have been used to conform with EAI's fiscal year end. For the purpose of the pro forma condensed combined operating data, EAI's unaudited results of operations for the six months ended June 30, 1998 and the audited results of operations for the fiscal years ended December 31, 1997 and 1996 have been combined with Transom's unaudited results of operations for the six months ended June 30, 1998, the calendar year ended December 31, 1997 and the period from October 7, 1996 to December 31, 1996. For the purpose of the pro forma condensed combined balance sheet data, EAI's unaudited consolidated balance sheet as of June 30, 1998 has been combined with Transom's unaudited balance sheet as of June 30, 1998, giving effect to the Merger as if it had occurred on the first day of the earliest period presented.

     Pro forma operating data for the six months ended June 30, 1998 and the year ended December 31, 1997 include the results of Sense8 Corporation ("Sense8"), which EAI acquired on June 17, 1998.

     Pro forma operating data for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 and pro forma balance sheet data at June 30, 1998 include the results of Variation Systems Analysis, Inc. ("VSA"). EAI signed a definitive agreement to acquire VSA on July 29, 1998, which was amended and restated as of August 5, 1998, with the transaction expected to close during the third quarter of 1998. VSA's fiscal year ends on June 30, therefore, VSA's unaudited results for the six months ended June 30, 1998 and the calendar years ended December 31, 1997 and 1996 and balance sheet data at June 30, 1998 have been used to conform to EAI's fiscal year.

     The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Sense8 and VSA acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor is such data necessarily indicative of the future consolidated operating results or financial position of EAI. The summary unaudited pro forma condensed combined financial data do not give effect to any cost savings which may result from the integration of the Sense8, VSA and Transom operations. In connection with the Sense8 acquisition, $9.1 million of purchased in-process research and development was charged against earnings in the second quarter of 1998 in accordance with generally accepted accounting principles.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

EAI AND SENSE8

                                                   SIX MONTHS        FISCAL YEAR         FISCAL YEAR
                                                      ENDED             ENDED               ENDED
                                                  JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                  -------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $34,322          $ 53,590             $27,189
  Income (loss) from operations.................      (8,889)          (11,142)              3,634
  Net income (loss).............................      (9,202)          (12,626)              2,567
  Earnings (loss) per share.....................       (0.90)            (1.41)               0.30

                                                                  AS OF
                                                              JUNE 30, 1998
                                                              -------------
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................................     $84,140
  Long-term debt and capital lease obligations..............       1,517
  Stockholders' equity......................................      69,876

EAI, SENSE8 AND TRANSOM


                                                   SIX MONTHS        FISCAL YEAR         FISCAL YEAR
                                                      ENDED             ENDED               ENDED
                                                  JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                  -------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $35,341          $ 54,392             $27,208
  Income (loss) from operations.................      (9,574)          (12,864)              3,500
  Net income (loss).............................      (9,629)          (13,665)              2,483
  Earnings (loss) per share.....................       (0.92)            (1.49)               0.28


                                                                   AS OF
                                                               JUNE 30, 1998
                                                               -------------
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................................      $88,119
  Long-term debt and capital lease obligations..............        1,658
  Stockholders' equity......................................       71,918

EAI, SENSE8 AND VSA


                                                   SIX MONTHS        FISCAL YEAR         FISCAL YEAR
                                                      ENDED             ENDED               ENDED
                                                  JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                  -------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $44,071          $ 70,605             $44,076
  Income (loss) from operations.................      (8,095)          (11,430)              4,317
  Net income (loss).............................      (8,813)          (12,839)              2,917
  Earnings (loss) per share.....................       (0.82)            (1.36)               0.32


                                                                   AS OF
                                                               JUNE 30, 1998
                                                               -------------
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................................      $90,133
  Long-term debt and capital lease obligations..............        2,060
  Stockholders' equity......................................       67,552

EAI, SENSE8, TRANSOM AND VSA


                                                   SIX MONTHS        FISCAL YEAR         FISCAL YEAR
                                                      ENDED             ENDED               ENDED
                                                  JUNE 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                  -------------   -----------------   -----------------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $45,090          $ 71,407             $44,095
  Income (loss) from operations.................      (8,780)          (13,152)              4,183
  Net income (loss).............................      (9,240)          (13,878)              2,833
  Earnings (loss) per share.....................       (0.84)            (1.43)               0.30


                                                                   AS OF
                                                               JUNE 30, 1998
                                                               -------------
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................................      $94,112
  Long-term debt and capital lease obligations..............        2,201
  Stockholders' equity......................................       69,594

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain unaudited historical per share data of EAI and Transom and certain unaudited per share data on a pro forma basis after giving effect to the Sense8 and VSA acquisitions as if Sense8 had been acquired at the beginning of 1997 and VSA had been acquired at the beginning of 1996 and to the Merger on a pooling-of-interests basis. This data should be read in conjunction with the selected historical financial data and the unaudited pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements of EAI incorporated by reference herein and of Transom appearing elsewhere herein. The pro forma combined data are not necessarily indicative of the operating results or financial position that would have been achieved if the Sense8 or VSA acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor are they necessarily indicative of the future consolidated operating results or financial position of EAI.


                                                           SIX MONTHS   FISCAL YEAR    FISCAL YEAR
                                                             ENDED         ENDED          ENDED
                                                            JUNE 30,    DECEMBER 31,   DECEMBER 31,
                                                              1998          1997           1996
                                                           ----------   ------------   ------------
EAI HISTORICAL
  Net income (loss) per share............................    $(0.71)       $(0.19)        $0.30
  Book value per share...................................      6.71
TRANSOM HISTORICAL
  Book value per share...................................      0.35
VSA HISTORICAL
  Book value per share...................................     12.73
PRO FORMA COMBINED DATA
EAI AND SENSE8
  Net income (loss) per share............................    $(0.90)       $(1.41)        $0.30
  Book value per share...................................      6.71
EAI, SENSE8 AND TRANSOM
  Net income (loss) per share............................     (0.92)        (1.49)         0.28
  Book value per share...................................      6.73
EAI, SENSE8 AND VSA
  Net income (loss) per share............................     (0.82)        (1.36)         0.32
  Book value per share...................................      6.14
EAI, SENSE8, TRANSOM AND VSA
  Net income (loss) per share............................     (0.84)        (1.43)         0.30
  Book value per share...................................      6.17
PRO FORMA EQUIVALENT DATA
EAI, SENSE8 AND TRANSOM
  Net income (loss) per share............................    $(0.02)       $(0.04)        $0.01
  Book value per share...................................      0.19
EAI, SENSE8 AND VSA
  Net income (loss) per share............................     (0.02)        (0.04)         0.01
  Book value per share...................................      0.17
EAI, SENSE8, TRANSOM AND VSA
  Net income (loss) per share............................     (0.02)        (0.04)         0.01
  Book value per share...................................      0.17

                                  RISK FACTORS

     Certain matters discussed in this Proxy Statement/Prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described below. Many of these factors are beyond EAI's ability to predict or control. Transom stockholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Transom stockholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to the other information in this Proxy Statement/Prospectus, the following factors should be considered carefully by Transom stockholders in evaluating EAI and its business before approving the Merger Agreement.

FIXED EXCHANGE RATIO DESPITE CHANGE IN EAI STOCK PRICE

     The consideration to be received in the Merger by holders of Transom Common Stock (on a fully converted basis) will be based on a fixed number of shares of EAI Common Stock. See "The Merger -- Merger Consideration." The fixed exchange ratio will not be adjusted in the event of any increase or decrease in the market price of EAI Common Stock between the date hereof and the Effective Time. The price of EAI Common Stock at the Effective Time may be higher or lower than its price on the date of this Proxy Statement/Prospectus. Such variations may be the result of changes in the business operations or prospects of EAI, general market and economic conditions or other factors.

IMPACT OF ACQUISITIONS

     In addition to the Merger, EAI is also in the process of consummating another acquisition. See "Information Concerning EAI." As a consequence of these acquisitions, EAI will grow in size and will broaden the range of products that it offers. Any acquisition, however, involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operations of the acquired business. EAI's ability to integrate the operations of acquired companies is important to its future success. There can be no assurance as to EAI's ability to integrate new businesses nor as to its success in managing the larger operations resulting therefrom. Even though an acquired business may have experienced profitability and growth as an independent company prior to its acquisition by EAI, there can be no assurance that such profitability and growth will continue thereafter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger will have certain federal income tax consequences to Transom and holders of Transom Common Stock. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. An opinion will be obtained from Ernst & Young LLP that, subject to the conditions stated in the opinion, the Merger will qualify as part of a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code("the Code"). However, such opinion will be based upon certain facts and representations provided by the managements of EAI and Transom and by certain stockholders of Transom, the inaccuracy of which could affect the conclusion reached in the opinion. Further, such opinion is not binding on the Internal Revenue Service. If the Merger does not qualify as part of a tax free reorganization under Section 368(a) of the Code, the Merger will be taxable to the Transom stockholders. See "The Merger -- Certain Federal Income Tax Consequences."

VARIABILITY OF OPERATING RESULTS

     EAI has experienced and expects to continue to experience fluctuations in its quarterly results. EAI's revenues are affected by a number of factors, including the timing of the introduction of new software and interactive products by EAI and its competitors, seasonality of certain customer purchasers, product mix, general economic conditions and EAI's ability to obtain agreements from publishers and distributors to market EAI's products. EAI's operating results also will vary significantly depending on changes in pricing, changes in customer budgets and the volume and timing of orders received during the quarter, which are difficult to forecast. As a result of the foregoing and other factors, EAI may experience material fluctuations in future revenues and operating results on a quarterly or annual basis. Therefore, EAI believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

TECHNOLOGICAL CHANGE AND MARKET ACCEPTANCE

     EAI's success depends on its ability to develop and sell new products, develop site licensing agreements with major manufacturers in the automotive, aerospace, heavy equipment and other manufacturing industries, develop its 3D and 2D software products for new platforms and continue to produce high-quality interactive products in a timely and cost-effective manner. In addition, EAI must continually anticipate, and adapt its products to, emerging computer technologies and capabilities, such as enhanced graphics, sound, music, video and speech generation. The life cycles of EAI's products are difficult to estimate because the markets that EAI targets are in the early stages of development and because of uncertainties arising from the effect of future product enhancements, future developments in hardware and software technology and future competition. If EAI's products become outdated and lose market share or if new products or existing product upgrades are not introduced when demanded by the market or are not accepted by the market, EAI's revenues and operating results could be materially adversely affected. There is no assurance that EAI will be able to introduce new products on a timely basis or that such new products will be accepted in the market.

DEPENDENCE ON EMERGING MARKET FOR SOFTWARE PRODUCTS AND CUSTOMER CONCENTRATION

     The market for enterprise-wide visualization software products in the automotive, aerospace, heavy equipment and other manufacturing industries is emerging and dependent on a number of variables, including customer preferences and the rate of adoption of new technology. There can be no assurance that this market will continue to grow or that EAI's software products will be accepted by the market. EAI's growth is dependent in large part on significant demand for its software products. In addition, as EAI markets its product visualization software as an enterprise-wide solution, there can be no assurance that large customers will be willing to invest in EAI's products on a company-wide basis or that users outside the design and engineering areas will adopt EAI's product visualization software products. In 1997, sales of software products to one customer accounted for 19% of EAI's revenues. There can be no assurance that EAI will be able to continue to sell software products to this customer at 1997 levels or, if it fails to do so, that EAI will be able to replace this customer with new customers.

DEPENDENCE ON EMERGING MARKET FOR INTERACTIVE SOFTWARE PRODUCTS

     The market for interactive multimedia software products is emerging and dependent on a number of variables, including consumer preferences, shipments of multimedia personal computers, the installed base of multimedia personal computers and the number of other publishers creating interactive software products. There can be no assurance that this market will continue to grow. The market for games and educational multimedia software is characterized by rapid changes in computer hardware and software technology and is highly competitive with respect to timely product innovation. EAI's near-term growth is dependent in part on significant demand for interactive products and the recognition by publishers of EAI's ability to produce products that are well received by the market. EAI typically contracts with a publisher to receive a development fee and royalties on sales; however, EAI does not typically receive royalty revenues from a product until the publisher achieves a minimum level of sales of the product, which generally does not occur immediately after delivery of the product to the publisher, if at all. There can be no assurance that EAI's new interactive products will be accepted by the market or that EAI will be able to respond effectively to the evolving requirements of the market.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE INTERACTIVE SOFTWARE PRODUCTS

     EAI's strategy has relied upon third parties to market and distribute its interactive products. EAI does not have an exclusive relationship with any of the current distributors of its interactive products. EAI's relationships with publishers have generally involved contracts that address a single product or title for a specific market area and have not constituted a continuing marketing and distribution agreement. There can be no assurance that EAI's relationships with publishers will continue or that EAI will be able to find other means to market and distribute its interactive products. Failure to continue such relationships, establish new relationships or develop independent means of marketing and distributing interactive products could have a material adverse effect on EAI's revenues and operating results.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE CERTAIN SOFTWARE PRODUCTS

     In addition to marketing EAI's software products directly to end users, EAI has contractual relationships with Hewlett-Packard to jointly market and with Unigraphics Solutions and Structural Dynamics Research Corp. ("SDRC") to jointly market and distribute certain of EAI's software products. Although these contracts represent a significant marketing and distribution opportunity for EAI's software products, there can be no assurance that these contractual relationships will be successful in creating significant sales or that these relationships will be continued beyond their contract terms.

MANAGEMENT OF GROWTH AND INTERNATIONAL EXPANSION

     EAI has experienced and may continue to experience rapid growth, which could place a significant strain on EAI's employees, operating procedures, financial resources and information systems. EAI plans to introduce a significant number of new products, increase its production capacity and development expenditures, expand its sales and marketing initiatives and hire additional employees. Such activities will require significant managerial expertise. If EAI is unable to manage its growth effectively, EAI's revenues, operating results and financial condition could be materially adversely affected. In addition, in connection with EAI's plans to increase its sales and marketing presence in Europe and Asia, EAI will be incurring expenses in advance of revenues. If EAI is unsuccessful in generating sufficient revenues to recover these expenses or is unable to hire, train and retain experienced international sales and marketing personnel, EAI's revenues, operating results and financial condition could be adversely affected. Increased international activity could also expose EAI to foreign currency fluctuations, foreign labor laws and other unforeseen problems.

COMPETITION

     EAI expects significant competition in each of its two product lines:

  Software Products

     Large computer companies or companies competing in the computer-aided design ("CAD"), computer-aided engineering ("CAE"), computer-aided manufacturing ("CAM") and product data management ("PDM") markets could offer products with the same or similar functionality as offered by EAI. Such companies, some of which have substantially greater financial and other resources than EAI, include Autodesk, Inc., Dassault Systemes S.A., Division plc., International Business Machines Corporation, Microsoft Corporation, Parametric Technology Corporation, SDRC and Silicon Graphics, Inc. Although EAI believes it has a technological advantage over potential competitors in these markets, maintaining its advantage will require continuing investment by EAI in research and development and sales and marketing. There can be no assurance that EAI will have sufficient resources to make such investments or that such investments will be successful.

  Interactive Products

     The interactive software industry is intensely competitive. EAI's sales to the educational and consumer markets may be adversely affected by the increasing number of competitive products. EAI's interactive software products will compete directly against other educational and consumer software products, including multi-player Internet games. EAI's competitors in this area include a large number of companies, some of which have substantially greater financial, technical, marketing and other resources than EAI, such as Broderbund Software, Inc., Cendant Corporation International, Digital Domain Inc., GT Interactive Software Corp. and SoftKey International Inc. Moreover, large corporations, such as Microsoft Corporation and The Walt Disney Company, which have substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for consumer software.

     While EAI believes that most special effects firms target the feature film and advertising markets, these firms could refocus their efforts in the commercial markets, an area in which EAI derives a portion of its interactive product revenue. These special effects firms, some of which have substantially greater financial, technical, marketing and other resources than EAI, include Dreamworks SKG, Industrial Light and Magic (a division of Lucasfilm Limited) and Pixar. In addition, a large number of small companies provide custom animations to commercial markets as a complement to their primary business of studio film production, engineering consulting and communications consulting.

YEAR 2000 COMPLIANCE

     EAI has developed and implemented a plan to upgrade its information technology in order to prepare for the year 2000 and has completed conversion of all critical data processing systems. Management believes that all of EAI's systems and applications are year 2000 compliant or will be by January 1, 1999. EAI has also initiated communications with its significant vendors to determine the extent to which EAI's systems may be vulnerable to third parties' failure to remediate their own year 2000 issues. Management currently does not anticipate such a failure to be an issue; however, operating results could be impacted if the systems of other companies with whom EAI transacts business are not compliant in a timely manner.

PROTECTION OF PROPRIETARY RIGHTS

     EAI's success and ability to compete are dependent in part upon its extensive proprietary technology and databases. EAI relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and non-competition agreements and other methods to protect its proprietary rights. There can be no assurance that these measures will prevent EAI's competitors from obtaining or using EAI's proprietary technology and databases. Certain of EAI's products include mechanisms intended to prevent or inhibit unauthorized copying. In addition, EAI packages its software products with license agreements, which prohibit unauthorized copying of such products. Unauthorized copying does, however, occur in the software industry, and if a significant amount of unauthorized copying of EAI's products were to occur, EAI's revenues and operating results could be adversely affected. The laws of certain countries in which EAI's products are or may be distributed do not protect EAI's products and proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against EAI in the future with respect to current or future products, or that any such assertion will not require EAI to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON KEY PERSONNEL

     EAI's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. EAI's key employees may voluntarily terminate their employment with EAI at any time. Competition for such employees is intense, and the process of locating key technical and management personnel with the combination of skills and attributes required to execute EAI's strategy can be lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect on EAI's revenues, operating results and financial condition. EAI maintains key person insurance covering certain of its executive officers; however, the amount of insurance may not be sufficient to offset EAI's loss of the services of any of its executive officers.

RISK OF LIABILITY CLAIMS BY CUSTOMERS

     Although EAI has not experienced product liability claims by customers, EAI could experience such claims in the future. EAI's interactive software products carry a disclaimer that the products should not be used for diagnostic or treatment purposes and are only for educational and medical reference purposes. EAI has general liability insurance and insurance for errors and omissions in the content of its products. If a liability claim were to be made, there can be no assurance that EAI would be successful in defending against the claim or, if unsuccessful, that the amount of insurance coverage, if any, would be sufficient to pay the claim.

SHARE PRICE VOLATILITY

     The trading price of the EAI Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by EAI or its competitors, general conditions in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the EAI Common Stock.

ANTI-TAKEOVER PROVISIONS

     EAI's Certificate of Incorporation and By-laws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving EAI. These provisions are intended to encourage any person interested in acquiring EAI to negotiate with and obtain the approval of EAI's Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of EAI not approved by its Board of Directors in which EAI's stockholders might receive an attractive value for their shares or that a substantial number or even a majority of EAI's stockholders might believe to be in their best interest. As a result, EAI stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of EAI Common Stock at a premium, as well as create a depressive effect on the market price of the shares of EAI Common Stock. In addition to the EAI Common Stock, EAI's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. EAI has no current plans to issue any shares of preferred stock; however, because the rights and preferences for any series of preferred stock may be set by EAI's Board of Directors in its sole discretion, EAI may issue preferred stock that has rights and preferences superior to the rights of holders of shares of the EAI Common Stock and thus may adversely affect the rights of holders of shares of the EAI Common Stock. In addition, EAI's Board of Directors has adopted a Stockholders Rights Plan that may have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deem to be in their best interests). See "Rights of EAI Stockholders and Transom
Stockholders -- Description of EAI Stock."

DIVIDENDS

     EAI has not paid any cash dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that EAI will ever pay a cash dividend. See "Dividend Policy."

                           THE SPECIAL MEETING OF THE
                              TRANSOM STOCKHOLDERS

DATE, TIME AND PLACE


     The special meeting (the "Meeting") of the stockholders of Transom Technologies, Inc., a Delaware corporation ("Transom"), will be held on September 22, 1998 at the Philadelphia Country Club located at 1601 Spring Mill Road, Gladwyne, Pennsylvania 19035 at 9:00 a.m., Eastern Time.


PURPOSE OF THE MEETING


     At the Meeting, the stockholders of Transom will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger dated as of August 19, 1998 (the "Merger Agreement") between Engineering Animation, Inc., a Delaware corporation ("EAI"), and Transom, pursuant to which, among other things, Transom will merge with and into EAI (the "Merger"). See "The Merger."


RECORD DATE


     Only holders of record of Transom Common Stock, par value $0.001 per share (the "Transom Common Stock"), and Transom Series B Convertible Preferred Stock, par value $0.001 per share (the "Transom Series B Preferred Stock" and, together with the Transom Common Stock, the "Transom Voting Stock"), at the close of business on August 20, 1998 (the "Record Date") are entitled to vote at the Meeting. At the close of business on the Record Date, there were 1,650,800 shares of Transom Common Stock and 4,650,000 shares of Transom Series B Preferred Stock outstanding, each of which is entitled to one vote at the Meeting.


REQUIRED VOTE

     The representation in person or by proxy of at least a majority of the issued and outstanding shares of Transom Voting Stock is necessary to establish a quorum for the transaction of business at the Meeting. According to the Delaware General Corporation Law (the "DGCL") and Transom's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of the Transom Voting Stock is necessary to approve the Merger Agreement.

     On the Record Date, directors and executive officers of Transom and their affiliates had the right to vote approximately 15.08% of all issued and outstanding shares of Transom Voting Stock. See "Information Concerning Transom -- Security Ownership."

     The approval of EAI's stockholders is not required for EAI to consummate the Merger.

PROXIES

     All shares of Transom Voting Stock represented by properly executed and unrevoked proxies that are received prior to or at the Meeting will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted FOR approval of the Merger Agreement. Stockholders are urged to mark the box on the proxy to indicate how their shares are to be voted.

     If an executed proxy is returned and the stockholder has abstained from voting on approval of the Merger Agreement, the shares of Transom Voting Stock represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of Transom Voting Stock, abstentions will have the same effect as a vote against approval of the Merger Agreement.

     It is not expected that any matter other than those referred to in this Proxy Statement/Prospectus will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

     Any Transom stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) providing written notice to the Secretary of Transom at 201 South Main Street, Suite 300, Ann Arbor, Michigan, 48104, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                                   THE MERGER

     Set forth below is a brief description of various provisions of the Merger Agreement with references to specific sections. This summary does not purport to be complete and is qualified in its entirety by reference to the complete Merger Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated by reference herein. The stockholders of Transom are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     In 1997, EAI identified Transom as a producer of human modeling software that could be used in conjunction with EAI's visualization software. On October 31, 1997, EAI and Transom entered into a Licensing Agreement, pursuant to which EAI received the right to use certain of Transom's software in return for the payment of license fees and royalties. Since that time, EAI and Transom have worked in cooperation on development contracts for certain major industrial customers. On May 8, 1998, James Price, President and Chief Executive Officer of Transom, called Martin Vanderploeg, Executive Vice President of EAI, to discuss a business combination between EAI and Transom. Mr. Price and Dr. Vanderploeg agreed in their call to further explore a business combination between the parties. Mr. Price informed the members of the Transom Board of the nature of his discussion with Dr. Vanderploeg.

     On May 13, 1998, Mr. Price and Timothy Mayleben, Transom's Vice President and Chief Financial Officer, met at EAI's Ames, Iowa headquarters with Dr. Vanderploeg and Jerome Behar, EAI's Vice President of Finance and Chief Financial Officer. At the meeting, the parties discussed the possible terms of a business combination between the two companies, including structure and price.

     On June 2, 1998, Frank Slattery, the Chairman of the Transom Board of Directors, and Messrs. Price and Mayleben met at EAI's Iowa headquarters to further discuss the terms of a potential merger between the two companies. At this all-day meeting, the Transom contingent met with several EAI executives, including Matthew Rizai (Chairman, CEO and President), Michael Barry (Vice President and Co-General Manager of EAI's Software Business Unit), Jamie Wade (Vice President of Administration and General Counsel), and Mr. Behar.

     On June 16, 1998, Messrs. Barry and Behar visited Ann Arbor, Michigan accompanied by Michael Jablo, Vice President and Co-General Manager of the Software Business Unit for EAI, and met for continued business discussions with Messrs. Price and Mayleben as well as Kurt Skifstad, Transom's Vice President and Chief Technology Officer. Throughout the discussions in May and June, Transom management kept the Transom Board informed as to the status of their discussions with EAI.

     On July 9, 1998, the parties executed a non-binding letter of intent that documented their agreement in principle with respect to a potential merger between the two companies.

     Between July 9, 1998 and July 27, 1998, numerous telephone conversations occurred to address the terms of the merger. In addition, Messrs. Behar and Barry visited Transom headquarters in Ann Arbor, Michigan on July 15, 1998 and met with Messrs. Price and Mayleben and Dr. Skifstad, to further the discussion.

     On July 28, 1998, the Transom Board of Directors reviewed the form of the Merger Agreement and the ancillary agreements, and approved such agreements. On July 29, 1998, the parties executed the Merger Agreement.

TRANSOM'S REASONS FOR THE MERGER

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described in "Risk Factors." Many of these factors are beyond Transom's ability to predict or control. Transom stockholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Transom stockholders should not infer that there has been no change in the affairs of Transom or EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. Transom and EAI disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     Complementary Technologies. Transom will be able to leverage EAI's investment in graphics, database management, large-model visualization, CAD translators, multi-platform support, and web integration to provide more robust solutions to its existing customers.

     Economies of Scale. Transom will have access to EAI's worldwide distribution and support, and to EAI's existing customer base. Based on this access, Transom anticipates more efficient and accelerated sales. In addition, access to EAI's existing infrastructure for finance, administration and marketing is expected to result in more cost-effective operations.

     Stockholder Liquidity. The proposed Merger will provide liquidity in the public market for Transom's stockholders and option holders by replacing the illiquid Transom Common Stock and Transom Preferred Stock (as hereinafter defined) and options with publicly-traded EAI Common Stock and options to purchase EAI Common Stock.

     In the course of its deliberations, the Transom Board reviewed and considered the following additional factors: (i) the additional terms and conditions of the Merger Agreement, including the amount and form of the consideration; (ii) information regarding EAI's and Transom's respective businesses, prospects, financial performance, financial condition, operations and technology; (iii) the expectation that the Merger will permit Transom stockholders to exchange their shares of Transom Common Stock and Transom Preferred Stock for EAI Common Stock on a tax-free basis; (iv) an evaluation by the Transom management of the historical strategic relationship between Transom and EAI; (v) Transom's financial condition; and (vi) the economic alternatives currently available to Transom.

     The Transom Board also considered the following potentially negative factors: (i) the potential disruption of Transom's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of Transom and EAI; (ii) the various conditions to the Merger and the possibility that the Merger might not be consummated; (iii) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (iv) the other risks described above under "Risk Factors."

     The foregoing discussion of the information and factors considered and given weight by the Transom Board is not intended to be exhaustive. In the view of the variety of factors considered in connection with its evaluation of the Merger, the Transom Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors and information considered in reaching its determination. In addition, individual members of the Transom Board may have given different weights to different factors. Moreover, there can be no assurance that any of the expectations set forth in the preceding paragraphs will be fulfilled or that any of the expected benefits of the Merger will be realized.

TRANSOM BOARD APPROVAL AND RECOMMENDATION OF THE MERGER

     For the reasons stated above under "-- Transom's Reasons for the Merger", the Transom Board believes that the Merger Agreement is fair to, and in the best interests of, Transom and the holders of Transom Common Stock and Transom Preferred Stock.

     THE BOARD OF DIRECTORS OF TRANSOM UNANIMOUSLY HAS APPROVED THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF TRANSOM VOTE FOR ITS ADOPTION.

EAI'S REASONS FOR THE MERGER

     Certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially include, among others, those factors described in "Risk Factors." Many of these factors are beyond EAI's ability to predict or control. Transom stockholders are cautioned not to put undue reliance on forward-looking statements, which statements have been made as of the date of this Proxy Statement/Prospectus and Transom stockholders should not infer that there has been no change in the affairs of EAI since the date hereof that would warrant any modification of any forward-looking statement made in this Proxy Statement/Prospectus. EAI disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     This Merger fits with EAI's growth strategy to provide customers with a portfolio of integrated product data visualization solutions. In particular, by providing a human factors perspective, Transom's human modeling and simulation software products will broaden the array of problems EAI's customers can solve. For example, Transom's Transom Jack product is a 3D graphics software system that enables users to easily populate digital environments with human models of any size and to pose them and assign them tasks. Users can then interactively evaluate how the digital people perform their function, how they fit or interact with their environment, and how and why they become injured. The benefits of EAI's enhanced products will be applicable in a variety of environments, including design, engineering and manufacturing. Embedding Transom's human modeling technology into EAI's visualization and digital prototyping software will allow EAI to establish a base upon which it can provide a broader range of technology-rich solutions for human simulation in human-centered product design, industrial task simulation and immersive viewing applications. Furthermore, EAI anticipates that the addition of Transom's current software products will broaden EAI's product offerings to current customers and attract new customers.

MERGER CONSIDERATION

     Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time, (i) Transom will merge with and into EAI, (ii) each outstanding share of Transom Common Stock (other than dissenting shares and shares to be canceled pursuant to clause (iii) below) will be converted into the right to receive that number of shares of EAI Common Stock equal to the Exchange Ratio (as defined below), and (iii) each share of Transom Common Stock owned by Transom as treasury shares or owned directly or indirectly by Transom or EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. [Article II]


     Pursuant to the Merger Agreement, the exchange ratio in the Merger (the "Exchange Ratio") will be determined as follows: each share of Transom Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) 235,000 divided by (y) the sum of (i) the total number of shares of Transom Common Stock outstanding immediately prior to the Effective Time (but after the conversion of the Transom Warrants (as defined below) and the Transom Preferred Stock (as defined below) into Transom Common Stock) plus (ii) the number of shares of Transom Common Stock issuable upon the exercise of all outstanding options to purchase Transom Common Stock. Based on the number of shares of Transom Common Stock and Transom Preferred Stock and the number of Transom options and Transom warrants to purchase Transom Common Stock and Transom Preferred Stock outstanding on the Record Date, the Exchange Ratio would be 0.027757 shares of EAI Common Stock per share of Transom Common Stock. [Article II]


EFFECTIVE TIME OF THE MERGER

     "Effective Time" shall mean the time and date at which the Merger becomes effective. The Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, which is expected to occur not later than two business days after the satisfaction or waiver of the conditions precedent to the Merger. [Section 1.3] See "-- Conditions to Closing."

CONVERSION OF WARRANTS TO ACQUIRE TRANSOM COMMON STOCK

     Under the terms of the Transom Warrants (as hereinafter defined), Transom has the ability to cause the Transom Warrants to be converted into shares of Transom Common Stock under certain circumstances, including the Merger. Assuming the Merger is approved by the Transom stockholders and the other conditions to the Merger are satisfied (including that the price per share of EAI Common Stock is greater than $42.00), at or prior to the Effective Time, each of the issued and outstanding warrants (the "Transom Warrants") to purchase shares of Transom Series A Preferred Stock (as hereinafter defined) will be fully converted into shares of Transom Common Stock on a one share of Transom Series A Preferred Stock issuable under such Transom Warrant for one share of Transom Common Stock basis pursuant to the terms of the Transom Warrants. All of the Transom Warrants and/or Transom Series A Preferred Stock will be converted into Transom Common Stock pursuant to the Merger Agreement and will no longer be outstanding and will automatically be canceled and cease to exist after such conversion. Each warrant or certificate previously representing any such Transom Series A Preferred Stock (or the right to purchase Transom Series A Preferred Stock) will thereafter represent the right to receive that number of shares of Transom Common Stock. [Section 2.3]

CONVERSION OF TRANSOM PREFERRED STOCK

     Under the terms of the Transom Preferred Stock (as hereinafter defined), Transom has the ability to cause the Transom Preferred Stock to be converted into shares of Transom Common Stock under certain circumstances, including the Merger. Assuming the Merger is approved by the Transom stockholders and the other conditions to the Merger are satisfied (including that the price per share of EAI Common Stock is greater than $42.00), at or prior to the Effective Time, each issued and outstanding share of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, of Transom (the "Transom Series A Preferred Stock"), and Series B Convertible Preferred Stock, par value $0.001 per share, of Transom (the "Transom Series B Preferred Stock" and, together with the Transom Series A Preferred Stock, the "Transom Preferred Stock"), will be converted into one share of Transom Common Stock. All of the shares of Transom Preferred Stock converted into Transom Common Stock will no longer be outstanding and will automatically be canceled and cease to exist after such conversion. Each certificate previously representing any such share of Transom Preferred Stock will thereafter represent the right to receive that number of shares of Transom Common Stock. [Section 2.4]

CONVERSION OF SHARES IN THE MERGER

     All of the shares of Transom Common Stock converted into EAI Common Stock pursuant to the Merger will no longer be outstanding and will automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such Transom Common Stock (a "Transom Certificate") will thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of Transom Common Stock represented by such Transom Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Transom Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then EAI and Transom have agreed that an appropriate and proportionate adjustment will be made to the Exchange Ratio. [Section 2.5(c)]

     EAI will issue only whole shares of EAI Common Stock in connection with the Merger. Each holder of Transom Common Stock who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive an amount of cash (without interest) determined by multiplying the (i) EAI Stock Value (which will be the average of the high and low per share sale price of EAI Common Stock, as reported on the Nasdaq Stock Market National Market (the "NNM"), for the second trading day prior to the closing of the Merger (the "Closing"), as reported in the NNM listings published in the Wall Street Journal) by (ii) the fractional share interest (rounded to six decimal places) to which such holder would otherwise be entitled. See "The Merger -- Exchange of Certificates." [Section 2.5(b)]

     At the Effective Time, all shares of Transom Common Stock that are owned by Transom as treasury stock or owned, directly or indirectly, by Transom or EAI will be canceled and will cease to exist, and no stock of EAI or other consideration will be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Transom will become treasury stock of EAI. [Section 2.5(e)]

     After the Effective Time, there will be no transfers on Transom's stock transfer books of shares of Transom Common Stock or Transom Preferred Stock. [Section 2.5(f)]

EXCHANGE OF CERTIFICATES

     At or any time after the Closing, each stockholder of Transom shall have the right to deliver to EAI a properly completed letter of transmittal in a form reasonably satisfactory to EAI (the "Transmittal Letter") and Transom Certificates representing all of the issued and outstanding shares of Transom Common Stock owned by such stockholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature or kind whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Transom Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of the Merger Agreement and the Transmittal Letter, the holder of such Transom Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Transom Common Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Transom Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Transom Certificates. [Section 2.6(a)]

     If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Transom Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Transom Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable. [Section 2.6(b)]

     In the event any Transom Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Transom Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Transom Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to the Merger Agreement. [Section 2.6(c)]

OPTIONS TO ACQUIRE TRANSOM COMMON STOCK

     At the Effective Time, each outstanding option to purchase Transom Common Stock (the "Transom Options") shall be fully vested in accordance with the terms of the Transom Options and the Transom 1996 Equity Compensation Plan, as amended (the "Transom Option Plan"), and shall be assumed by EAI. Each such Transom Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Transom Option, (i) the same number of shares of EAI Common Stock as such Transom Option would have been exchangeable for had such Transom Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Transom Common Stock otherwise purchasable pursuant to such Transom Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Transom Option shall not include any fractional share and, upon exercise of such Transom Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. It is the intention of EAI and Transom that the Transom Options issued pursuant to the Transom Option Plan, which have been assumed by EAI pursuant to the terms of the Merger Agreement, to the extent that they pertain to the purchase of EAI Common Stock thereunder, shall continue to qualify as incentive stock options under Section 422 of the Code to the same extent immediately after the Closing as such Transom Options so qualified immediately prior to the Closing. As soon as practicable after the Effective Time, EAI shall deliver to the holders of Transom Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Transom Options shall be deemed to be appropriately amended so that such Transom Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Transom Options (subject to certain adjustments). [Section 2.7(a) and (b)]

     Within five business days following the Closing, EAI shall file a registration statement on Form S-8 with respect to the shares of EAI Common Stock subject to the Transom Option Plan and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements covering the Transom Options (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such options remain outstanding. [Section 2.7(c)]

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by EAI and by Transom. The representations and warranties of Transom relate to Transom and, more specifically, to the corporate organization and capital structure of Transom; Transom's authority to consummate the transactions contemplated by the Merger Agreement and the lack of conflicts with certain of Transom's other obligations; regulatory matters; the filing of required governmental reports; compliance with laws; Transom's financial statements; the absence of certain changes affecting Transom since March 31, 1998; the absence of legal proceedings or restrictions affecting Transom; tax matters; employee benefit matters; Transom's employment and labor relations; contractual matters; the absence of certain undisclosed liabilities; environmental matters; the tangible assets owned by Transom; real property matters; intellectual property matters; the notes and accounts receivable of Transom; the bank accounts, powers of attorney and guaranties granted by Transom; certain insurance matters; service contracts and warranties entered into by Transom; the disclosure of certain relationships between Transom and certain of its affiliates; the information to be included in the Registration Statement on Form S-4 (the "S-4"); broker's or finder's fees; certain customer relationships of Transom; and the lack of omissions in any disclosure to EAI. [Article III]

     EAI also makes various representations and warranties in the Merger Agreement relating to its corporate organization and capital structure; EAI's authority to consummate the Merger Agreement and the lack of conflicts with certain of its other obligations; regulatory matters; EAI's reports under the Exchange Act filed with the Commission; information to be included in this Proxy Statement/Prospectus; broker's or finder's fees; and the lack of omissions in any disclosure to Transom. [Article IV]

CONDUCT OF BUSINESS PENDING CONSUMMATION OF THE MERGER

     Transom has agreed that, prior to the Effective Time, it will conduct its business in the ordinary course consistent with past practice, use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, retain the services of its key officers and employees and take no action that would adversely affect or delay the ability of either of EAI or Transom to obtain the necessary governmental approvals necessary to consummate the transactions contemplated by the Merger Agreement. [Section 5.1]

     In addition, Transom has agreed that, prior to the Effective Time, it will not take any of the following actions without the prior written consent of EAI: incur any indebtedness for borrowed money or otherwise become liable for the obligations of another, or make any loan or advance; engage in certain actions regarding its capital structure; sell, transfer or encumber any properties or release any indebtedness or claims of third parties except in the ordinary course of business consistent with past practice; make an investment in a third party; enter into, amend or terminate certain contracts, except in the ordinary course of business consistent with past practice; take certain actions regarding compensation and benefits matters; settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; take any action that would prevent or impede the Merger from qualifying for "pooling-of-interests" accounting treatment, or as a tax free reorganization within the meaning of the Code; amend its certificate of incorporation or bylaws; or take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, any of the conditions to the Merger not being satisfied, or the violation of any provision of the Merger Agreement, except as may be required by applicable law. [Section 5.2]

CONDITIONS TO CLOSING

     The obligations of EAI and Transom to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired; (ii) all consents necessary to transfer all of Transom's rights, title and interest to its facilities in Ann Arbor, Michigan and Philadelphia, Pennsylvania must have been obtained in accordance with the lease, and shall remain in full force and effect; (iii) the EAI Common Stock to be issued in the Merger must have been authorized for listing on the NNM, subject to official notice of issuance; (iv) EAI must have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to the Merger and the Merger Agreement; (v) no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect, and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; (vi) the EAI Stock Value must be greater than or equal to $42.00 per share; (vii) the Merger Agreement and the transactions contemplated thereby must have been approved by holders owning a majority or more of the issued and outstanding shares of Transom Common Stock, Transom Series B Preferred Stock and, if required by law, Transom Series A Preferred Stock; (viii) the conversion of the Transom Warrants shall have been duly and validly effectuated; (ix) the conversion of the Transom Preferred Stock shall have been duly and validly effectuated; and (x) the S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission. [Section 7.1]

     The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Transom must be true and correct in all material respects (and in certain instances, true and correct in all respects) as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and Transom must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and EAI shall have received a certificate signed by Transom's chairman and president to that effect; (ii) holders of not more than 10% percent of the outstanding Transom Common Stock (on a fully-converted basis) shall have validly exercised their "dissenters' rights" pursuant to Section 262 of the DGCL; (iii) EAI must have received from each affiliate of Transom, an executed letter agreement substantially in the form attached to the Merger Agreement; (iv) Transom must have in its personnel files an executed copy of its confidentiality, noncompetition and nondisclosure agreement from each of its employees; (v) EAI shall have received a tax opinion from Ernst & Young LLP in the form attached to the Merger Agreement; (vi) EAI must have received from Ernst & Young LLP the "pooling-of-interests" letter described in the Merger Agreement and no governmental authority shall have taken or proposed any action, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any governmental authority that would prevent EAI from accounting for the business combination to be effected by the Merger as a "pooling of interests;" (vii) EAI must have received from Arthur Andersen LLP a letter as described in the Merger Agreement to the effect that Transom is a "poolable" entity for purposes of EAI's Consolidated Financial Statements under generally accepted accounting principles as in effect from time to time in the United States ("GAAP") and applicable rules and regulations of the Commission, and such letter shall not have been withdrawn or modified in any material respect; (viii) EAI must have received a legal opinion from Morgan, Lewis & Bockius LLP substantially in the form attached to the Merger Agreement and must have received from Transom such closing documents and certificates as EAI or its counsel shall reasonably request;

(ix) EAI must have received from Transom a Statement of Facts and Representations regarding tax matters substantially in the forms attached to the Merger Agreement; (x) there shall not have occurred any change in Transom that would have a material adverse effect on its business, properties, operations or financial condition; and (xi) each person who has been an officer of Transom at any time since June 1, 1998 shall have executed and delivered to EAI a release, in form satisfactory to EAI, of any rights to receive severance payments arising out of a resolution adopted by the Executive Committee of the Board of Directors of Transom on June 2, 1998. [Section 7.2]

     The obligation of Transom to effect the Merger is also subject to the satisfaction or waiver by Transom at or prior to the Effective Time of the following conditions: (i) the representations and warranties of EAI must be true and correct in all material respects (and in certain instances, true and correct in all respects) as of the Closing (except to the extent that such representations and warranties speak as of an earlier date), and EAI must have performed in all material respects all of its obligations pursuant to the Merger Agreement, and Transom must have received a certificate signed by EAI's chief executive officer or chief financial officer to that effect; (ii) Transom must have received a legal opinion from Jamie A. Wade, General Counsel of EAI, substantially in the form attached to the Merger Agreement, together with such closing documents and certificates as Transom or its counsel shall reasonably request; (iii) there shall not have occurred any change in EAI or its subsidiaries that would have a material adverse effect on the business, properties, operations or financial condition of EAI and its subsidiaries taken as a whole; (iv) Transom must have received from Arthur Andersen LLP the poolable entity letter described in the Merger Agreement; and (v) Transom must have received a tax opinion from Ernst & Young LLP in the form attached to the Merger Agreement. [Section 7.3]

     At any time prior to the Effective Time, the respective Boards of Directors of EAI and Transom may, to the extent legally allowed, amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of the parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance with any of the agreements or conditions contained therein. However, after the stockholders of Transom have approved the Merger Agreement and the consummation of the transactions contemplated thereby, no amendment, extension or waiver of the Merger Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Transom Common Stock may be effected unless the consent of the Transom stockholders is obtained. [Section 8.3]

TERMINATION AND TERMINATION FEE

     The Merger Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time by the written mutual consent of the EAI and Transom Boards of Directors, if the Board of Directors of each so determines by the vote of a majority of the members of the Board. The Merger Agreement may be terminated in certain other circumstances, as follows:

          (i) by either the Transom or the EAI Board of Directors, if any governmental authority required to grant a regulatory approval has denied approval of the Merger, or any governmental authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (ii) by either the Transom or the EAI Board of Directors (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if (x) there has been a material breach of any of the representations or warranties or any of the covenants or agreements contained in the Merger Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to October 31, 1998, (y) the Closing shall not have occurred on or before October 31, 1998, provided that neither Board of Directors shall be entitled to terminate the Merger Agreement pursuant to the foregoing clause (y) if the reason the Closing has not occurred by such date is because any governmental authority that is required to grant a regulatory approval in connection with the Merger has failed to act, the Meeting shall not have occurred in accordance with the requirements of the DGCL, or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before December 31, 1998; or

          (iii) by the Transom Board of Directors (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Transom and its stockholders; provided, however, that if such action is taken by Transom, then within two days of such termination, Transom shall reimburse EAI for its out-of-pocket expenses (not to exceed $150,000) incurred in connection with the transactions contemplated by the Merger Agreement; and provided, further, that if Transom consummates any transaction pursuant to a Takeover Proposal (as defined below) (x) within 12 months following the date of the Merger Agreement, or (y) pursuant to a definitive agreement executed by Transom during such 12-month period, then Transom shall also promptly pay to EAI $372,000 upon the occurrence of such a transaction; provided, however, if the Meeting shall have occurred and the Transom stockholders have voted with respect to approval of the Merger and the vote necessary to approve the Merger is not received, then the Merger Agreement shall automatically terminate as of the date of the Meeting and, within 2 days of such termination, Transom will pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated in the Merger Agreement. [Section 8.1]

NO SOLICITATIONS

     The Merger Agreement places certain restrictions on the extent to which Transom may negotiate with prospective purchasers other than EAI. The Merger Agreement specifically provides that Transom shall not, and it shall use its reasonable efforts to cause its directors, officers and employees, and all investment bankers, attorneys or other advisors or representatives retained by Transom not to, (i) solicit or encourage the submission of any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal or (iv) enter into any agreement with respect to any Takeover Proposal. [Section 6.8(a)]

     Notwithstanding the foregoing paragraph, the directors, executive officers or stockholders of Transom, or the investment bankers, attorneys, or other advisors or representatives of Transom may participate in discussions or negotiations with, or furnish information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Transom's receipt thereof, including the identity of the party making the Takeover Proposal and the material terms thereof; (ii) such third party has made a written Takeover Proposal to the Transom Board of Directors, which proposal identifies a price or range of values to be paid and after consultation with Transom's investment bankers, the Transom Board of Directors has determined that such Takeover Proposal is financially more favorable to the stockholders of Transom than the terms of the Merger; (iii) the Transom Board of Directors reasonably believes after consultation with Transom's investment bankers, that such third party is financially capable of consummating the transactions specified in such Takeover Proposal; and (iv) the Transom Board of Directors has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to (x) furnish information to and negotiate with such third party, (y) make or authorize any statement or recommendation in support of any Takeover Proposal, or (z) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, however, Transom is prohibited from providing any non-public information to such third party unless
(A) Transom has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Transom intends to disclose, and (B) Transom provides such non-public information pursuant to a nondisclosure agreement in a form substantially similar to that certain Mutual Non-Disclosure Agreement dated August 27, 1997 between Transom and EAI. In addition to the foregoing requirements, Transom shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. [Section 6.8(b)]

     Upon compliance with the requirements in the preceding paragraph, Transom is entitled to terminate the Merger Agreement, although Transom may then be obligated to make certain payments to EAI. See "-- Termination and Termination Fee." [Section 6.8(c)]

     For purposes of the Merger Agreement, "Takeover Proposal" is defined as any proposal or offer for a merger, consolidation or other business combination involving Transom or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Transom, other than by EAI as contemplated by the Merger Agreement. [Section 6.8(d)]

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the approval by the Transom Board of the Merger, stockholders should be aware that certain members of the Transom Board and senior management of Transom have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, Transom stockholders generally. It is also expected that certain officers of Transom will receive offers of employment from EAI on terms similar to other non-executive EAI management employees. In 1997, EAI entered into an agreement with WAMWare Ltd. ("WAMWare") for WAMWare and its affiliated companies to provide software related consulting services to EAI. WAMWare is owned by Wayne A. McClelland, a director of Transom. From January 1, 1997 to December 31, 1997, EAI paid $190,635 to WAMWare for such services. From January 1, 1998, to July 30, 1998, EAI paid WAMWare $161,870 for such services. No other director or executive officer of Transom had or is expected to have a business relationship with EAI prior to the Effective Time.

REGISTRATION AND LISTING

     EAI has agreed to register under the Securities Act the shares of EAI Common Stock to be issued in connection with the Merger and to use its commercially reasonable efforts to obtain all necessary state securities or "blue sky" qualifications, permits and approvals required to consummate the transactions contemplated by the Merger Agreement. Transom has agreed to cooperate with EAI in taking such action. [Section 6.1]

     EAI has agreed to cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time. [Section 6.4]

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary, based upon current law, is a general discussion of certain federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department ("Treasury Regulations"), administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

     This summary applies to holders of Transom Common Stock who hold their Transom Common Stock as capital assets. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of Transom Common Stock in light of the holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (including, for example, foreign persons, dealers in securities, holders who acquired Transom Common Stock pursuant to the exercise of options or warrants or otherwise as compensation, banks and other financial institutions, insurance companies, tax exempt organizations or persons subject to the alternative minimum tax), and it does not discuss any aspect of state, local, foreign or other tax laws.

     No ruling is being sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. Further, this summary is not binding on the Internal Revenue Service, and the Internal Revenue Service will not be precluded from asserting contrary positions. CONSEQUENTLY, HOLDERS OF TRANSOM COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX

CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Merger. As a condition to consummation of the Merger, Transom and the stockholders of Transom have received an opinion from Ernst & Young LLP that, subject to the conditions stated in the opinion, the Merger will constitute, for federal income tax purposes, a "reorganization" within the meaning of Section 368(a) of the Code. The opinion of Ernst & Young LLP is based upon certain facts and representations provided by the managements of EAI and Transom and by certain shareholders of Transom to Ernst & Young LLP. Ernst & Young LLP has not been engaged to, and will not, update its opinion for changes in facts or law occurring subsequent to the date of the opinion.

     In general, the "continuity of interest" test requires the owners of the reorganized entity to receive and retain a meaningful equity interest in the surviving entity. Effective for transactions occurring after January 28, 1998, the Internal Revenue Service issued final and temporary regulations providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Sales by the target shareholders of stock of the acquirer received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

     Among other facts and representations provided by the managements of EAI and Transom and by certain shareholders of Transom that underlie the opinion regarding the status of the Merger as a reorganization for federal tax purposes are facts and representations (a) that neither EAI nor a related person has any plan or intention, in connection with the plan of reorganization, to acquire a proprietary interest in Transom for consideration other than stock of EAI, or redeem stock of EAI issued in exchange for a proprietary interest in Transom;
(b) that neither Transom nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem the stock of Transom, acquire stock of Transom with consideration other than stock of Transom or EAI, or make an extraordinary distribution with respect to the stock of Transom; (c) that EAI has no plan or intention to sell or otherwise dispose of any of Transom's assets following the Merger except for dispositions made in the ordinary course of business and transfers permitted under Section 368(a)(2)(C) of the Code; (d) that following the Merger the historic business of Transom will be continued or a significant portion of Transom's assets will be used in a trade or business; (e) that there is no intercompany indebtedness existing between EAI and Transom that was issued, acquired, or will be settled at a discount.

     As a reorganization for United States federal income tax purposes, the Merger will result in the following general federal income tax consequences:

          1. No gain or loss will be recognized by EAI or Transom solely as a result of the consummation of the Merger.

          2. No gain or loss will be recognized by holders of Transom Common Stock upon the surrender of shares of Transom Common Stock and the receipt of shares of EAI Common Stock, except with respect to any cash received by a holder of Transom Common Stock in lieu of fractional shares of EAI Common Stock.

          3. The payment of cash in lieu of fractional share interests of EAI Common Stock to holders of Transom Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by EAI. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code.

          4. Each holder's aggregate tax basis in the EAI Common Stock received in the Merger will equal such holder's aggregate tax basis in the Transom Common Stock surrendered, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

          5. The holding period of EAI Common Stock received in the Merger will include the holding period of the Transom Common Stock surrendered, provided that the Transom Common Stock is held as a capital asset in the hands of the holder thereof at the Effective Time of the Merger.

          6. EAI will succeed to and take into account those tax attributes of Transom described in Section 381(c) of the Code.

     As noted above, no ruling is being requested from the Internal Revenue Service in connection with the Merger, and the opinion required to be furnished by Ernst & Young LLP as a condition to consummation of the Merger and the discussion herein pertaining to certain anticipated tax consequences associated with the Merger will neither be binding on the Internal Revenue Service nor preclude it from asserting contrary positions. Additionally, if any facts or representations provided by the managements of EAI and Transom and by certain shareholders of Transom that form the basis for the opinion referred to above, including the facts and representations regarding the satisfaction of the continuity of interest requirement do not conform to the facts associated with the Merger, the validity of the opinion and the discussion contained herein could be adversely affected. A successful challenge by the Internal Revenue Service to the status of the Merger as a reorganization under Section 368(a) of the Code under any circumstances, including by reason of a failure to satisfy the continuity of interest requirement, would result in holders of Transom Common Stock recognizing taxable income or loss with respect to the shares of Transom Common Stock surrendered equal to the differences between the holder's tax basis in such shares and the fair market value, as of the Effective Time of the Merger, of the shares of EAI Common Stock and the cash received in the Merger. In such event, a stockholder's aggregate basis in the shares of EAI Common Stock received in the Merger would equal its fair market value and the holding period for such shares would begin the day after the Merger.

     Dissenters. The payment of cash to a holder of Transom Common Stock who exercises dissenters' rights under the DGCL (see "-- Dissenters' Rights") with respect to such shares will result in a taxable transaction to such holder. Such payment will be treated as a distribution in redemption of the Transom Common Stock with respect to which dissenters' rights were exercised and perfected, the consequences of which will be determined in accordance with Section 302 of the Code.

     Backup Withholding. Certain holders of Transom Common Stock may be subject to backup withholding at a rate of 31% on cash payments received in lieu of fractional shares of EAI Common Stock or after exercise of dissenters' rights. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies, under penalties of perjury, that such stockholder is not subject to backup withholding on a Substitute Form W-9 or is otherwise exempt from backup withholding. If the correct TIN and certifications are not received, a $50 penalty may be imposed on each holder of Transom Common Stock by the Internal Revenue Service. Transom stockholders may also be required to certify that they are "United States persons". A Substitute Form W-9 will be provided by EAI to each former holder of Transom Common Stock after the Effective Time of the Merger. Ernst & Young LLP has not provided an opinion with respect to the backup withholding requirements on cash payments received in lieu of fractional shares of EAI Common Stock.

     Reporting Requirements. Holders of Transom Common Stock will be required to attach a statement to their tax returns for the taxable year in which the Merger is consummated that contains the information set forth in Treasury Regulations
Section 1.368-3(b). The statement must include the holder's tax basis in the Transom Common Stock surrendered and a description of the EAI Common Stock received in the Merger. Ernst & Young LLP has not provided an opinion with respect to these reporting requirements.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS REGISTRATION STATEMENT. ERNST & YOUNG LLP HAS UNDERTAKEN NO OBLIGATION, AND WILL NOT, UPDATE ITS OPINION FOR CHANGES IN FACTS OR LAW

OCCURRING SUBSEQUENT TO THE DATE OF THE OPINION. HOLDERS OF TRANSOM COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of EAI and Transom will be carried forward to the operations of the combined companies at their recorded amounts, results of operations of the combined companies will include the results of operations of EAI and Transom for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined companies.

     Consummation of the Merger is conditioned upon receipt, by the parties to the Merger, of a letter from Ernst & Young LLP regarding that firm's concurrence with EAI management's and Transom management's conclusions, respectively, that the Merger qualifies for "pooling-of-interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with GAAP. Consummation of the Merger is also conditioned upon receipt, by the parties to the Merger, of a letter from Arthur Andersen LLP regarding that firm's concurrence with Transom management's conclusions to the effect that Transom is a poolable entity for purposes of EAI's consolidated financial statements. Certain events, including certain transactions with respect to EAI Common Stock or Transom Common Stock by affiliates of EAI and Transom, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of Transom Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resale of EAI Common Stock issued in the Merger; Affiliates."

REGULATORY APPROVALS

     EAI and Transom are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws.

DISSENTERS' RIGHTS

     Section 262 of the DGCL entitles any stockholder of Transom to dissent from the Merger and obtain payment in cash for the "fair value" of his or her Transom Common Stock, instead of receiving the shares of EAI Common Stock to which he or she would otherwise be entitled pursuant to the Merger Agreement. To exercise such dissenters' rights, stockholders of Transom must comply with the procedural requirements of Section 262 of the DGCL, a summary of which is provided below.

     Any Transom Stockholder who objects to the terms of the Merger may seek appraisal of his or her Transom Common Stock under and in compliance with the requirements of Section 262 of the DGCL (the Transom Common Stock as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 of the DGCL provides a procedure by which holders of Transom Common Stock at the Effective Time may seek an appraisal of part of or all of their Transom Common Stock in lieu of accepting shares of EAI's Common Stock in exchange therefor. In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Transom Common Stock. Holders of Transom Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the Exchange Ratio. A copy of Section 262 of the DGCL is attached hereto as Appendix B and is incorporated herein by reference.

     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR

WAIVER OF THE APPRAISAL RIGHTS OF THE TRANSOM STOCKHOLDER UNDER SUCH SECTION.

     A holder of Transom Common Stock electing to exercise appraisal rights under Section 262 of the DGCL must (a) deliver to Transom, before the taking of the vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the Transom Common Stock for which appraisal is demanded and (b) not vote in favor of adoption of the Merger Agreement. A proxy or vote against approval and adoption of the Merger Agreement does not constitute such a demand. In addition, mere failure, after the completion of the Merger, to execute and return a Transmittal Letter to EAI's exchange agent does not constitute a demand. A holder of Transom Common Stock electing to take such action must do so before the taking of the vote on the Merger Agreement by a separate written demand that reasonably informs Transom of the identity of the holder of Transom Common Stock of record and of his or her intention thereby to demand the appraisal of his or her Transom Common Stock. Written demands for appraisal should be directed to Transom,
Attention: Corporate Secretary.

     Any holder of Transom Common Stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the Transom Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Transom Common Stock (other than those payable or deemed to be payable to holders of Transom Common Stock of record as of a date prior to the Effective
Time) or on any shares of EAI's Common Stock otherwise issuable, but for such appraisal demand, in substitution therefor.

     THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTION 262 OF THE DGCL, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. TRANSOM STOCKHOLDERS WHO ARE INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE DGCL IN CONNECTION WITH THE MERGER MAY WISH TO CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

RESALE OF EAI COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The EAI Common Stock to be issued to Transom stockholders in connection with the Merger will be freely transferable under the Securities Act, except EAI Common Stock issued to any person deemed to be an affiliate of Transom for purposes of Rule 145 under the Securities Act ("Rule 145"). Affiliates may not sell their EAI Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     In addition, each person who is an affiliate of Transom will be required, as a condition of Closing, to execute a letter pursuant to which they agree not to dispose of any shares of EAI Common Stock (including shares acquired upon the exercise of options) until financial statements reflecting thirty days of combined operations of EAI and Transom are made publicly available by EAI.

              EAI COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY

     EAI Common Stock is traded on the NNM under the symbol "EAII." The following table sets forth the high and low closing prices as reported by NNM for the periods indicated since EAI's initial public offering of EAI Common Stock on February 29, 1996.


                                                               HIGH     LOW
                                                              ------   ------
1998:
  First quarter.............................................  $45.75   $28.33
  Second quarter............................................  $61.00   $42.00
  Third quarter (through August 19, 1998)...................  $69.75   $45.88
1997:
  First quarter.............................................  $17.17   $14.83
  Second quarter............................................  $24.67   $14.33
  Third quarter.............................................  $28.17   $21.83
  Fourth quarter............................................  $33.33   $23.17
1996:
  First quarter (from February 29, 1996)....................  $17.50   $12.83
  Second quarter............................................  $15.83   $12.50
  Third quarter.............................................  $16.67   $10.67
  Fourth quarter............................................  $17.83   $14.50


                                DIVIDEND POLICY

     EAI has not declared or paid any cash dividends on the EAI Common Stock since its formation and does not currently intend to declare or pay any cash dividends on the EAI Common Stock. EAI intends to retain future earnings for reinvestment in its business. Any future determination by EAI to pay cash dividends on the EAI Common Stock will be at the discretion of EAI's Board of Directors and will be dependent upon the EAI's operating results, financial condition, contractual restrictions and other factors deemed relevant by EAI's Board of Directors.

                           INFORMATION CONCERNING EAI

     EAI specializes in developing visualization technology and products that address the productivity, communication, education and entertainment needs of its clients. EAI utilizes its core technical competencies in high speed, real time graphics, CAD/CAE/CAM interfaces, distributed databases and Internet/intranet communications to provide solutions through two product lines: product visualization software and interactive software. Utilizing its broad base of technology, in conjunction with its extensive library of computer-generated animation assets, EAI offers products that allow customers to reduce time to market, decrease product development costs and obtain realistic, high quality 3D animations at reasonable prices within a short time frame.


     EAI has entered into an Agreement and Plan of Merger with Variation Systems Analysis, Inc., a Michigan corporation ("VSA"), dated as of July 29, 1998 and amended and restated as of August 19, 1998, pursuant to which VSA has agreed to merge with and into EAI (the "VSA Merger"). Pursuant to the VSA Merger, the shareholders of VSA will receive an aggregate of approximately 542,000 shares of EAI Common Stock. The VSA Merger is subject to approval by the VSA shareholders and other normal closing conditions.


     VSA is dedicated to dimensional management consulting, software development, training and support. VSA develops, produces and sells a line of products for 3D simulation of manufacturing and assembly variation in the digital manufacturing environment. VSA revenues for the year ended June 30, 1998 were approximately $18.0 million. EAI will account for the VSA Merger as a pooling of interests. See "Unaudited Pro Forma Condensed Combined Financial Statements."

     EAI was incorporated in 1988 in Iowa and, in December 1995, reincorporated in Delaware. EAI's executive offices are located at 2321 North Loop Drive, Ames, Iowa 50010 and its telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web address is www.eai.com.

                         INFORMATION CONCERNING TRANSOM

BUSINESS

     Transom specializes in the development and distribution of human modeling and simulation software. The company's flagship software product, Transom(TM) Jack(R) ("Transom Jack"), is a real-time, 3D graphical software package that enables users to create or import graphics or objects; model, scale and pose human models in the digital environment; and assign those digital humans tasks and behaviors. The software then automatically simulates how the digital human interacts with its digital environment, and provides both 3D graphical animation as well as ergonomics analysis feedback regarding how the person interacts with his or her surroundings. Transom Jack is used primarily by engineers in manufacturing industries to perform human-centered design studies and ergonomic analyses of workplaces such as factories. The Transom Jack software is based in part on certain technology that was licensed in December, 1996 from the University of Pennsylvania ("Penn") under an exclusive 50-year license.

     Management of Transom believes that, with proper market development and continuing technical development, the Transom Jack software has significant, current market potential in the area of computer-aided design, manufacturing and engineering ("CAD/CAM/CAE"). Management believes that, among engineers and designers in manufacturing industries (both process and discrete manufacturing), there exists a recognized need for two human simulation applications: (i) human-centered product design, or the use of digital humans in a digital mockup environment to examine and refine the design of vehicles and other products from a human factors perspective; and (ii) workplace task simulation, or the use of digital humans for defining and perfecting manual workflow, while performing ergonomics analysis to design more injury-free workplaces.

     Transom's first commercial product, Transom Jack Version 1.1 (v1.1), based essentially on software developed by Penn, was introduced in February, 1997. A substantially improved version, Transom Jack v1.2, was introduced in October, 1997. Transom has recognized from the outset that substantial additional development of the software would be required to bring the product to commercial standards, and Transom's development efforts have been and continue to be focused on development of Transom Jack v2.0, which is designed to provide dramatically improved reliability, ease-of-use, and analytical power.

     In addition to licensing of Transom Jack as a free-standing software program, Transom has developed and marketed a programmer's toolkit version of its software that third-party licensees can embed in their own 3D software applications. The toolkit version, marketed as the TJ(TM) Toolkit ("TJ Toolkit"), allows the customer to use Transom's human modeling and simulation software as one element of the customer's product. The typical customer for the TJ Toolkit is a large industrial organization that develops customized, 3D software products for its own internal use. The initial commercial release, TJ Toolkit v1.0, was first made available in January, 1998.

     Transom markets its products in North America through its own employees, and internationally through independent distributors. Transom currently has contractual relationships with distributors in Brazil, Germany, Japan, Sweden, and the United Kingdom. Transom's experience in marketing its products is that purchase decisions are made at high levels in the customer's organization, and that direct involvement by Transom's senior executives is often necessary to close a sale. Accordingly, each of Transom's senior executives directly participates from time to time in sales to major accounts.

     Transom was incorporated as a Delaware corporation in October, 1996. Transom's principal offices are located at 201 South Main Street, Suite 300, Ann Arbor, Michigan 48104. Transom also operates a software development office in Philadelphia, Pennsylvania. Transom currently employs 28 persons on a full-time basis, of whom 22 are located in Ann Arbor and 6 are located in Philadelphia.

MARKET FOR SHARES AND DIVIDENDS

     There is no established public trading market for the Transom Common Stock or the Transom Preferred Stock. As of the date of this Proxy
Statement/Prospectus there are 59 holders of record of Transom Common Stock and Transom Preferred Stock. Transom has not declared or paid any cash or other dividends since its formation.

SECURITY OWNERSHIP


     The following table sets forth certain information known to Transom regarding the ownership of Transom Common Stock, Transom Series A Preferred Stock and Transom Series B Preferred Stock as of August 20, 1998 by (i) each executive officer; (ii) each director; (iii) all current directors and executive officers of Transom as a group; and (iv) each stockholder known to Transom to be a beneficial owner of more than five percent (5%) of the Transom Common Stock, the Transom Series A Preferred Stock or the Transom Series B Preferred Stock. The address of the directors and executive officers of Transom is 201 South Main Street, Suite 300, Ann Arbor, Michigan 48104.


                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP (#)(1)    CLASS (%)(2)
            ------------------------------------              -----------------   ------------
TRANSOM COMMON STOCK
James D. Price..............................................        930,000(3)        43.7
Frank P. Slattery...........................................        275,000(4)        16.7
Michael J. Young............................................        180,000(5)        10.3
Kurt D. Skifstad............................................        270,000(6)        14.1
Timothy M. Mayleben.........................................        270,000(7)        14.1
Wayne McClelland............................................         80,000(8)         4.6
Allen Alley.................................................         30,000(9)         1.7
James N. Levitt.............................................        130,000(10)        7.3
Norman I. Badler............................................        500,000           30.3
  123 Buck Lane
  Haverford, PA 19041
A.P. Jannetta Associates, Inc...............................        225,000           13.6
  259 Radnor-Chester Road
  Suite 210
  Radnor, PA 19087
All directors and officers as a group (8 persons)(11).......      2,165,000           70.6
TRANSOM SERIES A PREFERRED STOCK
Trustees of the University of Pennsylvania..................        600,000(12)       95.5
  3700 Market Street
  Suite 3000
  Philadelphia, PA 19104-3147

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP (#)(1)    CLASS (%)(2)
            ------------------------------------              -----------------   ------------
TRANSOM SERIES B PREFERRED STOCK
Hillman Trust...............................................        350,000            7.5
  726 Cedar Lane
  Villanova, PA 19085
ISI Dentsu, Ltd.............................................        400,000            8.6
  4-11-10, Nakano
  Nakano-Ku
  Tokyo 164-8520, Japan
John Sherrerd...............................................        400,000            8.6
  833 Mulrfield Road
  Bryn Mawr, PA 19010

---------------


 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting and investment power with respect to securities. Except as otherwise indicated, shares of Transom Common Stock, Transom Series A Preferred Stock or Transom Series B Preferred Stock subject to Transom Options and Transom Warrants which are currently convertible or which will become convertible within sixty (60) days after August 20, 1998 are deemed outstanding for computing beneficial ownership of the person holding such Transom Option or Transom Warrant, but are not outstanding for computing beneficial ownership of any other person or entity. The persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.



 (2) Applicable percentage ownership is based on 1,650,800 shares of Transom Common Stock, 478,000 shares of Transom Series A Preferred Stock and 4,650,000 shares of Transom Series B Preferred Stock outstanding as of August 20, 1998. The Transom Series A Preferred Stock and the Transom Series B Preferred Stock are currently convertible into Transom Common Stock on a one-for-one basis.


 (3) Includes 480,000 shares of Transom Common Stock issuable upon exercise of Transom Options.

 (4) Includes 50,000 shares of Transom Common Stock issuable upon conversion of Series B Preferred Stock.

 (5) Includes 105,000 shares of Transom Common Stock issuable upon exercise of Transom Options.

 (6) Includes 270,000 shares of Transom Common Stock issuable upon exercise of Transom Options.

 (7) Includes 270,000 shares of Transom Common Stock issuable upon exercise of Transom Options.

 (8) Includes 30,000 shares of Transom Common Stock issuable upon exercise of Transom Options and 50,000 shares issuable upon conversion of Series B Preferred Stock.

 (9) Includes 30,000 shares of Transom Common Stock issuable upon exercise of Transom Options.

(10) Includes 30,000 shares of Transom Common Stock issuable upon exercise of Transom Options and 100,000 shares issuable upon conversion of Series B Preferred Stock.

(11) This number reflects the stock ownership of Transom's executive officers
     and directors as of August   , 1998, which incorporates the shares
     referenced in footnotes (3) through (10) above.

(12) Includes 150,000 shares of Series A Preferred Stock issuable pursuant to a Transom Warrant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of net revenues.

                                                  YEAR       OCTOBER 7,      THREE MONTHS
                                                 ENDED        1996 TO       ENDED JUNE 30,
                                               MARCH 31,     MARCH 31,      ---------------
                                                  1998          1997        1998      1997
                                               ----------    ----------     -----     -----
Net revenues.................................      100%          100%        100%      100%
Cost of net revenues.........................        1%            6%          3%       14%
Gross margin.................................       99%           94%         97%       86%
Research, development and engineering........       98%           98%         66%      106%
General and administrative...................       60%          378%         41%      125%
Sales and marketing..........................       72%           95%         40%       88%
Operating loss...............................     (131)%        (478)%       (50)%    (232)%
Other income (expense).......................        2%            8%          0%        5%
Loss before income taxes.....................     (129)%        (470)%       (50)%    (227)%
Income taxes.................................        0%            0%          0%        0%
Net loss.....................................     (129)%        (470)%       (50)%    (227)%

RESULTS OF OPERATIONS

  Three Months Ended June 30, 1998 as Compared to Three Months Ended June 30,
1997

     Net Revenues. Transom's total revenues for the three months ended June 30, 1998 increased 240% to $606,000 from $178,000 for the three months ended June 30, 1997 as a result of increased product sales and software development contracts.

     Cost of Revenues. Transom's cost of revenue includes cost of packaging and distribution costs. Cost of revenue for the three months ended June 30, 1998 decreased 31% to $17,000 from $24,000 for the three months ended June 30, 1997, primarily due to revenue mix, which included hardware sales in 1997. Transom's cost of revenues as a percentage of revenues decreased to 3% in the three months ended June 30, 1998 from 14% in the three months ended June 30, 1997.

     Research, Development and Engineering. Transom's research, development and engineering focuses on product development and consists primarily of salaries and benefits, related facility costs, equipment costs and outside consulting fees. Research, development and engineering expenses for the three months ended June 30, 1998 increased 113% to $401,000 from $188,000 for the three months ended June 30, 1997, primarily as a result of increased research, development and engineering staff and related costs. Research, development, and engineering expenses were 66% of revenues for the three months ended June 30, 1998 and 106% of revenues for the three months ended June 30, 1997. The decrease in research, development and engineering expenses as a percentage of revenues was primarily the result of spreading expenses over higher revenues.

     General and Administrative. General and administrative expenses consist primarily of salaries and benefits, related facility and equipment costs for administrative and executive personnel, as well as certain consulting expenses, insurance costs, professional fees and other costs. General and administrative expenses for the three months ended June 30, 1998 increased 11% to $247,000 from $222,000 for the three months ended June 30, 1997, primarily as a result of increased general and administrative staff and related costs. General and administrative expenses were 41% of revenue for the three months ended June 30, 1998 and 125% of revenue for the three months ended June 30, 1997. The decrease in general and administrative expenses as a percentage of revenues was primarily the result of spreading expenses over higher revenues.

     Sales and Marketing. Sales and marketing expenses include personnel costs related to sales and marketing activities, as well as advertising, promotional materials, mail campaigns, tradeshows and other costs. Sales and marketing expenses for the three months ended June 30, 1998 increased 54% to $242,000 from $157,000 for the three months ended June 30, 1997, primarily as a result of increased sales and marketing staff and related costs. Sales and marketing expenses were 40% of revenues for the three months ended June 30, 1998 and 88% of revenues for the three months ended June 30, 1997. The decrease in sales and marketing expenses as a percentage of revenues was primarily the result of spreading expenses over higher revenues.

     Income Taxes. Transom was not subject to income taxes during the three months ended June 30, 1998 or 1997 as a result of recording losses in both periods. The effective tax rate differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

  Year Ended March 31, 1998 as Compared to Period from October 7, 1996 to March 31, 1997

     Net Revenues. Transom's total revenues for the year ended March 31, 1998 increased to $1.4 million from $94,000 for the period ended March 31, 1997, as a result of increased product sales and software development contracts combined with an abbreviated fiscal year for 1997.

     Cost of Revenues. Transom's cost of revenue includes cost of packaging and distribution costs. Cost of revenue for the year ended March 31, 1998 increased to $20,000 from $5,000 for the period ended March 31, 1997, primarily due to the expanded product sales and new software product development contracts. Transom's cost of revenues as a percentage of revenues decreased to 1% for the year ended March 31, 1998 from 6% for the period ended March 31, 1997.

     Research, Development and Engineering. Transom's research, development and engineering focuses on product development and consists primarily of salaries and benefits, related facility costs, equipment costs and outside consulting fees. Research, development and engineering expenses for the year ended March 31, 1998 increased to $1.3 million from $92,000 for the period ended March 31, 1997, primarily as a result of increased research, development and engineering staff and related costs and the abbreviated fiscal year in 1997. Research, development, and engineering expenses remained constant at 98% of revenues for the year ended March 31, 1998 and the period ended March 31, 1997.

     General and Administrative. General and administrative expenses consist primarily of salaries and benefits, related facility costs and equipment costs for administrative and executive personnel, as well as certain consulting expenses, insurance costs, professional fees and other costs. General and administrative expenses for the year ended March 31, 1998 increased to $819,000 from $355,000 for the period ended March 31, 1997, primarily as a result of increased general and administrative staff and related costs combined with the abbreviated fiscal year in 1997. General and administrative expenses were 60% of revenue for the year ended March 31, 1998 and 378% of revenue for the period ended March 31, 1997. The decrease in general and administrative expenses as a percentage of revenues was primarily the result of spreading expenses over higher revenues.

     Sales and Marketing. Sales and marketing expenses include personnel costs related to sales and marketing activities, as well as advertising, promotional materials, mail campaigns, tradeshows and other costs. Sales and marketing expenses for the year ended March 31, 1998 increased to $984,000 from $89,000 for the period ended March 31, 1997, primarily as a result of increased sales and marketing staff and related costs and the abbreviated fiscal year in 1997. Sales and marketing expenses were 72% of revenues for the year ended March 31, 1998 and 95% of revenues for the period ended March 31, 1997. The decrease in sales and marketing expenses as a percentage of revenues was primarily the result of spreading expenses over higher revenues.

     Income Taxes. Transom was not subject to income taxes during the year ended March 31, 1998 or the period ended March 31, 1997 as a result of recording losses in both periods. The effective tax rate differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

LIQUIDITY AND CAPITAL RESOURCES

     Transom historically has satisfied its cash requirements through borrowings, capital lease financings and net proceeds of approximately $4.78 million from three private placements of Series B Convertible Preferred Stock in February 1997, February 1998 and June 1998. As of June 30, 1998, Transom had $1.6 million in cash and short-term investments.

     Net cash used in operating activities for the three months ended June 30, 1998 was $472,000, primarily due to the net loss and an increase in accounts receivable. Net cash used in operating activities for the three months ended June 30, 1997 was $412,000, primarily due to the net loss and a decrease in accounts payable.

     Net cash used in operating activities for the year ended March 31, 1998 was $1,763,000, primarily due to the net loss and an increase in accounts receivable partially offset by depreciation and increases in accounts payable and deferred revenues. Net cash used in operating activities for the period ended March 31, 1997 was $359,000, primarily due to the net loss and increases in accounts receivable and prepaid expenses partially offset by increases in accounts payable and accrued liabilities.

     Accounts receivable at June 30, 1998 increased $180,000 to $678,000 from $498,000 at March 31, 1998. The increase in accounts receivable was primarily due to increased revenues.

     In the three months ended June 30, 1998, Transom used cash of $66,000 in its investing activities, which was used to purchase property and equipment. In the three months ended June 30, 1997, Transom provided cash of $319,000 in its investing activities, of which $500,000 was provided by redeeming short-term investments and $181,000 was used to purchase property and equipment.

     In the year ended March 31, 1998, Transom provided net cash of $308,000 in its investing activities, of which $500,000 was provided by redeeming short-term investments and $192,000 was used to purchase property and equipment. In the period ended March 31, 1997, Transom used cash of $804,000 in its investing activities, of which $500,000 was used to purchase short-term investments and $313,000 was used to purchase property and equipment.

     Transom has a $500,000 credit agreement with a commercial bank, which expires on August 31, 1998 and is secured by substantially all of the assets of Transom. Borrowings under the line of credit portion of the agreement are limited to a percentage of eligible accounts receivable, as defined in the credit agreement.

     Capital leases payable at June 30, 1998 decreased $20,000 to $224,000 from $244,000 at March 31, 1998.

CERTAIN TRANSACTIONS

     Raynold Schmick, the Secretary of Transom, is a partner in Schmick Law Offices, P.C., a law firm which serves as outside counsel for Transom.

     Transom has entered into a license agreement with Penn with respect to the Jack(R) software and, in consideration for the license to Transom granted thereunder, Transom has issued 450,000 shares of Transom Series A Preferred Stock to Penn and a warrant to purchase 150,000 shares of Transom Series A Preferred Stock exercisable upon a sale of all or substantially all of the assets or stock of the Company, certain mergers involving Transom or an initial public offering of Transom Common Stock.

     Stephen A. Jannetta, a minority stockholder in A.P. Jannetta Associates, Inc., is associated with Morgan, Lewis & Bockius LLP, which is serving as principal outside counsel to Transom in connection with the Merger. A.P. Jannetta Associates, Inc. is the beneficial owner of approximately 13.6% of the outstanding Transom Common Stock. See "-- Security Ownership."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1998, and the related Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 1998 and each of the two years in the period ended December 31, 1997, give effect to the Merger as if it had occurred on the first day of the earliest period presented. The Unaudited Pro Forma Combined Statement of Operations includes the results of the Sense8 acquisition as if it had occurred as of the beginning of 1997 and the results of the VSA acquisition as if it had occurred at the beginning of 1996. The purchase of Sense8 was effective June 17, 1998. EAI signed a definitive agreement to acquire VSA on July 29, 1998, which was amended and restated as of August 5, 1998, with the transaction expected to close during the third quarter of 1998. The historical EAI results include the results of Sense8 only from June 17, 1998. This pro forma information has been prepared utilizing the historical consolidated financial statements of EAI and Transom and should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference herein for EAI and which are appearing elsewhere herein for Transom. The fiscal year ends on March 31 for Transom and June 30 for VSA; therefore, unaudited results for the six months ended June 30, 1998, the calendar year ended December 31, 1997, and the period from October 7, 1996 to December 31, 1996 for Transom and the six months ended June 30, 1998 and the calendar years ended December 31, 1997 and 1996 for VSA have been combined with Sense8's unaudited results for the period January 1, 1998 to June 16, 1998 and audited results for the year ended December 31, 1997 and EAI's unaudited results for the six months ended June 30, 1998 and audited results for the years ended December 31, 1997 and 1996. These Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Sense8 and VSA acquisitions or the Merger had been consummated as of the beginning of the periods presented or as of the dates presented, nor are they necessarily indicative of future operating results or financial position.

     These Unaudited Pro Forma Condensed Combined Financial Statements are based on the pooling-of-interests method of accounting for the Merger and VSA acquisition and the purchase method of accounting for the Sense8 acquisition. The pro forma adjustments are described in the accompanying notes.

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                     HISTORICAL
                                  -----------------    PRO FORMA    PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA
                                    EAI     TRANSOM   ADJUSTMENTS   COMBINED       VSA       ADJUSTMENTS   COMBINED
                                  -------   -------   -----------   ---------   ----------   -----------   ---------
Current assets:
  Cash and cash equivalents.....  $14,393   $1,594                   $15,987      $  147                    $16,134
  Short-term investments........   17,280                             17,280                                 17,280
  Accounts receivable, net:
    Billed......................   17,051      679                    17,730       4,170                     21,900
    Unbilled....................   11,504                             11,504         691                     12,195
  Deferred income taxes.........      701                                701                                    701
  Prepaid expenses and other
    assets......................    1,917       14                     1,931         159                      2,090
                                  -------   ------      -------      -------      ------       -------      -------
        Total current assets....   62,846    2,287                    65,133       5,167                     70,300
Property and equipment, net.....   14,571      675                    15,246         641                     15,887
Other assets:
  Note receivable...............    1,408                              1,408                                  1,408
  Software development costs,
    net.........................    1,384                              1,384                                  1,384
  Deferred income taxes.........      652                   949(a)     1,601         111                      1,712
  Goodwill, net.................    1,655                              1,655                                  1,655
  Other.........................    1,624       68                     1,692          74                      1,766
                                  -------   ------      -------      -------      ------       -------      -------
        Total assets............  $84,140   $3,030      $   949      $88,119      $5,993       $            $94,112
                                  =======   ======      =======      =======      ======       =======      =======

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............  $ 5,123   $   81                   $ 5,204      $  131                    $ 5,335
  Accrued compensation and other
    accrued expenses............    4,450      180        1,500(b)     6,130       1,757         3,500(b)    11,387
  Deferred revenue..............    1,641      192                     1,833                                  1,833
  Current portion long-term debt
    and lease obligations.......      165       83                       248       1,917                      2,165
  Income taxes payable..........    1,368                              1,368         352                      1,720
                                  -------   ------      -------      -------      ------       -------      -------
        Total current
          liabilities...........   12,747      536        1,500       14,783       4,157         3,500       22,440
Long-term debt and lease
  obligations due after one
  year..........................    1,517      141                     1,658         543                      2,201
Other liabilities...............                                                     417                        417
Stockholders' equity............   69,876    2,353          949(a)    71,678         876        (3,500)(b)   69,054
                                                         (1,500)(b)                             (1,143)(d)
                                                         (4,853)(c)                              1,143(d)
                                                          4,853(c)
                                  -------   ------      -------      -------      ------       -------      -------
        Total liabilities and
          stockholders'
          equity................  $84,140   $3,030      $   949      $88,119      $5,993       $     0      $94,112
                                  =======   ======      =======      =======      ======       =======      =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                          HISTORICAL
                                       -----------------    PRO FORMA    PRO FORMA   HISTORICAL    PRO FORMA
                                         EAI     SENSE8    ADJUSTMENTS   COMBINED     TRANSOM     ADJUSTMENTS
                                       -------   -------   -----------   ---------   ----------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues.........................  $33,711   $   821      $(210)(e)   $34,322      $1,094        $ (75)(e)
Cost of revenues.....................    9,612       460       (210)(e)     9,862          10          (75)(e)
                                       -------   -------      -----       -------      ------        -----
        Gross profit.................   24,099       361          0        24,460       1,084            0
Operating expenses:
  Sales and marketing................    9,393       493                    9,886         520
  General and administrative.........    3,303     1,308         58(f)      4,669         464
  Research and development...........    5,067       398                    5,465         785
  Acquisition and non-recurring
    charges..........................   13,329                             13,329
                                       -------   -------      -----       -------      ------        -----
        Total operating expenses.....   31,092     2,199         58        33,349       1,769
                                       -------   -------      -----       -------      ------        -----
        Operating income (loss)......   (6,993)   (1,838)       (58)       (8,889)       (685)           0
Other income (expense)...............    1,109      (207)                     902          (3)
                                       -------   -------      -----       -------      ------        -----
        Income (loss) before income
          taxes......................   (5,884)   (2,045)       (58)       (7,987)       (688)           0
Income tax expense (benefit).........    1,215                              1,215                     (261)(a)
                                       -------   -------      -----       -------      ------        -----
Net income (loss) before minority
  interest...........................   (7,099)   (2,045)       (58)       (9,202)       (688)         261
Minority interest....................
                                       -------   -------      -----       -------      ------        -----
        Net income (loss)............  $(7,099)  $(2,045)     $ (58)      $(9,202)     $ (688)       $ 261
                                       =======   =======      =====       =======      ======        =====
Earnings (loss) per share
  Basic..............................  $ (0.71)                           $ (0.90)
                                       =======                            =======
  Diluted............................  $ (0.71)                           $ (0.90)
                                       =======                            =======
Weighted average shares
  outstanding........................   10,066                             10,211
                                       =======                            =======
Weighted average shares outstanding
  and assumed conversion.............   10,066                             10,211
                                       =======                            =======


                                       PRO FORMA   HISTORICAL    PRO FORMA    PRO FORMA
                                       COMBINED       VSA       ADJUSTMENTS   COMBINED
                                       ---------   ----------   -----------   ---------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues.........................   $35,341      $9,749                    $45,090
Cost of revenues.....................     9,797       5,938                     15,735
                                        -------      ------         --         -------
        Gross profit.................    25,544       3,811                     29,355
Operating expenses:
  Sales and marketing................    10,406         430                     10,836
  General and administrative.........     5,133         841                      5,974
  Research and development...........     6,250       1,746                      7,996
  Acquisition and non-recurring
    charges..........................    13,329                                 13,329
                                        -------      ------         --         -------
        Total operating expenses.....    35,118       3,017                     38,135
                                        -------      ------         --         -------
        Operating income (loss)......    (9,574)        794                     (8,780)
Other income (expense)...............       899         (83)                       816
                                        -------      ------         --         -------
        Income (loss) before income
          taxes......................    (8,675)        711                     (7,964)
Income tax expense (benefit).........       954         322                      1,276
                                        -------      ------         --         -------
Net income (loss) before minority
  interest...........................    (9,629)        389                     (9,240)
Minority interest....................
                                        -------      ------         --         -------
        Net income (loss)............   $(9,629)     $  389         $           (9,240)
                                        =======      ======         ==         =======
Earnings (loss) per share
  Basic..............................   $ (0.92)                               $ (0.84)
                                        =======                                =======
  Diluted............................   $ (0.92)                                 (0.84)
                                        =======                                =======
Weighted average shares
  outstanding........................    10,446                                 10,988
                                        =======                                =======
Weighted average shares outstanding
  and assumed conversion.............    10,446                                 10,988
                                        =======                                =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                             HISTORICAL                       PRO
                                          -----------------    PRO FORMA     FORMA     HISTORICAL    PRO FORMA
                                            EAI     SENSE8    ADJUSTMENTS   COMBINED    TRANSOM     ADJUSTMENTS
                                          -------   -------   -----------   --------   ----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues............................  $49,717   $ 3,988     $  (115)(e) $53,590     $   950        $(148)(e)
Cost of revenues........................   13,332     1,095          (3)(e)  14,424          20         (148)(e)
                                          -------   -------     -------     --------    -------        -----
        Gross profit....................   36,385     2,893        (112)     39,166         930            0
Operating expenses:
  Sales and marketing...................   15,406     1,911                  17,317         795
  General and administrative............    5,478     1,366         115(f)    6,959         842
  Research and development..............    7,068     1,118         (65)(e)   8,121       1,015
  Acquisition and non-recurring
    charges.............................    8,831                 9,080(g)   17,911
                                          -------   -------     -------     --------    -------        -----
        Total operating expenses........   36,783     4,395       9,130      50,308       2,652
                                          -------   -------     -------     --------    -------        -----
        Operating income (loss).........     (398)   (1,502)     (9,242)    (11,142)     (1,722)           0
Other income (expense)..................    1,522      (185)                  1,337          46
                                          -------   -------     -------     --------    -------        -----
        Income (loss) before income
          taxes.........................    1,124    (1,687)     (9,242)     (9,805)     (1,676)           0
Income tax expense (benefit)............    2,772                             2,772                     (637)(a)
                                          -------   -------     -------     --------    -------        -----
Net income (loss) before minority
  interest..............................   (1,648)   (1,687)     (9,242)    (12,577)     (1,676)         637
Minority interest.......................      (49)                              (49)
                                          -------   -------     -------     --------    -------        -----
        Net income (loss)...............  $(1,697)  $(1,687)    $(9,242)    $(12,626)   $(1,676)       $ 637
                                          =======   =======     =======     ========    =======        =====
Earnings (loss) per share
  Basic.................................  $ (0.19)                          $ (1.41)
                                          =======                           ========
  Diluted...............................  $ (0.19)                          $ (1.41)
                                          =======                           ========
Weighted average shares outstanding.....    8,770                             8,928
                                          =======                           ========
Weighted average shares outstanding and
  assumed conversion....................    8,770                             8,928
                                          =======                           ========

                                            PRO                                   PRO
                                           FORMA     HISTORICAL    PRO FORMA     FORMA
                                          COMBINED      VSA       ADJUSTMENTS   COMBINED
                                          --------   ----------   -----------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues............................  $54,392     $17,015         $         $ 71,407
Cost of revenues........................   14,296      11,797                     26,093
                                          --------    -------         --        --------
        Gross profit....................   40,096       5,218                     45,314
Operating expenses:
  Sales and marketing...................   18,112         876                     18,988
  General and administrative............    7,801       1,522                      9,323
  Research and development..............    9,136       3,108                     12,244
  Acquisition and non-recurring
    charges.............................   17,911                                 17,911
                                          --------    -------         --        --------
        Total operating expenses........   52,960       5,506                     58,466
                                          --------    -------         --        --------
        Operating income (loss).........  (12,864)       (288)                   (13,152)
Other income (expense)..................    1,383        (100)                     1,283
                                          --------    -------         --        --------
        Income (loss) before income
          taxes.........................  (11,481)       (388)                   (11,869)
Income tax expense (benefit)............    2,135        (175)                     1,960
                                          --------    -------         --        --------
Net income (loss) before minority
  interest..............................  (13,616)       (213)                   (13,829)
Minority interest.......................      (49)                                   (49)
                                          --------    -------         --        --------
        Net income (loss)...............  $(13,665)   $  (213)        $         $(13,878)
                                          ========    =======         ==        ========
Earnings (loss) per share
  Basic.................................  $ (1.49)                              $  (1.43)
                                          ========                              ========
  Diluted...............................  $ (1.49)                              $  (1.43)
                                          ========                              ========
Weighted average shares outstanding.....    9,163                                  9,705
                                          ========                              ========
Weighted average shares outstanding and
  assumed conversion....................    9,163                                  9,705
                                          ========                              ========

                              UNAUDITED PRO FORMA

                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                          Historical
                                 ----------------------------
                                             For the period
                                           October 7, 1996 to
                                              December 31,
                                                  1996           Pro Forma    Pro Forma   Historical    Pro Forma    Pro Forma
                                   EAI          Transom         Adjustments   Combined       VSA       Adjustments   Combined
                                 -------   ------------------   -----------   ---------   ----------   -----------   ---------
                                                           (In thousands, except per share amounts)
Net revenues...................  $27,189         $  19                         $27,208     $16,887                    $44,095
Cost of revenues...............    7,277            13                           7,290      11,417                     18,707
                                 -------         -----             ----        -------     -------         --         -------
        Gross profit...........   19,912             6                          19,918       5,470                     25,388
Operating expenses:
  Sales and marketing..........    9,799            38                           9,837         850                     10,687
  General and administrative...    3,041            39                           3,080       1,537                      4,617
  Research and development.....    3,438            63                           3,501       2,400                      5,901
  Acquisition and non-recurring
    charges....................
                                 -------         -----             ----        -------     -------         --         -------
        Total operating
          expenses.............   16,278           140                          16,418       4,787                     21,205
                                 -------         -----             ----        -------     -------         --         -------
        Operating income
          (loss)...............    3,634          (134)                          3,500         683                      4,183
Other income (expense).........      987            (1)                            986        (102)                       884
                                 -------         -----             ----        -------     -------         --         -------
        Income (loss) before
          income taxes.........    4,621          (135)                          4,486         581                      5,067
Income tax expense (benefit)...    1,744                            (51)(a)      1,693         231                      1,924
                                 -------         -----             ----        -------     -------         --         -------
Net income (loss) before
  minority interest............    2,877          (135)              51          2,793         350                      3,143
Minority interest..............     (310)                                         (310)                                  (310)
                                 -------         -----             ----        -------     -------         --         -------
        Net income (loss)......  $ 2,567         $(135)            $ 51        $ 2,483     $   350         $            2,833
                                 =======         =====             ====        =======     =======         ==         =======
Earnings (loss) per share
  Basic........................  $  0.35                                       $  0.32                                $  0.35
                                 =======                                       =======                                =======
  Diluted......................  $  0.30                                       $  0.28                                $  0.30
                                 =======                                       =======                                =======
Weighted average shares
  outstanding..................    7,432                                         7,667                                  8,209
                                 =======                                       =======                                =======
Weighted average shares
  outstanding and assumed
  conversion...................    8,648                                         8,883                                  9,425
                                 =======                                       =======                                =======

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) To reflect the income tax benefit that would be recognized if the transaction had occurred at the beginning of the earliest period presented. The adjustment is based on the combined tax rate of the companies and the elimination of the valuation allowance for deferred tax assets of Transom.

(b) To record estimated one-time merger-related charges for the Merger and VSA Merger. These expenses include outside accounting and legal fees and various other costs and filing fees. These charges will be recognized at the time the Transom and VSA mergers are consummated as required under the pooling-of-interests accounting method.

(c)  To record the exchange of Transom Common Stock for EAI Common Stock.

(d)  To record the exchange of VSA common stock for EAI Common Stock.

(e)  To eliminate intercompany revenue, expense and cost of sales.

(f)  To reflect the amortization of goodwill related to the Sense8 transaction.

(g) To reflect the write-off of in-process technology related to the Sense8 transaction.

              RIGHTS OF EAI STOCKHOLDERS AND TRANSOM STOCKHOLDERS

DESCRIPTION OF EAI STOCK

     The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock and 20,000,000 shares of preferred stock, $0.01 par value (the "EAI Preferred Stock"). As of July 30, 1998, there were 10,409,395 shares of EAI Common Stock outstanding and no shares of EAI Preferred Stock outstanding. As of July 30, 1998, there were 642 holders of record of EAI Common Stock. The EAI Common Stock is listed and traded on the NNM under the symbol "EAII."

  Common Stock

     The holders of EAI Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Thus, the owners of a majority of the EAI Common Stock outstanding are able to elect all of the directors. Each outstanding share of EAI Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of EAI and is entitled to participate equally in dividends and other distributions, if, as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the EAI Common Stock. All shares of EAI Common Stock have equal rights and preferences.

  EAI Preferred Stock

     Pursuant to EAI's Certificate of Incorporation, as amended (the "EAI Certificate"), EAI is authorized to issue up to 20,000,000 shares of EAI Preferred Stock, which may be issued from time to time in one or more series upon authorization by EAI's Board of Directors. EAI's Board of Directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the EAI Preferred Stock. The issuance of the EAI Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the EAI Common Stock and, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of EAI, or otherwise adversely affect the market price of the EAI Common Stock. EAI is not aware of any plans by a third party to seek control of EAI. EAI has no current plans to issue any EAI Preferred Stock.

  Rights

     EAI has adopted a Stockholders Rights Plan. Under the Stockholders Rights Plan, each share of EAI Common Stock has associated with it one preferred share purchase right (a "Right"). The terms of the Rights are set forth in a Rights Agreement. Under certain circumstances described below, each Right would entitle the holders thereof to purchase one one-hundred-fiftieth of a share of Series A Junior Participating Preferred Stock of EAI for a price of $50.00 per one one-hundred-fiftieth of a share. The Rights are not currently exercisable when issued and are transferable only with the related shares of EAI Common Stock.

     The Rights would become exercisable at the specified exercise price upon the earlier to occur of (i) 10 business days after the first public announcement that any person or group (other than an Exempt Person) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock or (ii) 10 business days (unless delayed by EAI's Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of EAI Common Stock (each a "Triggering Event"). Rights will not be exercisable following the occurrence of an event described below under the caption "Flip-in" prior to the expiration of EAI's right to redeem the Rights. Rights certificates will be distributed when the Rights become exercisable. An "Exempt Person" will include EAI and certain related entities.

     Flip-in. After the Rights become exercisable (unless the Triggering Event is the commencement or the announcement of a tender or exchange offer as described in (ii) in the immediately preceding paragraph), the holders of the Rights (other than an Acquiring Person and certain transferees thereof) would be entitled to exercise the Rights to purchase that number of shares of EAI Common Stock which at the time of such acquisition would have a market value of two times the exercise price of the Rights. After the occurrence of a Flip-in event, the Rights of an Acquiring Person and such transferees will become void.

     Flip-over. In the event that, on or after the date on which an Acquiring Person has become such: (i) EAI merges into or consolidates with an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions),
(ii) an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions) merges into EAI or (iii) EAI sells or transfers 50% or more of its consolidated assets or earning power to an Interested Stockholder or, unless all holders of the outstanding shares of EAI Common Stock are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquirer (or a person affiliated therewith) at a 50% discount. In general, an "Interested Stockholder" will be an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

     Redemption of Rights. The Rights are redeemable, as a whole, at a redemption price of $0.01 per Right, subject to adjustment, at the direction of EAI's Board of Directors, at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of EAI Common Stock.

     Exchange of Shares for Rights. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the beneficial owner of 50% or more of the outstanding shares of EAI Common Stock, EAI's Board of Directors has the right to direct the exchange of shares of EAI Common Stock for all or any part of the Rights (other than Rights that have become void) at the exchange rate of one share of EAI Common Stock per Right, subject to adjustment.

     EAI's Rights Agreement may discriminate against a prospective holder of EAI Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of EAI. See "-- Comparison of Rights of EAI Stockholders and Transom Stockholders -- Stockholders Rights Plan."

DESCRIPTION OF TRANSOM CAPITAL STOCK

     The authorized capital stock of Transom consists of 16,000,000 shares including 6,000,000 shares of preferred stock, 5,128,000 of which are issued and outstanding, and 10,000,000 shares of Transom Common Stock, 1,650,800 of which are issued and outstanding. Of the 6,000,000 shares of preferred stock, Transom has designated 628,000 shares as Transom Series A Preferred Stock and 5,000,000 shares as Transom Series B Preferred Stock.

  Transom Common Stock

     The holders of Transom Common Stock are entitled to one vote on all matters submitted to the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of the Transom Common Stock are entitled to receive ratably such dividends as may be declared by the Transom Board out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of Transom, after payment of liabilities and the liquidation preferences of any outstanding preferred stock, the holders of Transom Common Stock are entitled to receive all assets remaining available for distribution to stockholders. The Transom Common Stock has no preemptive or other subscription of rights, and there are no cumulative voting rights with respect to such shares.

  Preferred Stock

     Holders of the shares of Transom Series A Preferred Stock do not have any voting rights except as may be required by law. Each share of Transom Series B Preferred Stock entitles the holder to one vote for each share of Transom Common Stock into which it will be convertible, on all matters requiring a stockholder vote. Except as otherwise required by Delaware law, the Transom Series B Preferred Stock and the Transom Common Stock will be voted together as one class on all matters brought before the stockholders. Holders of the Transom Series A Preferred Stock and Transom Series B Preferred Stock will be entitled to receive, for each share held and to the same extent as holders of the Transom Common Stock, such cash dividends as the Transom Board may from time to time determine. In the event of a liquidation or dissolution of Transom, holders of Transom Series A Preferred Stock and Transom Series B Preferred Stock shall rank pari passu and will be entitled to a liquidation preference of $1.00 per share before any amounts are distributed among the holders of Transom Common Stock. Other series of preferred stock of Transom may be designated and issued with dividend and liquidation rights that may rank prior to the Transom Series A Preferred Stock and the Transom Series B Preferred Stock. Holders of the Transom Series A Preferred Stock and Transom Series B Preferred Stock will not have any redemption, preemption, subscription or cumulative voting rights. Each share of Transom Series A Preferred Stock and Transom Series B Preferred Stock will be convertible at any time into one share of Transom Common Stock, subject to adjustments in the event of a stock split, stock dividend, combination, exchange of shares and other similar events. However, no adjustments will be made in respect of any issuance of Transom Common Stock upon the exercise of options.

     Transom will have the right, at its option, to cause the conversion of the shares of Transom Series A Preferred Stock and Transom Series B Preferred Stock then issued and outstanding into fully paid and non-assessable shares of Common Stock (other than fractional shares) upon the occurrence of a Conversion Event. A Conversion Event shall be (i) a sale of all or substantially all of the assets of Transom or a merger at a price that returns to the holders of the Transom Series A Preferred Stock and Transom Series B Preferred Stock an amount or value per share greater than the initial conversion price of $1.00 or (ii) the initial public offering of Transom Common Stock pursuant to a registration under the Securities Act where (x) the offering is firmly underwritten at a price per share to the public which is not less than $2.00 and (y) the aggregate gross proceeds (net of any underwriting discount) received by Transom exceed $10,000,000. If the EAI Common Stock price is greater than $42.00 per share at the Effective Time, a Conversion Event will exist.

     In addition to the Transom Series A Preferred Stock and the Transom Series B Preferred Stock, the Transom Board is empowered by Transom's Certificate of Incorporation to designate and issue from time to time additional classes or series of preferred stock without any action of the stockholders. The Transom Board may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences, and limitations of each class or series so authorized. Such action could adversely affect the voting, dividend, liquidation and other rights of the holders of Transom's voting securities or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of Transom.

COMPARISON OF RIGHTS OF EAI STOCKHOLDERS AND TRANSOM STOCKHOLDERS

     Both EAI and Transom are incorporated under the laws of the State of Delaware and are governed by the DGCL. The rights of the holders of Transom Common Stock are currently governed by the DGCL, the Transom Certificate of Incorporation, as amended (the "Transom Certificate"), and Transom's By-laws, as amended (the "Transom By-laws," together with the Transom Certificate, the "Transom Governing Documents"). If the Merger is consummated in accordance with the terms of the Merger Agreement, Transom stockholders will become holders of EAI Common Stock and their rights as such will be governed by the DGCL (as is presently the case), the EAI Certificate and EAI's By-laws, as amended (the "EAI By-laws," together with the EAI Certificate, the "EAI Governing Documents"). Because of the similarities between the Transom Governing Documents and the EAI Governing Documents, the rights of former Transom stockholders following the Merger will remain the same in many respects. In certain other respects, however, the rights of holders of EAI Common Stock differ from those of holders of Transom Common Stock. Certain of the material differences between the rights of holders of Transom Common Stock and the rights of holders of EAI Common Stock are summarized below.

     The following summary is not a complete statement of the rights of holders of EAI Common Stock under applicable Delaware laws or the EAI Governing Documents, or a comprehensive comparison with the rights of the holders of Transom Common Stock under the Transom Governing Documents, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the EAI Governing Documents and the Transom Governing Documents, to which holders of Transom Common Stock are referred. For information as to how such documents may be obtained, see "Available Information."

     Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. The EAI By-laws provide that stockholders seeking to bring business before or nominate directors at any annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of EAI not less than 120 days or more than 150 days prior to the meeting. The EAI By-laws also specify certain requirements for a stockholder's notice to be in proper written form. The DGCL is silent as to advance notice of stockholder proposals and director nominations and, unlike the EAI By-laws, the Transom Governing Documents do not contain a provision requiring such advance notice.

     Directors; Vacancies; Removal. The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and qualifications of directors. The EAI By-laws provide that EAI shall have at least three directors, with the exact number fixed by the Board of Directors. The Transom By-laws provide that Transom shall have at least one and not more than twelve directors, with the exact number determined by resolution of the Board of Directors. The DGCL allows a board of directors to be divided into classes. EAI's Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of EAI's Board of Directors is elected each year. Transom's Board of Directors is not divided into classes. Each of the DGCL, EAI Governing Documents and Transom Governing Documents provides that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. The EAI Certificate provides that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Unless the certificate of incorporation provides otherwise, the DGCL permits a director or the entire board of directors to be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the directors. As the Transom Certificate is silent with respect to director removal, Transom directors can be removed according to the provisions of the DGCL.

     Vote on Certain Fundamental Transactions. The DGCL and the EAI Governing Documents require that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon, except in certain circumstances applying to the surviving corporation in a merger. Although the Transom Governing Documents are silent as to this issue, the DGCL mandates that a plan of merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. Also see "-- Certain Business Combinations."

     Special Meetings of Stockholders; Quorum; Stockholder Action By Written Consent. Under the DGCL, special stockholder meetings may only be called pursuant to a resolution adopted by a majority of the Board of Directors. The DGCL provides that a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of stockholders. In addition, the DGCL generally allows (unless otherwise provided in the certificate of incorporation) for stockholder actions to be taken without a meeting, without prior notice and without a vote, if a written consent is signed by stockholders having not less than the minimum number of votes necessary to authorize or take such action, provided that a subsequent notice of the taking of corporate action by less than unanimous written consent is sent to stockholders who have not consented in writing. The EAI Governing Documents provide that special meetings of stockholders of EAI may be called only by a majority of EAI's board of directors, EAI's chairman or its president. The EAI Governing Documents provide that the stockholders of EAI may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent. The Transom Governing

Documents provide that special meetings of the stockholders of Transom may be called only by the chairman of the board, a majority of the board of directors, the president, or at the written request of stockholders owning a majority of the shares entitled to vote. The Transom By-laws provide that the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at a meeting of the stockholders. The Transom By-laws permit action by written consent if the action taken is set forth in writing and signed by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

     Issuance of Shares. The DGCL provides that the directors of a corporation have the authority to declare issuances of stock.

     Amendment of Certificate of Incorporation and By-laws. The DGCL and the EAI Governing Documents allow EAI to amend its certificate of incorporation if the EAI board of directors adopts a resolution approving such an amendment and the stockholders thereafter approve the proposed amendment, either at a special meeting or at the next annual stockholders meeting. In general, the proposed amendment must be approved at the meeting by a majority of the outstanding stock entitled to vote thereon. The EAI By-laws may be amended by a majority affirmative vote of the shares entitled to vote or a majority affirmative vote of EAI's board of directors. The Transom Governing Documents permit Transom's stockholders or board of directors to amend its by-laws at any regular meeting of the stockholders or board of directors or at any special meeting of the stockholders or of the board of directors if notice of such amendment is contained in the notice of the special meeting.

     Liability and Indemnification of Directors and Officers. The EAI and Transom Governing Documents provide that EAI and Transom shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.
Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The EAI Certificate includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     Payment of Dividends. The DGCL allows a corporation, subject to any restrictions contained in its certificate of incorporation, to pay dividends out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The EAI Certificate permits the payment of dividends in accordance with the DGCL, but, to date, EAI has not paid any cash dividends on the EAI Common Stock. The Transom Certificate also permits the payment of dividends in accordance with the DGCL.

     Appraisal or Dissenters' Rights. Section 262 of the DGCL provides that stockholders of corporations being acquired pursuant to a merger have the right to exercise certain "appraisal rights" to dissent from such corporate action and to demand payment of the fair value of their shares. Such dissenters' rights may be exercised when the stockholders receive any form of consideration for their shares other than (i) shares of stock of the surviving corporation, (ii) shares of stock that are listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system such as the NNM, or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof. Corporations are allowed to enlarge these statutory rights pursuant to their certificate of incorporation, but neither the EAI Certificate nor the Transom Certificate expands upon such rights. See "The Merger -- Dissenters' Rights" for a more detailed discussion of dissenters' rights of the holders of Transom Common Stock.

     Stockholder Rights Plan. EAI has adopted a Stockholder Rights Plan, pursuant to which holders of EAI Common Stock receive one Right, a preferred share purchase right, for each outstanding share of EAI Common Stock, with each Right entitling its holder to purchase one one-hundred-fiftieth of a share of Series A Junior Participating Preferred Stock of EAI for a price of $50.00 per one one-hundred-fiftieth of a share, subject to certain adjustments. The Rights become exercisable if any person or entity acquires 15% or more of the outstanding EAI Common Stock, or commences a tender or exchange offer that would cause the offeror to own 15% or more of the outstanding EAI Common Stock. Under certain circumstances involving an attempted takeover of EAI, holders of Rights would be entitled to purchase shares of EAI Common Stock or common stock of the acquiring person or entity having a value equal to two times the exercise price of the Right. The Rights are redeemable by EAI at a price of $0.01 per Right. See "Description of EAI Stock." Transom has not adopted any similar stockholder rights plan.

     Certain Business Combinations. Section 203 of the DGCL contains a "business combination" section applicable to certain Delaware corporations such as EAI that have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NNM, or (iii) held of record by more than 2,000 stockholders. Section 203 prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows Delaware corporations to elect not to be governed by these provisions. EAI, however, has not so elected, and is subject to the business combination section of the DGCL.

     Because Transom does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the NNM or held of record by more than 2,000 stockholders, Transom is not subject to the business combination provisions of the DGCL.

     Interested Director Transactions. The DGCL provides that contracts or transactions in which one or more of the corporation's directors or officers have an interest ("Interested Contracts or Transactions") are not void or voidable solely because of such interest or because such director was present at the directors' or stockholders' meeting where such contracts or transactions were approved, provided certain conditions are met. Interested Contracts or Transactions may be approved by a majority vote of the disinterested directors or by vote of disinterested stockholders if the material facts of the contracts or transactions and the director's interest in such contracts or transactions are fully disclosed and a vote is taken in good faith. Furthermore, Interested Contracts or Transactions may be approved if such contracts or transactions are shown to be fair and reasonable to the corporation at the time they are authorized, approved or ratified by the board of directors or stockholders and separate disinterested stockholder or disinterested director approval is not required.

     EAI's Quotation on the NNM. EAI Common Stock is quoted on the NNM. In contrast, Transom Common Stock is not listed on a national securities exchange or quotation system. As a result, EAI's stockholders enjoy a broader and more active market for EAI Common Stock than has historically existed for Transom Common Stock.

     Preferred Stock. Pursuant to the EAI Certificate, EAI is authorized to issue up to 20,000,000 shares of EAI Preferred Stock, which may be issued from time to time in one or more series upon authorization by EAI's Board of Directors. Without further approval of the stockholders, the board of directors is authorized to fix the designation of each series, the stated value of each series, the dividend rate and other provisions respecting the payment of dividends, the preferences of the shares in each series, convertibility terms and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of each series.

     Pursuant to the Transom Certificate, Transom is authorized to issue up to 6,000,000 shares of preferred stock, par value $0.001 per share. Of the 6,000,000 shares of preferred stock authorized to be issued, Transom has designated two series of preferred stock. There are 628,000 shares designated as Transom Series A Preferred Stock, of which 478,000 were issued and outstanding as of the Record Date, and 5,000,000 shares designated as Transom Series B Preferred Stock, of which 4,650,000 were issued and outstanding as of the Record Date.

     The holders of Transom Series A Preferred Stock do not have voting rights and are entitled to receive dividends when and as declared by Transom's board of directors. Dividends are non-cumulative, payable quarterly or as the board of directors determines, and are payable before any dividend is declared or paid on shares of Transom Common Stock. If Transom declares a dividend or makes a distribution on the Common Stock, the holders of Transom Series A Preferred Stock are entitled to participate with the holders of the Transom Common Stock in the dividend. In addition, holders of Transom Series A Preferred Stock have certain rights in the event of a liquidation, including, among other things, a liquidation preference over the holders of Transom Common Stock equal to $1.00 per share of Transom Series A Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon, if any, to the date fixed for distribution. The holders of Transom Series A Preferred Stock also may elect to convert their shares (the "Optional Conversion Right") into Transom Common Stock. Under the Optional Conversion Right, each share of Transom Series A Preferred Stock can be converted into one share of Transom Common Stock, subject to adjustment in certain circumstances. Alternatively, Transom has the right, at its option, to cause the conversion of all shares of Transom Series A Preferred Stock into shares of Transom Common Stock on a one-to-one basis, subject to adjustment in certain circumstances, immediately prior to the effective date of, or concurrently with the closing of, certain corporate transactions, including a merger or sale of substantially all of the assets of Transom.

     The holders of Transom Series B Preferred Stock have full voting rights and powers and are entitled to vote on all matters as to which the holders of Transom Common Stock are entitled to vote. Holders of Transom Series B Preferred Stock vote as a single class with holders of Transom Common Stock and are entitled to cast the number of votes equal to the number of shares of Transom Common Stock then issuable upon conversion of such holder's shares of Transom Series B Preferred Stock into Transom Common Stock. Like holders of Transom Series A Preferred Stock, holders of Transom Series B Preferred Stock are entitled to receive dividends when and as declared by Transom's board of directors. Dividends are non-cumulative, payable quarterly or as the board of directors determines, and are payable before any dividend is declared or paid on shares of Transom Common Stock. If Transom declares a dividend or makes a distribution on the Common Stock, the holders of Transom Series B Preferred Stock are entitled to participate with the holders of the Transom Common Stock in the dividend. In addition, holders of Transom Series B Preferred Stock have certain rights in the event of a liquidation, including, among other things, a liquidation preference over the holders of Transom Common Stock equal to $1.00 per share of Transom Series B Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon, if any, to the date fixed for distribution. Upon the occurrence of any liquidation, Transom Series B Preferred Stock ranks pari passu with Transom Series A Preferred Stock. The holders of Transom Series B Preferred Stock also have an Optional Conversion Right, pursuant to which each share of Transom Series B Preferred Stock can be converted into one share of Transom Common Stock, subject to adjustment in certain circumstances. Alternatively, Transom has the right, at its option, to cause the conversion of all shares of Transom Series B Preferred Stock into shares of Transom Common Stock on a one-to-one basis, subject to adjustment in certain circumstances, immediately prior to the effective date of, or concurrently with the closing of, certain corporate transactions, including a merger or sale of substantially all of the assets of Transom.

     Right of First Refusal. The DGCL permits a corporation to impose a restriction on the transfer of stock by either the certificate of incorporation or the by-laws or by an agreement among any number of stockholders and the corporation. Although the EAI Governing Documents are silent as to this issue, the Transom By-laws provide that no stockholder shall sell or otherwise transfer any of the shares of stock without first giving written notice to the corporation stating the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. For thirty days following receipt of such notice, the corporation has the option to purchase all or none of the shares (the "Right of First Refusal"). The Transom By-laws exempt numerous transactions from this provision, including a stockholder's transfer of any or all of such stockholder's shares to Transom and a stockholder's transfer of any and all of its shares pursuant to and in accordance with the terms of any merger. The Right of First Refusal may be waived with respect to any transfer either by Transom, upon duly authorized action of its Board of Directors, or by Transom stockholders, upon the express written consent of the owners of a majority of the voting power of Transom (excluding the votes represented by those shares to be transferred by the transferring stockholder).

                                 LEGAL MATTERS

     The validity of the shares of EAI Common Stock to be issued in connection with the Merger will be passed upon for EAI by Gardner, Carton & Douglas, Chicago, Illinois.

                                  TAX OPINION

     Certain of the tax consequences of the Merger will be passed upon by Ernst & Young LLP. See "The Merger -- Certain Federal Income Tax Consequences."

                                    EXPERTS

EAI

     The consolidated financial statements of EAI at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Annual Report on Form 10-K, for the year ended December 31, 1997, which is incorporated by reference and made a part of this Proxy Statement/ Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

TRANSOM

     The financial statements of Transom as of March 31, 1998 and 1997, and for the year ended March 31, 1998 and for the period from October 7, 1996 (inception) to March 31, 1997, included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and included herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     INDEX TO TRANSOM FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Balance Sheets at March 31, 1997 and 1998 and at June 30,
  1998 (unaudited)..........................................  F-3
Statements of Operations -- Period from inception (October
  7, 1996) to March 31, 1997, the year ended March 31, 1998
  and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-4
Statements of Stockholders' Equity -- Period from inception
  (October 7, 1996) to March 31, 1997, the year ended March
  31, 1998 and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-5
Statements of Cash Flows -- Period from inception (October
  7, 1996) to March 31, 1997, the year ended March 31, 1998
  and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-6
Notes to Financial Statements...............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Transom Technologies, Inc.:

     We have audited the accompanying balance sheets of TRANSOM TECHNOLOGIES, INC. (a Delaware corporation) as of March 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 1998, and for the period from inception (October 7, 1996) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended March 31, 1998, and for the period from inception (October 7, 1996) to March 31, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ARTHUR ANDERSEN LLP

Ann Arbor, Michigan,
July 9, 1998

                           TRANSOM TECHNOLOGIES, INC.

                  BALANCE SHEETS AS OF MARCH 31, 1997 AND 1998
                AND UNAUDITED BALANCE SHEET AS OF JUNE 30, 1998

                                     ASSETS

                                                            AS OF MARCH 31,   AS OF MARCH 31,   AS OF JUNE 30,
                                                                 1997              1998              1998
                                                            ---------------   ---------------   ---------------
                                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...............................    $1,833,475        $ 1,599,340       $ 1,594,459
  Certificate of deposit..................................       500,000                 --                --
  Accounts receivable, less allowance for doubtful
    accounts of $5,000, $5,000 and $25,000 at March 31,
    1997, March 31, 1998 and June 30, 1998,
    respectively..........................................        50,380            498,405           678,737
  Prepaid expenses and other..............................         2,844              9,719            13,797
                                                              ----------        -----------       -----------
         Total current assets.............................     2,386,699          2,107,464         2,286,993
PROPERTY AND EQUIPMENT, net...............................       298,472            636,269           674,749
OTHER ASSETS, net.........................................        93,260             75,680            68,298
                                                              ----------        -----------       -----------
                                                              $2,778,431        $ 2,819,413       $ 3,030,040
                                                              ==========        ===========       ===========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligation.............    $       --        $    99,768       $    83,162
  Accounts payable........................................        99,650            128,357            81,063
  Accrued liabilities.....................................        48,171            175,812           179,793
  Deferred service revenue................................        12,739            169,667           191,667
                                                              ----------        -----------       -----------
         Total current liabilities........................       160,560            573,604           535,685
                                                              ----------        -----------       -----------
CAPITAL LEASE OBLIGATION, less current portion............            --            144,269           141,202
                                                              ----------        -----------       -----------
STOCKHOLDERS' EQUITY:
  Preferred stock --
    Preferred stock, $0.001 par value, 2,000,000,
      1,122,000 and 372,000 shares authorized at March 31,
      1997, March 31, 1998 and June 30, 1998,
      respectively, no shares issued and outstanding......            --                 --                --
    Series A, nonvoting convertible preferred stock,
      $0.001 par value, 1,000,000, 628,000 and 628,000
      shares authorized at March 31, 1997, March 31, 1998
      and June 30, 1998, respectively, 478,000 shares
      issued and outstanding..............................           478                478               478
    Series B, voting convertible preferred stock, $0.001
      par value, 3,000,000, 4,250,000 and 5,000,000 shares
      authorized, 3,000,000, 4,250,000 and 4,650,000
      shares issued and outstanding at March 31, 1997,
      March 31, 1998 and June 30, 1998, respectively......         3,000              4,250             4,650
  Common stock, $0.001 par value, 10,000,000 shares
    authorized, 1,625,000, 1,650,800 and 1,650,800 shares
    issued and outstanding at March 31, 1997, March 31,
    1998 and June 30, 1998, respectively..................         1,625              1,651             1,651
  Additional paid-in capital..............................     3,055,455          4,293,377         4,846,049
  Note receivable.........................................        (1,500)                --                --
  Accumulated deficit.....................................      (441,187)        (2,198,216)       (2,499,675)
                                                              ----------        -----------       -----------
         Total stockholders' equity.......................     2,617,871          2,101,540         2,353,153
                                                              ----------        -----------       -----------
                                                              $2,778,431        $ 2,819,413       $ 3,030,040
                                                              ==========        ===========       ===========

      The accompanying notes are an integral part of these balance sheets.

                           TRANSOM TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                 THE THREE MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                          THREE MONTHS   THREE MONTHS
                                             INCEPTION TO   YEAR ENDED       ENDED          ENDED
                                              MARCH 31,      MARCH 31,      JUNE 30,       JUNE 30,
                                                 1997          1998           1997           1998
                                             ------------   -----------   ------------   ------------
                                                                                  (UNAUDITED)
REVENUES...................................   $  93,900     $ 1,362,107    $ 178,164      $ 606,000
COST OF REVENUES...........................       5,489          20,430       24,196         16,660
                                              ---------     -----------    ---------      ---------
          Gross profit.....................      88,411       1,341,677      153,968        589,340
                                              ---------     -----------    ---------      ---------
OPERATING EXPENSES:
  Research, development and engineering....      92,244       1,329,187      188,295        400,753
  Sales and marketing......................      89,202         984,249      157,388        242,018
  General and administrative...............     355,392         818,940      222,031        247,396
                                              ---------     -----------    ---------      ---------
          Total operating expenses.........     536,838       3,132,376      567,714        890,167
                                              ---------     -----------    ---------      ---------
          Loss from operations.............    (448,427)     (1,790,699)    (413,746)      (300,827)
INTEREST INCOME............................       9,506          38,390        8,959          1,368
INTEREST EXPENSE...........................      (2,266)         (4,720)          --         (2,000)
                                              ---------     -----------    ---------      ---------
NET LOSS...................................   $(441,187)    $(1,757,029)   $(404,787)     $(301,459)
                                              =========     ===========    =========      =========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                      THE THREE MONTHS ENDED JUNE 30, 1998

                                                                 SERIES A
                                                                NON-VOTING           SERIES B
                                                               CONVERTIBLE         CONVERTIBLE
                                           PREFERRED STOCK   PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                                           ---------------   ----------------   ------------------   ------------------
                                           SHARES   AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                           ------   ------   -------   ------   ---------   ------   ---------   ------
BALANCE AT INCEPTION (OCTOBER 7, 1996)...     --    $  --         --    $ --           --   $  --           --   $  --
  Issuance of common stock...............     --       --         --      --           --      --    1,025,000   1,025
  Issuance of Series A preferred stock in
    exchange for services................     --       --     28,000      28           --      --           --      --
  Issuance of Series A preferred stock
    and common stock in exchange for
    grant of technology license..........     --       --    450,000     450           --      --      600,000     600
  Issuance of Series B preferred stock...     --       --         --      --    3,000,000   3,000           --      --
  Repayment of notes receivable..........     --       --         --      --           --      --           --      --
  Net loss for the period from inception
    (October 7, 1996) to March 31,
    1997.................................     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT MARCH 31, 1997................     --       --    478,000     478    3,000,000   3,000    1,625,000   1,625
  Issuance of Series B preferred stock...     --       --         --      --    1,250,000   1,250           --      --
  Repayment of notes receivable..........     --       --         --      --           --      --           --      --
  Issuance of common stock...............     --       --         --      --           --      --       25,800      26
  Net loss for the year..................     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT MARCH 31, 1998................     --       --    478,000     478    4,250,000   4,250    1,650,800   1,651
  Issuance of Series B preferred stock
    (Unaudited)..........................     --       --         --      --      400,000     400           --      --
  Net loss for the quarter (Unaudited)...     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT JUNE 30, 1998 (UNAUDITED).....     --    $  --    478,000    $478    4,650,000   $4,650   1,650,800   $1,651
                                           ======   ======   =======    ====    =========   ======   =========   ======


                                           ADDITIONAL                                  TOTAL
                                            PAID-IN       NOTES      ACCUMULATED   STOCKHOLDERS'
                                            CAPITAL     RECEIVABLE     DEFICIT        EQUITY
                                           ----------   ----------   -----------   -------------
BALANCE AT INCEPTION (OCTOBER 7, 1996)...  $       --    $     --    $       --     $        --
  Issuance of common stock...............      19,475     (10,500)           --          10,000
  Issuance of Series A preferred stock in
    exchange for services................       1,372          --            --           1,400
  Issuance of Series A preferred stock
    and common stock in exchange for
    grant of technology license..........      51,450          --            --          52,500
  Issuance of Series B preferred stock...   2,983,158          --            --       2,986,158
  Repayment of notes receivable..........          --       9,000            --           9,000
  Net loss for the period from inception
    (October 7, 1996) to March 31,
    1997.................................          --          --      (441,187)       (441,187)
                                           ----------    --------    -----------    -----------
BALANCE AT MARCH 31, 1997................   3,055,455      (1,500)     (441,187)      2,617,871
  Issuance of Series B preferred stock...   1,237,690          --            --       1,238,940
  Repayment of notes receivable..........          --       1,500            --           1,500
  Issuance of common stock...............         232          --            --             258
  Net loss for the year..................          --          --    (1,757,029)     (1,757,029)
                                           ----------    --------    -----------    -----------
BALANCE AT MARCH 31, 1998................   4,293,377          --    (2,198,216)      2,101,540
  Issuance of Series B preferred stock
    (Unaudited)..........................     552,672          --            --         553,072
  Net loss for the quarter (Unaudited)...          --          --      (301,459)       (301,459)
                                           ----------    --------    -----------    -----------
BALANCE AT JUNE 30, 1998 (UNAUDITED).....  $4,846,049    $     --    $(2,499,675)   $ 2,353,153
                                           ==========    ========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                 THE THREE MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                                       THREE MONTHS   THREE MONTHS
                                                          INCEPTION TO   YEAR ENDED       ENDED          ENDED
                                                           MARCH 31,      MARCH 31,      JUNE 30,       JUNE 30,
                                                              1997          1998           1997           1998
                                                          ------------   -----------   ------------   ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $ (441,187)   $(1,757,029)   $ (404,787)    $ (301,459)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization......................       22,836        144,527        24,000         27,500
     Provision for uncollectible accounts receivable....           --             --            --         20,000
     Series A preferred stock issued for services.......        1,400             --            --             --
     Increase (decrease) in cash resulting from changes
       in --
       Accounts receivable..............................      (50,380)      (448,025)      (41,835)      (200,332)
       Prepaid expenses and other.......................       (2,844)        (6,875)       (1,093)        (4,078)
       Other assets.....................................      (49,484)        (9,324)       (6,629)         7,382
       Accounts payable.................................       99,650         28,707       (66,623)       (47,294)
       Accrued liabilities..............................       48,171        127,641        11,097          3,981
       Deferred service revenue.........................       12,739        156,928        73,888         22,000
                                                           ----------    -----------    ----------     ----------
          Net cash used in operating activities.........     (359,099)    (1,763,450)     (411,982)      (472,300)
                                                           ----------    -----------    ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................     (312,584)      (193,339)     (181,384)       (65,980)
  Redemption (purchase) of certificate of deposit.......     (500,000)       500,000       500,000             --
  Repayment of notes receivable for common stock........        9,000          1,500            --             --
                                                           ----------    -----------    ----------     ----------
          Net cash provided by (used in) investing
            activities..................................     (803,584)       308,161       318,616        (65,980)
                                                           ----------    -----------    ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Series B preferred stock....    2,986,158      1,238,940            --        553,072
  Proceeds from issuance of common stock................       10,000            258            --             --
  Repayments under capital lease obligation.............           --        (18,044)           --        (19,673)
  Proceeds from borrowings from officers................      170,000             --            --             --
  Repayments of borrowings from officers................     (170,000)            --            --             --
                                                           ----------    -----------    ----------     ----------
          Net cash provided by financing activities.....    2,996,158      1,221,154            --        533,399
                                                           ----------    -----------    ----------     ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    1,833,475       (234,135)      (93,366)        (4,881)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........           --      1,833,475     1,833,475      1,599,340
                                                           ----------    -----------    ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............   $1,833,475    $ 1,599,340    $1,740,109     $1,594,459
                                                           ==========    ===========    ==========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid for interest................................   $    2,266    $     4,720    $       --     $    2,500
                                                           ==========    ===========    ==========     ==========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY

     Transom Technologies, Inc. (the "Company") was formed on October 7, 1996, for the purpose of commercializing leading-edge human modeling and simulation software technology previously developed at the University of Pennsylvania. The company develops, markets and supports human modeling and simulation software and provides consulting, training and maintenance services to customers in both domestic and international markets.

     The Company is in the early phases of implementing its operating strategy. The Company's future success is subject to several technical and business risks including customer acceptance, availability and retention of key employees, competition and technological changes.

(2) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue consists primarily of license fees for the Company's software products. Revenue is recognized only when a customer contract is fully executed, the software is delivered and no significant remaining obligations to the customer exist.

     Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the respective agreements. Revenue from other services is recognized upon performance of the service.

COST OF REVENUE

     Cost of revenue consists primarily of costs attributable to software documentation and distribution.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses include payroll costs and overhead expenses attributable to research and development activities.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Additions to property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which generally range from three to seven years.

OTHER ASSETS

     Other assets consist primarily of a technology license (see Note 8) and legal and other expenses related to establishing the Company and its operations that have been capitalized and are being amortized over five years. As of March 31, 1998 and 1997, accumulated amortization of capitalized legal and other expenses totaled $17,253 and $8,724, respectively.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plan using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees."

                           TRANSOM TECHNOLOGIES, INC.

Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosure of the fair value at the date of grant of stock options granted during 1998 and 1997 in Note 6, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."

PRODUCT DEVELOPMENT

     Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology. Amounts that would have been capitalized under this statement after consideration of the above factors were immaterial, and therefore no software development costs have been capitalized by the Company.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1997, Statement of Position 97-2, "Software Revenue Recognition," was issued. This pronouncement provides guidance on recognizing revenue on software transactions. The Company will be required to adopt this new standard for transactions entered into beginning April 1, 1998. The Company believes that the implementation of this statement will not have an impact on its financial statements or its current revenue recognition policies.

     In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". The Company will be required to adopt these new standards for the year ending March 31, 1999. The Company believes that the implementation of these statements will not have a material effect on its financial statements or results of operations for the periods presented.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

                           TRANSOM TECHNOLOGIES, INC.

(3) PROPERTY AND EQUIPMENT

     As of March 31, property and equipment consisted of the following:

                                                                1998        1997
                                                              ---------   --------
Computer equipment..........................................  $ 669,397   $258,965
Office furniture and equipment..............................     94,595     49,217
Leasehold improvements......................................     16,258      4,402
                                                              ---------   --------
                                                                780,250    312,584
Less -- Accumulated depreciation and amortization...........   (143,981)   (14,112)
                                                              ---------   --------
                                                              $ 636,269   $298,472
                                                              =========   ========

     As of March 31, 1998, the cost of assets under capital leases included above totaled $262,081. As of March 31, 1998, accumulated depreciation on these assets totaled $ 27,013. There were no assets under capital leases in 1997.

(4) LINE OF CREDIT AND CAPITAL LEASE OBLIGATION

     The Company has a line-of-credit agreement with a bank whereby the Company may borrow up to $500,000. Outstanding borrowings bear interest at the bank's prime rate (8.5% as of March 31, 1998). No borrowings were outstanding as of March 31, 1998. The agreement expires on August 31, 1998.

     In 1998, the Company entered into two capital leases for computer equipment totaling $262,081. The leases are payable in monthly installments totaling $8,314, including interest at a weighted average rate of 8.8%, through March 2001. The leases are collateralized by the related equipment. Scheduled future maturities under these leases as of March 31, 1998, are as follows:

1999........................................................  $ 99,768
2000........................................................    99,768
2001........................................................    77,004
                                                              --------
                                                               276,540
Less -- Interest............................................    32,503
Less -- Current portion.....................................    99,768
                                                              --------
                                                              $144,269
                                                              ========

(5) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                1998         1997
                                                              ---------    ---------
Currently payable...........................................  $      --    $      --
Deferred income tax credit..................................   (590,100)    (148,900)
Increase in valuation allowance.............................    590,100      148,900
                                                              ---------    ---------
                                                              $      --    $      --
                                                              =========    =========

     The effective tax rate differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

                           TRANSOM TECHNOLOGIES, INC.

     The components of the deferred income tax benefit as of March 31 are as follows:

                                                                1998        1997
                                                              ---------   ---------
Deferred income tax benefit --
  Net operating loss carryforwards..........................  $ 695,600   $ 142,200
  Accrued liabilities.......................................     33,500      10,200
  Property and equipment and other assets...................      6,900      (3,500)
  Capital lease obligation..................................      3,000          --
                                                              ---------   ---------
                                                                739,000     148,900
  Less -- Valuation allowance...............................   (739,000)   (148,900)
                                                              ---------   ---------
                                                              $      --   $      --
                                                              =========   =========

     As of March 31, 1998 the Company has available net operating loss carryforwards of approximately $2,050,000 which can be utilized to offset future taxable income and expire in 2012 and 2013. The Company's ability to utilize these loss carryforwards may be limited under Section 382 of the Internal Revenue Code. This and other deferred income tax benefits are fully reserved by a valuation allowance as realizability of these tax benefits is not assured.

(6) STOCKHOLDERS' EQUITY

COMMON STOCK

     The Company and its founding stockholders (the Founders) have entered into agreements generally providing the Company the right of first refusal to repurchase any shares of common stock offered for sale by the Founders or upon termination of a Founder's employment with the Company.

     The Company has reserved for issuance such number of shares of its authorized but unissued common stock necessary to effect conversion of all outstanding shares of Series A convertible preferred stock and Series B convertible preferred stock and exercise of all outstanding options and warrants. The holder of each outstanding share of common stock is entitled to one voting right per share.

     In 1998, the Company issued a warrant to purchase 25,800 shares of common stock at $0.01 per share. The warrant may be exercised upon the issuance of stock by the Company. This warrant was exercised in 1998.

PREFERRED STOCK

     In 1998, the Company decreased the authorized shares of preferred stock by 1,250,000 shares and increased the authorized shares of Series B convertible preferred stock by 1,250,000 shares. In addition, the Company decreased the authorized shares of Series A convertible preferred stock by 372,000 shares and increased the authorized shares of preferred stock by 372,000 shares.

     The preferred stock has not yet been designated or issued and, as such, it has no rights, privileges or preferences associated with it.

     The holders of Series A and Series B convertible preferred stock have certain rights, privileges and preferences which include the following:

  Dividends

     The holders are entitled to receive dividends before any dividend is declared or paid on shares of common stock. Such dividends shall be payable only when declared by the Board of Directors and shall be noncumulative. In the event the Company declares a distribution of equity securities, indebtedness issued by

                           TRANSOM TECHNOLOGIES, INC.

the Company, or options or rights to purchase securities, the holders of convertible preferred stock are entitled to a proportionate share.

  Conversion

     At the holder's option, each share of convertible preferred stock is convertible at any time into shares of common stock at the conversion rate, as defined, which is initially equal to $1 per share. The shares shall automatically convert into common stock upon the closing of an initial public offering of the Company's common stock, as defined.

  Voting Rights

     The holder of each outstanding share of Series A convertible preferred stock has no voting rights. The holder's consent is not required for the taking of any corporate action.

     The holder of each outstanding share of Series B convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted and to the same voting rights and powers as the holders of common stock.

  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holder of each share of convertible preferred stock is entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to $1 per share, subject to adjustment, plus any accrued but unpaid dividends on those shares.

  Series A Non-Voting Convertible Preferred Stock Warrants

     In 1997, the Company issued a warrant to purchase 150,000 shares of Series A convertible preferred stock at $0.01 per share (see Note 8). The warrant may be exercised upon the occurrence of any of the following events: (1) consummation of an initial public offering, (2) sale of substantially all assets of the Company, (3) merger of the Company whereby the Company is not the surviving entity, and (4) the effectuation of a transaction or series of related transactions in which a greater than 50% ownership change occurs within a three-month period. The warrant has no expiration date. As of March 31, 1998, this warrant was not exercised.

  Stock Option Plan

     In November 1996, the Company established a stock option plan (the Plan) to increase its ability to attract and retain key employees, consultants and directors. Options granted may be either incentive stock options, which are granted at the fair market value of the common stock on the date of grant (as determined under the Plan), or nonqualified stock options, which are generally granted at the fair market value of the common stock on the date of grant. Options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the plan is 1,675,000. Options granted generally become exercisable over a period of three to five years from the date of grant except that 135,000 options vest over a one-year period. Outstanding options expire ten years after the date of grant. As of March 31, 1998 and 1997, the weighted average fair value of options granted was $0.26 and $0.11, respectively.

                           TRANSOM TECHNOLOGIES, INC.

     Information concerning stock options is as follows:

                                                                               WEIGHTED
                                                                               EXERCISE
                                                      NUMBER OF     PRICE      AVERAGE
                                                       SHARES     PER SHARE     PRICE
                                                      ---------   ----------   --------
Outstanding -- Inception (October 7, 1996)..........         --           --       --
1997 Activity --
  Options granted...................................    800,200   $0.02-0.65    $0.15
  Options exercised.................................         --
  Options cancelled.................................         --
                                                      ---------
Outstanding -- March 31, 1997.......................    800,200   $0.02-0.65    $0.15
1998 Activity --
  Options granted...................................    538,100   $     0.65    $0.65
  Options exercised.................................         --
  Options cancelled.................................    (86,533)  $     0.65    $0.65
                                                      ---------
Outstanding -- March 31, 1998.......................  1,251,767                 $0.30
                                                      =========
Exercisable -- March 31, 1998.......................    236,000
                                                      =========

     Using the intrinsic value method under APB 25, no compensation expense has been recognized in the accompanying statement of operations for options granted at fair value. Had compensation expense been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss in 1998 and 1997 would have been increased by pro forma compensation expense of $2,135 and $752, respectively. This pro forma compensation expense may not be representative of that to be expected in future years.

     The fair value of these options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions: Weighted average risk free interest rate of 6.33%; dividend yield of 0%; and expected life of options of five years.

     Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

(7) RELATED PARTY TRANSACTIONS

     The Secretary of the Board of Directors of the Company is a partner in a law firm which provides services to the Company. Payments to this law firm for professional services were approximately $62,000 in 1998. Payments to this firm were not significant in 1997.

(8) TECHNOLOGY LICENSE

     Effective December 3, 1996, the Company entered into a license agreement with the University of Pennsylvania (Penn) whereby the Company has been granted the exclusive, worldwide license to use technology developed by Penn to develop, sell and distribute products based on this technology and to grant sublicenses to third parties as appropriate. The agreement expires on the later of the expiration date of the last

                           TRANSOM TECHNOLOGIES, INC.

to expire of the copyrights for the technology or December 3, 2046. As consideration for the license, the Company:

          (1) Issued 450,000 shares of Series A convertible preferred stock to Penn.

          (2) Issued warrants to Penn for 150,000 additional shares of Series A convertible preferred stock (see Note 6).

          (3) Issued 600,000 shares of common stock directly to the individuals at Penn responsible for the development of the technology.

     The shares of Series A convertible preferred stock and common stock, were valued at $0.05 per share. The total aggregate value of the preferred and common shares of $52,500 has been capitalized and is being amortized over five years on a straight-line basis. As of March 31, 1998 and 1997, accumulated amortization totaled $21,875 and $3,500, respectively.

(9) COMMITMENTS

     The Company entered into noncancelable operating lease agreements for its office space and office equipment which expire at various dates through February 2001. Rent expense under all agreements totaled approximately $84,000 and $12,600 in 1998 and 1997, respectively. Minimum future rental commitments under these agreements are as follows:

1999.....................................................   $ 81,000
2000.....................................................     26,000
2001.....................................................     23,000
                                                            --------
                                                            $130,000
                                                            ========

(10) BENEFIT PLAN

     In August 1997, the Company established a 401(k) plan (the Plan) for the benefit of its employees. Participants may contribute up to 15% of their compensation to the Plan. The Company matches 25% of participant contributions up to a maximum of 6% of the participant's compensation. Total expense under the Plan in 1998 was $14,000.

(11) SUBSEQUENT EVENTS

     In June 1998, the Company decreased the authorized shares of preferred stock by 750,000 shares and increased the authorized shares of Series B convertible preferred stock by 750,000 shares. The Company then issued 400,000 shares of Series B convertible preferred stock for net proceeds of $553,072.

     On July 9, 1998, the Company received and signed a letter of intent to be acquired in a transaction to be accounted for as a pooling of interests.

                                                                      APPENDIX A


                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          ENGINEERING ANIMATION, INC.

                                      AND

                           TRANSOM TECHNOLOGIES, INC.

                            ------------------------


                          DATED AS OF AUGUST 19, 1998


                            ------------------------

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER


 ARTICLE I. THE MERGER..................................................   A-1
  1.1.      The Merger..................................................   A-1
  1.2.      Closing.....................................................   A-1
  1.3.      Effective Time..............................................   A-1
  1.4.      Effects of the Merger.......................................   A-1
  1.5.      Certificate of Incorporation and By-Laws....................   A-1
  1.6.      Directors and Officers......................................   A-1
  1.7.      Tax and Accounting Consequences.............................   A-2
ARTICLE II. CONVERSION AND EXCHANGE OF SHARES...........................   A-2
  2.1.      Definition..................................................   A-2
  2.2.      Total Merger Consideration..................................   A-2
  2.3.      Conversion of Transom Series A Warrants.....................   A-2
  2.4.      Conversion of Transom Preferred Stock.......................   A-2
  2.5.      Conversion of Transom Common Stock..........................   A-3
  2.6.      Exchange of Shares..........................................   A-4
  2.7.      Options to Acquire Transom Common Stock.....................   A-4
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF..........................   A-5
  3.1.      Corporate Organization......................................   A-5
  3.2.      Capitalization..............................................   A-5
  3.3.      Authority; No Violation.....................................   A-5
  3.4.      Consents and Approvals......................................   A-6
  3.5.      Reports.....................................................   A-6
  3.6.      Compliance with Applicable Law..............................   A-6
  3.7.      Financial Statements........................................   A-6
  3.8.      Absence of Certain Changes or Events........................   A-7
  3.9.      Legal Proceedings and Restrictions..........................   A-7
  3.10.     Taxes and Tax Returns.......................................   A-7
  3.11.     Employee Benefits...........................................   A-9
  3.12.     Employment and Labor Relations..............................  A-10
  3.13.     Contracts...................................................  A-10
  3.14.     Undisclosed Liabilities.....................................  A-11
  3.15.     Environmental Liability.....................................  A-11
  3.16.     Tangible Assets.............................................  A-12
  3.17.     Real Property...............................................  A-12
  3.18.     Intellectual Property.......................................  A-12
  3.19.     Notes and Accounts Receivable...............................  A-13
  3.20.     Bank Accounts and Powers of Attorney........................  A-13
  3.21.     Guaranties..................................................  A-13
  3.22.     Insurance...................................................  A-13
  3.23.     Service Contracts and Warranties............................  A-13
  3.24.     Certain Relationships.......................................  A-13
  3.25.     S-4 Information.............................................  A-13
  3.26.     Broker's Fees...............................................  A-14
  3.27.     Certain Customer Relationships..............................  A-14
  3.28.     Disclosure..................................................  A-14

 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EAI.........................................................        A-14
      4.1.   Corporate Organization.........................................................................       A-14
      4.2.   Capitalization.................................................................................       A-14
      4.3.   Authority; No Violation........................................................................       A-14
      4.4.   Consents and Approvals.........................................................................       A-15
      4.5.   SEC Reports....................................................................................       A-15
      4.6.   S-4 Information................................................................................       A-15
      4.7.   Broker's Fee...................................................................................       A-15
      4.8.   Disclosure.....................................................................................       A-15
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................................        A-15
      5.1.   Conduct of Business Prior to the Effective Time................................................       A-15
      5.2.   Transom Forbearances...........................................................................       A-16
ARTICLE VI. ADDITIONAL AGREEMENTS..........................................................................        A-16
      6.1.   Regulatory and Other Matters...................................................................       A-16
      6.2.   Access to Information..........................................................................       A-17
      6.3.   Stockholders' Approval.........................................................................       A-17
      6.4.   NNM Listing....................................................................................       A-17
      6.5.   Affiliates.....................................................................................       A-17
      6.6.   Additional Agreements..........................................................................       A-17
      6.7.   Advice of Changes..............................................................................       A-17
      6.8.   Takeover Proposals.............................................................................       A-17
ARTICLE VII. CONDITIONS PRECEDENT..........................................................................        A-18
      7.1.   Conditions to Each Party's Obligation To Effect the Merger.....................................       A-18
      7.2.   Conditions to Obligations of EAI...............................................................       A-19
      7.3.   Conditions to Obligations of Transom...........................................................       A-20
ARTICLE VIII. TERMINATION AND AMENDMENT....................................................................        A-20
      8.1.   Termination....................................................................................       A-20
      8.2.   Effect of Termination..........................................................................       A-21
      8.3.   Amendment; Extension; Waiver...................................................................       A-21
ARTICLE IX. GENERAL PROVISIONS.............................................................................        A-22
      9.1.   Expenses.......................................................................................       A-22
      9.2.   Notices........................................................................................       A-22
      9.3.   Interpretation.................................................................................       A-22
      9.4.   Counterparts; Facsimile........................................................................       A-23
      9.5.   Entire Agreement...............................................................................       A-23
      9.6.   Governing Law..................................................................................       A-23
      9.7.   Severability...................................................................................       A-23
      9.8.   Publicity......................................................................................       A-23
      9.9.   Assignment; Third Party Beneficiaries..........................................................       A-23
     9.10.   Knowledge and Awareness........................................................................       A-23
     9.11.   Construction...................................................................................       A-23
     9.12.   Pooling of Interests Accounting; Tax Free Reorganization.......................................       A-23
                                                                                                   EXHIBITS
 Exhibit A   Form of Affiliate Letters
 Exhibit B   Form of Tax Opinion
 Exhibit C   Form of Legal Opinion of Counsel to Transom
 Exhibit D   Form of Certifications Regarding Tax Matters
 Exhibit E   Form of Legal Opinion of General Counsel of EAI

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 19, 1998 (the "Agreement"), by and between ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), and TRANSOM TECHNOLOGIES, INC., a Delaware corporation ("Transom").


     WHEREAS, the Boards of Directors of EAI and Transom have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which Transom, subject to the terms and conditions set forth herein, shall merge with and into EAI (the "Merger").

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.


     WHEREAS, as of July 29, 1998, EAI and Transom entered into an Agreement and Plan of Merger (the "Original Agreement"), and the parties desire to amend and restate the Original Agreement in its entirety in the manner provided herein.



     WHEREAS, the Disclosure Schedule delivered by Transom in connection with the Original Agreement shall be deemed to be the Disclosure Schedule delivered by Transom in connection with this Agreement.


     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Transom shall merge with and into EAI. EAI shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Delaware under the name "Engineering Animation, Inc." Upon consummation of the Merger, the separate corporate existence of Transom shall terminate.

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, as soon as practicable but in any event within two business days after the satisfaction or waiver of the latest to occur of the conditions set forth in
Article VII, unless extended by mutual agreement of the parties (the "Closing Date"). The parties anticipate that the Closing shall occur on or before September 30, 1998.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective as set forth in the certificate of merger in a form mutually acceptable to the parties (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on or, if both parties agree, before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

     1.5. Certificate of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation and By-Laws of EAI shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.6. Directors and Officers. The directors and officers of EAI immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7. Tax and Accounting Consequences. EAI and Transom intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code. EAI and Transom also intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                  ARTICLE II.

                       CONVERSION AND EXCHANGE OF SHARES

     2.1. Definitions. The following terms shall have the following respective meanings for purposes of this Agreement:

     (a) "EAI Common Stock" shall mean each share of the Common Stock, $.01 par value per share, of EAI.

     (b) "EAI Stock Value" shall mean the average of the high and low per share sale price of the EAI Common Stock, as reported on the NASDAQ Stock Market National Market (the "NNM"), for the second trading day prior to the Closing, as reported in the NNM listings published in The Wall Street Journal.

     (c) "Transom Certificate" shall mean each certificate representing any shares of Transom Stock outstanding immediately prior to the Effective Time.

     (d) "Transom Common Stock" shall mean each share of the common stock, $.001 par value per share, of Transom.

     (e) "Transom Options" shall mean all options outstanding immediately prior to the Effective Time, whether or not then exercisable, to purchase shares of Transom Common Stock.

     (f) "Transom Preferred Stock" shall mean each share of the preferred stock, $.001 par value per share, of Transom.

     (g) "Transom Series A Preferred Stock" shall mean each share of Transom Preferred Stock designated as "Series A Non-Voting Convertible Preferred Stock".

     (h) "Transom Series A Warrants" shall mean all issued and outstanding warrants to purchase shares of Transom Series A Preferred Stock.

     (i) "Transom Series B Preferred Stock" shall mean each share of Transom Preferred Stock designated as "Series B Convertible Preferred Stock".

     (j) "Transom Stock" shall mean all of the Transom Common Stock and the Transom Preferred Stock.


     2.2. Total Merger Consideration. The total consideration payable as provided herein to holders of Transom Common Stock and Transom Options upon consummation of the Merger (the "Total Merger Consideration") shall be equal to 235,000 shares of EAI Common Stock.


     2.3. Conversion of Transom Series A Warrants. At or prior to the Effective Time, Transom shall cause all of the issued and outstanding Transom Series A Warrants to be fully converted into shares of Transom Common Stock on a one share of Transom Preferred Stock issuable under such Transom Series A Warrants for one share of Transom Common Stock basis pursuant to the terms of the Transom Series A Warrants (the "Warrant Conversion"). All of the Transom Series A Warrants and/or Transom Preferred Stock to be converted into Transom Common Stock pursuant to this Section 2.3 shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Warrant Conversion (the "Warrant Conversion Time"), and each warrant or certificate previously representing any such Transom Preferred Stock (or the right to purchase Transom Preferred Stock) shall thereafter represent the right to receive that number of Transom Common Shares as determined by this Section 2.3.

     2.4. Conversion of Transom Preferred Stock. At or prior to the Effective Time, Transom shall cause the conversion of all of the issued and outstanding shares of Transom Preferred Stock into shares of Transom

Common Stock on a one share of Transom Preferred Stock for one share of Transom Common Stock basis pursuant to Transom's Certificate of Incorporation (the "Preferred Share Conversion"). All of the shares of Transom Preferred Stock to be converted into Transom Common Stock pursuant to this Section 2.4 shall no longer be outstanding and shall automatically be canceled and cease to exist as of the effective time of the Preferred Share Conversion (the "Preferred Stock Conversion Time"), and each certificate previously representing any such shares of Transom Preferred Stock shall thereafter represent the right to receive that number of Transom Common Shares as determined by this Section 2.4.

     2.5. Conversion of Transom Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Transom or any stockholder of Transom:


     (a) Each share of the Transom Common Stock issued and outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time), other than Dissenter's Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock at the Exchange Ratio. The "Exchange Ratio" shall be determined as follows: each share of Transom Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) 235,000 divided by (y) the sum of (i) the total number of shares of Transom Common Stock outstanding immediately prior to the Effective Time (but after the Warrant Conversion Time and the Preferred Stock Conversion Time) plus
(ii) the number of shares of Transom Common Stock issuable upon the exercise of all outstanding Transom Options.


     (b) No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former stockholder of Transom who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to six decimal places when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this
Section 2.5.

     (c) All of the shares of Transom Stock to be converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each certificate previously representing any such shares of Transom Common Stock (a "Common Certificate") shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of Transom Common Stock represented by such Common Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Transom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Total Merger Consideration.

     (d) Subject to the terms and conditions of this Agreement, shares of Transom Stock with respect to which dissenters rights have been properly demanded in accordance with the DGCL ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due and payable with respect to such Dissenters' Shares pursuant to the provisions of the DGCL. Transom shall give EAI (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by Transom and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Transom shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EAI, settle or offer to settle any such demands.

     (e) At the Effective Time, all shares of Transom Stock that are owned by Transom as treasury stock and all shares of Transom Stock that are owned, directly or indirectly, by Transom or EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Transom shall become treasury stock of EAI.

     (f) After the Effective Time, there shall be no transfers on Transom's stock transfer books of shares of Transom Stock.

     2.6. Exchange of Shares. (a) At or any time after the Closing, each stockholder of Transom shall have the right to deliver to EAI a properly completed letter of transmittal in a form reasonably satisfactory to EAI (the "Transmittal Letter") and Transom Certificates representing all of the issued and outstanding shares of Transom Stock owned by such stockholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature or kind whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Transom Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement and the Transmittal Letter, the holder of such Transom Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Transom Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Transom Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Transom Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Transom Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Transom Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any Transom Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Transom Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Transom Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     2.7. Options to Acquire Transom Common Stock.

     (a) At the Effective Time, each outstanding Transom Option shall be fully vested in accordance with the terms of the Transom Options and the Option Plan (as defined below), and shall be assumed by EAI. Each such Transom Option so assumed by EAI under this Agreement shall continue to have and be subject to the same terms and conditions set forth in the applicable Transom Option immediately prior to the Effective Time, except that the Transom Option shall be fully vested as provided in the preceding sentence. Each such Transom Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Transom Option, (i) the same number of shares of EAI Common Stock as such Transom Option would have been exchangeable for had such Transom Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Transom Common Stock otherwise purchasable pursuant to such Transom Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Transom Option shall not include any fractional share and, upon exercise of such Transom Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. It is the intention of the parties that the Transom Options issued pursuant to that certain Transom 1996 Equity Compensation Plan (the "Option Plan") which have been assumed by EAI as provided herein, to the extent that they pertain to the purchase of EAI Common Stock thereunder, shall continue to qualify as incentive stock options under Section 422 of the Code to the same extent immediately after the Closing as such Transom Options so qualified immediately prior to the Closing.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Transom Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Transom Options shall be deemed to be appropriately amended so that such Transom Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Transom Options (subject to the adjustments required by this Section
2.7 after giving effect to the assumption by EAI as set forth above).

     (c) EAI shall file within five (5) business days following the Closing Date and use its reasonable efforts to maintain the effectiveness of a Form S-8 registration statement covering the Transom Options (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Transom Options remain outstanding.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF TRANSOM

     Except as disclosed by Transom in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Transom represents and warrants to EAI as follows:

     3.1. Corporate Organization. (a) Transom is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transom has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in the States of Michigan, Pennsylvania and Delaware, which constitutes each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined in Section 3.8 below) on Transom. Correct and complete copies of the Certificate of Incorporation and By-Laws of Transom, as in effect on the date of this Agreement, have been made available to EAI by Transom.

     (b) Transom does not own of record or beneficially, directly or indirectly,
(i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     (c) The minute books of Transom accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the stockholders of Transom.

     3.2. Capitalization. The authorized capital stock of Transom consists of
(a) 10,000,000 shares of Transom Common Stock, of which 1,650,800 shares are issued and outstanding and 1,537,667 shares are reserved for issuance upon exercise of outstanding Transom Options, 628,000 are reserved for issuance upon conversion of Transom Series A Preferred Stock and 4,650,000 are reserved for issuance upon conversion of Transom Series B Preferred Stock, (b) 6,000,000 shares of Transom Preferred Stock, of which (x) 628,000 shares have been designated as Transom Series A Preferred Stock, of which 478,000 shares are issued and outstanding and 150,000 shares are reserved for issuance upon conversion of the Transom Series A Warrants, and (y) 5,000,000 shares of Transom Series B Preferred Stock, of which 4,650,000 shares are issued and outstanding. Each record holder of Transom Stock and the number of shares owned by each, and each holder of a Transom Series A Warrant and Transom Option and the number of shares of Transom Stock which such holder may purchase, is set forth in Section
3.2 of the Disclosure Schedule. No shares of Transom Stock are held in Transom's treasury and no shares of Transom Stock are reserved for issuance other than those shares reserved for issuance under the Transom Preferred Stock, Transom Series A Warrants and Transom Options. All of the issued and outstanding shares of Transom Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Transom Preferred Stock, Transom Series A Warrants and Transom Options, as listed in Section 3.2 of the Disclosure Schedule, Transom does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. Authority; No Violation. (a) Transom has the corporate power and authority to execute and deliver this Agreement and (subject to stockholder consent) to consummate the transactions contemplated hereby.

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

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Transom. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of Transom Stock, no other corporate proceedings on the part of Transom are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transom and constitutes a valid and binding obligation of Transom, enforceable against Transom in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization or similar laws and general principles of equity.

     (b) The execution and delivery of this Agreement by Transom, the consummation by Transom of the transactions contemplated hereby (subject to stockholder approval), and the compliance by Transom with the terms or provisions hereof, shall not (i) violate any provision of the Certificate of Incorporation or By-Laws of Transom, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Transom or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any nature or kind (collectively, "Liens") upon any of the properties or assets of Transom under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Transom is a party, or by which it or any of its properties or assets may be bound or affected.

     3.4. Consents and Approvals. Except as set forth on Section 3.4 of the Disclosure Schedule and the (i) the filing of Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (ii) the approval of this Agreement by the requisite vote of the holders of Transom Stock, and (iii) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Transom of this Agreement and the consummation by Transom of the Merger and the other transactions contemplated by this Agreement.

     3.5. Reports. Transom has timely filed all reports, registrations and statements required to be filed since October 6, 1996 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings and payments would not have a Material Adverse Effect on Transom. No Governmental Authority has initiated any proceeding or, to the best knowledge of Transom, investigation into the business or operations of Transom.

     3.6. Compliance with Applicable Law. Transom holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Transom, except where the failure to comply would not have a Material Adverse Effect on Transom.

     3.7. Financial Statements. Transom has previously provided EAI with correct and complete copies of the following (collectively, the "Transom Financial Statements"): (a) the audited balance sheets of Transom as of March 31, 1997 and 1998, and the related audited statements of operations and stockholders' equity and cash flows for the fiscal years ended March 31, 1997 and 1998, and (b) the unaudited balance sheet of Transom as of June 30, 1998, and the related unaudited consolidated statement of operations for the period then ended (the "Interim Financial Statements"). The Transom Financial Statements fairly present in all material respects the financial position of Transom as of the dates thereof, and the results of operations and cash flows of Transom for the respective fiscal periods or as of the respective dates thereof.
Each of the Transom Financial Statements, including the notes thereto, has been, or shall be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved subject, in the case of the Interim Financial Statements to normal year-end adjustments and lack of footnotes. The books and records of Transom have been, and are being, maintained in accordance with GAAP.

     3.8. Absence of Certain Changes or Events. (a) Since March 31, 1998, (i) Transom has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of Transom, and (iii) Transom has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.8 of the Disclosure Schedule, since March 31, 1998, Transom has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Transom.

     3.9. Legal Proceedings and Restrictions. (a) Except as set forth on Section
3.9 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Transom, threatened against or affecting Transom at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Transom or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Transom.

     3.10. Taxes and Tax Returns.

          (a) (i) Transom (which term for purposes of this Section 3.10 shall include any former subsidiaries or predecessors of Transom for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Transom to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To the knowledge of Transom, there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Transom may be subject and Transom is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Transom other than liens for Taxes not yet due or payable;

          (ii) Transom has paid, on the basis of Transom's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Transom's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of March 31, 1998 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Transom during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment remains open, Transom has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Transom; and no other entity that was included in the filing of a Return with Transom on a consolidated, combined, or unitary basis has left Transom's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Transom has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to Transom; and

     (b) Transom:

          (i) Does not have any Tax sharing or allocation agreement or arrangement, does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (ii) Was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Transom;

          (iii) Is not and has not been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (iv) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (v) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vi) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

          (vii) Is not a United States real property holding corporation ("USRPHC") as defined in Section 897 of the Code and as of the Closing has not been a USRPHC for the five year period immediately preceding the Closing Date; and

          (viii) No withholding of Taxes by EAI will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Transom will provide any required certificates to avoid any such withholding.

          (ix) Is not a Small Business Corporation ("S" Corporation) as defined in Section 1361(a) of the Code.

     (c) For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. Employee Benefits.

     (a) Except as set forth on Section 3.11 of the Disclosure Schedule, Transom (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Transom Plans"), which could result in EAI or Transom having any liabilities, whether direct or indirect.

     (b) Transom has made available to EAI correct and complete copies of (i) each Transom Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any Transom Plan, including written descriptions of any unwritten Transom Plans,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Transom Plan (as applicable), and (v) the three most recent Annual Reports -- Form 5500 (including accompanying schedules) and summary annual reports for each Transom Plan.

     (c) (i) Each Transom Plan (and any related agreements and documents) and Transom have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the Transom Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) Transom has received a favorable determination letter from the IRS with respect to each Transom Plan that is intended to be "qualified" within the meaning of Code
Section 401(a) and no facts exist that could reasonably be expected to affect adversely such "qualified" status, (iii) no Transom Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Transom, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406 with respect to a Transom Plan, (v) Transom has not engaged in a transaction which could subject it to either a civil penalty under ERISA
Section 409 or a tax under Code Section 4976, (vi) Transom has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Transom Plan or as otherwise required by applicable law with respect to a Transom Plan, (vii) Transom has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage,
(viii) Transom has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (ix) Transom has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement' under ERISA Section 3(40).

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Transom, (ii) increase any benefits otherwise payable under any Transom Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the Transom Options, or (iv) impair the rights of Transom under any Transom Plan.

     (e) Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, claims, investigations or audits pending or, to Transom's knowledge, threatened with respect to any Transom Plan

(other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Transom Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f) For purposes of this Agreement, "ERISA Affiliate" means Transom and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Transom is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Transom is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Transom, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. Employment and Labor Relations. To the knowledge of Transom, no executive, key employee or group of employees has any plans to terminate its or their employment with Transom. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of Transom threatened (and to the knowledge of Transom there is no basis therefor), against Transom, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Transom under any applicable occupational safety and health laws in any jurisdiction in which Transom conducts business. All levies, assessments and penalties made against Transom pursuant to any applicable workers' compensation legislation in any jurisdiction in which Transom conducts business have been paid by Transom. Transom is not a party to any contracts with any labor union or employee association nor has Transom made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Transom is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Transom, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     3.13. Contracts. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of Transom become effective in the future, to which Transom is a party (collectively, the "Transom Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which Transom has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Transom has imposed a Lien on any of its assets;

     (e) any agreement concerning confidentiality or noncompetition;

     (f) any agreement with any director, officer, employee or stockholder of Transom or any of their affiliates;

     (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

     (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Transom in the conduct of its business, or that is licensed by Transom for use by others;

     (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Transom; or

     (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

     Transom has made available to EAI a correct and complete copy of each Transom Contract. Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each Transom Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect, except as such enforceability is limited by bankruptcy, insolvency, reorganization or similar laws and general principles of equity, (ii) the consummation of the Merger will not cause a breach or termination of any Transom Contract nor effect a change in any of the terms of any Transom Contract, (iii) Transom is not, and, to Transom's knowledge, no other party is, in breach or default of any Transom Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Transom Contract, and (iv) Transom has not, and, to Transom's knowledge, no other party has, repudiated any provision of any Transom Contract.

     3.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the audited March 31, 1998 balance sheet of Transom (the "1998 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since March 31, 1998, or (iii) that are fully reflected or reserved against in the Interim Financial Statements, Transom has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.15. Environmental Liability.

     (a) Transom has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against Transom or any of the real properties now or formerly owned, leased or operated by Transom or other assets of Transom, alleging any damage to the environment or violation of any Environmental Laws;

     (b) Transom does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Transom or to other assets of Transom or their use;

     (c) Transom has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Transom; and

     (d) All buildings on all real properties now owned, leased or operated by Transom are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Transom.

     (e) For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.16. Tangible Assets. Transom has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1998 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. Transom owns or leases pursuant to a Transom Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Transom that have a value in excess of $10,000.

     3.17. Real Property. Transom does not own any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Transom. Transom has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.17 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) Transom is not, and, to the knowledge of Transom, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

     (d) neither Transom nor, to the knowledge of Transom, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

     (e) there are no oral agreements in effect as to each such lease or sublease;

     (f) to the knowledge of Transom, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

     (g) Transom has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.18. Intellectual Property. (a) Section 3.18 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to Transom (collectively the "Intellectual Property"). Transom has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 3.18 of the Disclosure Schedule:

          (i) Transom possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of Transom is it subject to any such challenge;

          (iii) Transom has taken all necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.18 of the Disclosure Schedule; and

          (iv) the Intellectual Property will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on Transom's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

     (b) To the knowledge of Transom, (i) Transom has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Transom currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Transom that could result in a Material Adverse Effect on Transom, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Transom.

     3.19. Notes and Accounts Receivable. All notes and accounts receivable of Transom are reflected properly on Transom's books and records, are not, to the knowledge of Transom, subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts, if any, established in accordance with the past practice of Transom.

     3.20. Bank Accounts and Powers of Attorney. Section 3.20 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by Transom at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Transom.

     3.21. Guaranties. Transom is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.22. Insurance. Section 3.22 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Transom is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Transom. The coverage provided by each of such policies is in an amount, and of a type consistent with industry practice. Transom is in substantial compliance with all conditions contained in such policies.

     3.23. Service Contracts and Warranties. Except as set out in Section 3.23 of the Disclosure Schedule, Transom is not a party to any service contract pursuant to which services are provided by Transom to a third party. Section
3.23 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by Transom.

     3.24. Certain Relationships. No stockholder, director, officer or, to Transom's knowledge, employee of Transom (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Transom, or (ii) is indebted to Transom in an amount in excess of $1,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of Transom, other than assets that are immaterial in value; and Transom has not entered into any transaction (including the furnishing of goods or services) with any stockholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Transom than would be obtained in a comparable arm's-length transaction with a third party.

     3.25. S-4 Information. None of the written information to be supplied by Transom for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.26. Broker's Fees. Neither Transom nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.27. Certain Customer Relationships. Section 3.27 of the Disclosure Schedule contains an accurate list of Transom's ten largest customers on a cumulative basis (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Transom since Transom's inception. Transom believes it has good relationships with each of the Primary Customers and Transom has not received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Transom.

     3.28. Disclosure. No representation or warranty by Transom contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Transom to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to Transom as follows:

     4.1. Corporate Organization. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to Transom by EAI.

     4.2. Capitalization. The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock, of which as of May 11, 1998, 10,213,195 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. Authority; No Violation. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (i) the filing of Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (ii) the filing with the SEC and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI of this Agreement and the consummation by EAI of the Merger and the other transactions contemplated by this Agreement.

     4.5. SEC Reports. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report, have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     4.6. S-4 Information. None of the information that EAI will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by Transom specifically for inclusion therein.

     4.7. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.8. Disclosure. No representation or warranty by EAI contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by EAI to Transom or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Transom shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would adversely affect or delay the ability of Transom or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. Transom Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Transom shall not, without the prior written consent of EAI:

     (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

     (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock, except in accordance with the Warrant Conversion and Preferred Share Conversion;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Transom or by any Person, except in the ordinary course of business consistent with past practice;

     (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Transom Contract, or change any terms in any Transom Contract, other than renewals or changes in immaterial terms thereof;

     (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (h) take any action that would prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment, or (ii) as a reorganization within the meaning of Section 368 of the Code;

     (i) amend its Certificate of Incorporation or By-Laws; or

     (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory and Other Matters. (a) The parties shall promptly jointly prepare and file the S-4 with the SEC and use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Transom shall, upon request, furnish EAI with all information or documents concerning Transom and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. EAI shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Transom shall furnish all information concerning Transom and the holders of Transom Common Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. Access to Information. Upon reasonable notice, Transom shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of Transom's books and records, properties and contracts, and, during such period, Transom shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. Stockholders' Approval. Transom shall call a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement and the approval of the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC.

     6.4. NNM Listing. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time.

     6.5. Affiliates. Prior to the Effective Time, Transom shall obtain from each of the stockholders and each of the optionholders listed in Section 6.5 of the Disclosure Schedule as being "affiliates" of Transom a written agreement substantially in the form attached as Exhibit A (the "Affiliate Letters").

     6.6. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     6.7. Advice of Changes. Transom shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Transom or which Transom believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.8. Takeover Proposals. (a) Transom agrees that from and after its execution of this Agreement through the Effective Time, it shall not and it shall use its reasonable efforts to cause its directors, officers and employees, and all investment bankers, attorneys or other advisors or representatives retained by Transom not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.8 shall prohibit the Board of Directors, executive officers or stockholders of Transom, or the investment bankers, attorneys, or other advisors or representatives retained by Transom from (x) participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal (y) making or authorizing any statement or recommendation in support of any Takeover Proposal, or (z) entering into any agreement with respect to any Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Transom's receipt thereof, including the identity of the party making the Takeover Proposal and the material terms thereof; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Transom, which Takeover Proposal identifies a price or range of values to be paid and after consultation with Transom's investment bankers, the Board of Directors of Transom has determined that such Takeover Proposal is financially more favorable to the stockholders of Transom than the terms of the Merger;
(iii) Transom's Board of Directors reasonably believes after consultation with Transom's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Transom has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to

(x) furnish information to and negotiate with such third party, (y) make or authorize any statement or recommendation in support of any Takeover Proposal, or (z) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, Transom shall not provide any non-public information to such third party unless (A) Transom has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Transom intends to disclose; and (B) Transom provides such non-public information pursuant to a nondisclosure agreement in a form substantially similar to that certain Mutual Non-Disclosure Agreement dated August 27, 1997 (the "Non-Disclosure Agreement") between Transom and EAI.

     (c) In addition to the foregoing requirements, Transom shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Transom shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Transom or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Transom other than by EAI as contemplated by this Agreement.

     (e) Transom shall be entitled to furnish a copy of this Section 6.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Approvals and Consents. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), all of the Consents necessary to consummate the transactions contemplated by this Agreement shall have been obtained, and all consents necessary to transfer all of Transom's right, title and interest to its facilities located at 201 South Main, Suite 300, Ann Arbor, Michigan, 48104 and 2133 Arch Street, 2nd Floor, Philadelphia, PA 19103 shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

     (b) NNM Listing. The shares of EAI Common Stock which shall be issued to the stockholders of Transom upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

     (c) Blue Sky. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to this Agreement and the Merger.

     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

     (e) EAI Stock Value. The EAI Stock Value shall be greater than or equal to $42.00 per share (subject to appropriate and proportionate adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization of EAI Common Stock).

     (f) Transom Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of Transom Common Stock, Transom Series B Preferred Stock and, if required by law, Transom Series A Preferred Stock.

     (g) Warrant Conversion. The Warrant Conversion shall have been duly and validly effectuated.

     (h) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (i) Preferred Share Conversion. The Preferred Share Conversion shall have been duly and validly effectuated.

     7.2. Conditions to Obligations of EAI. The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Transom set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Transom that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of Transom by the Chief Executive Officer and President, to the foregoing effect.

     (b) Performance of Obligations of Transom. Transom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EAI shall have received a certificate signed on behalf of Transom by the Chief Executive Officer and President to such effect.

     (c) Dissenters Rights. Holders of not more than ten percent (10%) of the outstanding Transom Stock (on a fully-converted basis) shall have validly exercised their "dissenters rights" pursuant to the DGCL.

     (d) Affiliates Agreements. EAI shall have received executed Affiliate Letters from each stockholder and each optionholder of Transom listed in Section
6.5 of the Disclosure Schedule as an "affiliate" of Transom.

     (e) Proprietary Information Agreements. Transom shall have in its personnel files an executed copy of Transom's confidentiality, noncompetition and nondisclosure from the employees of Transom previously disclosed in writing to EAI.

     (f) Tax Opinion. EAI shall have received a tax opinion from Ernst & Young, LLP in the form attached as Exhibit B (the "Tax Opinion").

     (g) Pooling of Interests Letter. EAI shall have received from Ernst & Young, LLP a letter dated on or about the date that is two business days prior to the date the Proxy Statement Prospectus that forms a part of the S-4 is first mailed to stockholders of Transom, in form and substance acceptable to EAI, to the effect that the business combination to be effected by the Merger will qualify for accounting as a "pooling of interests" by EAI for purposes of its consolidated financial statements under GAAP and applicable rules and regulations of the SEC, (the "Pooling of Interests Letter") and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. EAI shall have received from Arthur Anderson a letter dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus that forms a part of the S-4 is first mailed to the stockholders of Transom, in form and substance acceptable to EAI, to the effect that Transom is a "poolable" entity for purposes of EAI's Consolidated Financial Statements under GAAP and applicable rules and regulations of the SEC ("Poolable Entity Letter"), and such letter shall not have been withdrawn or modified in any material respect on the Closing Date. No action shall have been taken or proposed by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any Governmental Authority that would prevent EAI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (h) Legal Opinion; Closing Certificates. EAI shall have received from Morgan, Lewis & Bockius LLP, counsel to Transom, an opinion substantially in the form attached as Exhibit C. In addition, Transom shall provide EAI with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     (i) Certifications Regarding Tax Matters. EAI shall have received a certificate from Transom regarding tax matters substantially in the form attached as Exhibit D.

     (j) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on Transom.

     (k) Severance Releases. Each person who has been an officer of Transom at any time since June 1, 1998 shall have executed and delivered to EAI a release, in a form reasonably satisfactory to EAI, of any rights to receive severance payments arising out of a resolution adopted by the Executive Committee of the Board of Directors of Transom on June 2, 1998.

     7.3. Conditions to Obligations of Transom. The obligation of Transom to effect the Merger is also subject to the satisfaction or waiver by Transom at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Transom shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

     (b) Performance of Obligations of EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transom shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

     (c) Legal Opinion; Closing Certificates. Transom shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as Exhibit E together with such customary closing documents and certificates as Transom or its counsel shall reasonably request.

     (d) Material Adverse Change. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

     (e) Tax Opinion. Transom shall have received the Tax Opinion.

     (f) Pooling of Interests Letter/Poolable Entity Letter. Transom shall have received the Pooling of Interests Letter from Ernst & Young LLP and the Poolable Entity Letter from Arthur Andersen LLP.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Transom:

     (a) by mutual consent of Transom and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of Transom or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Directors of Transom or the Board of Directors of EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if
(x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to October 31, 1998, (y) the Closing shall not have occurred on or before October 31, 1998; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the Transom stockholder meeting shall not have occurred in accordance with the requirements of the DGCL or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before December 31, 1998; or

     (d) by the Board of Directors of Transom (after consulting with its legal counsel), if , after compliance with the requirements of Section 6.8 hereof, such action is required for the Board of Directors to comply with its fiduciary duties to Transom and its stockholders as contemplated in Section 6.8 hereof; provided, however, if such action is taken by Transom, then (i) within 2 days of such termination Transom shall reimburse EAI for its out-of-pocket expenses (not to exceed $150,000) incurred in connection with the transactions contemplated by this Agreement; and (ii) if Transom shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following the date of this Agreement, or (y) pursuant to a definitive agreement executed by Transom during such 12-month period, Transom shall also promptly pay to EAI $372,000 upon the occurrence of such transaction;

provided, however, if the Transom stockholder meeting shall have occurred and the Transom stockholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such Transom stockholder meeting without further action of any of the parties hereto and within 2 days of such termination Transom pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account).

     8.2. Effect of Termination. In the event of termination of this Agreement by either Transom or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Transom or EAI or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Transom nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Transom, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Transom Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1. Expenses. Except as set forth in Section 8.1(d) or the final proviso clause of Section 8.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     9.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein) provided it is telecopied before 12:00 noon local time or otherwise the next business day; if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

         Engineering Animation, Inc.
         2321 North Loop Drive
         Ames, Iowa 50010
         Attention: Jamie A. Wade
         Vice President of Administration, General Counsel and Secretary
         Fax: (515) 296-6941

         with a copy to:

         Gardner, Carton & Douglas
         321 North Clark Street, Suite 3400
         Chicago, Illinois 60610
         Attention: Nancy M. Borders
         Fax: (312) 644-3381
and

     (b) if to Transom, to:

         Transom Technologies, Inc.
         201 South Main
         Suite 300
         Ann Arbor, MI 48104
         Attention: James D. Price, President and Chief Executive Officer
         Fax: (734) 761-7003

         with a copy to:

         Morgan, Lewis & Bockius LLP
         200 One Logan Square
         Philadelphia, PA 19103
         Attention: Stephen Jannetta
         Fax: (215) 963-5299

     9.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Transom or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     9.4. Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. The Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party shall be as effective as an original.

     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) and the Non-Disclosure Agreement constitute the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

     9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither Transom nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     9.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.10. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Transom, such term shall include the "knowledge" or "awareness" of the directors, officers and other persons exercising supervisory authority over Transom and the stockholders of Transom who are active in the business of Transom.

     9.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.12. Pooling of Interests Accounting; Tax Free Reorganization. In the event that either EAI or Transom becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests or qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests or qualified as such a reorganization, as applicable.

     IN WITNESS WHEREOF, EAI, and Transom have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.


ENGINEERING ANIMATION, INC.

By:        /s/ JAMIE A. WADE

    ----------------------------------

Name:           Jamie A. Wade

       -------------------------------

Title:          Vice President

     ---------------------------------

TRANSOM TECHNOLOGIES, INC.

By:       /s/ JAMES D. PRICE

    ----------------------------------
              James D. Price
      President and Chief Executive
                 Officer

                                                                       EXHIBIT A

                            FORM OF AFFILIATE LETTER

                                            , 1998

Engineering Animation, Inc.
2321 North Loop Drive
Ames, Iowa 50010

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Transom Technologies, Inc., a Delaware corporation ("Transom"), as the term "affiliate" is defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 29, 1998, (as may be amended from time to time, the "Agreement"), between Engineering Animation, Inc., a Delaware corporation ("EAI"), and Transom, Transom shall merge with and into EAI (the "Merger") and as a result of the Merger, EAI shall be the surviving corporation.

     In connection with the Merger, I may be entitled to receive shares of common stock, par value $0.01 per share, of EAI (the "EAI Common Stock") in exchange for shares of Transom common stock, par value $.001 per share, and/or Transom preferred stock, par value $.001 per share (collectively, the "Transom Stock").

     I represent and warrant to, and covenant with, EAI that in the event I receive any EAI Common Stock as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of the EAI Common Stock in violation of the Act or the Rules and Regulations.

          (b) I have carefully read this letter and the Agreement and, to the extent I felt necessary, I have discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of EAI Common Stock with my counsel or counsel for Transom.

          (c) I further represent to, and covenant with, EAI that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of Transom Stock or shares of the capital stock of EAI that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of EAI Common Stock received by me in the Merger or any other shares of the capital stock of EAI until after such time as results covering at least 30 days of the combined operations of Transom and EAI have been published by EAI, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations, and I understand that EAI may place on the certificates of EAI Common Stock issued to me a legend to the foregoing effect.

     Execution of this letter is not an admission on my part that I am an "affiliate" of Transom as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Sincerely yours,

                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          By:
                                          --------------------------------------
                                          Its:
                                          --------------------------------------

Accepted this      day of
          , 1998

ENGINEERING ANIMATION, INC.

By:
--------------------------------------
    Name:
    ----------------------------------
    Title:
    ----------------------------------

                                                                       EXHIBIT B

                       FORM OF ERNST & YOUNG TAX OPINION

                                            , 1998

Transom Technologies, Inc.                     Engineering Animation, Inc.
201 South Main                                 2321 North Loop Drive
Suite 300                                      Ames, IA 50010
Ann Arbor, MI 48104

Re: Merger of Transom Technologies, Inc. With and Into Engineering Animation,
Inc.

Ladies and Gentlemen:

     This letter is in reply to your request for our opinion concerning certain Federal income tax consequences of the proposed merger (the "Merger") of Transom Technologies, Inc. ("Transom") with and into Engineering Animation, Inc. ("EAI")
pursuant to an Agreement and Plan of Merger dated                , 1998 (the
"Agreement'). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have relied upon the facts as presented to us in originals or copies of pertinent documents (sometimes hereinafter referred to collectively as "Documents"), including:

     1. The Statements of Facts and Representations received from James D.
        Price, Norman I. Badler, and Penn                .

     2. The Statements of Facts and Representations received from Transom and
EAI.

     3. The Agreement and Plan of Merger, dated                , 1998, by and
among Transom and EAI.

     4. The Form S-4 filed with the Securities and Exchange Commission on
            , 1998.

     5. The Irrevocable Proxy Agreement, dated as of                , 1998,
        between EAI, Transom and certain holders of Common Stock of Transom set forth in such agreement.

     We have made no independent determination regarding the facts and circumstances surrounding the Merger, but instead have relied upon the Documents, without independent verification, for purposes of this letter.

     This opinion is being rendered solely to EAI, Transom and Transom's shareholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent. However, we understand that this opinion may be included as an exhibit to the Form S-4 to be filed with the Securities and Exchange Commission. We consent to the inclusion of our opinion with such filing.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Based upon our examination of the Agreement, the Documents, the representations of EAI, Transom, Transom's shareholders and our review of applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and rulings thereunder, it is our opinion for Federal income tax purposes that:

          (1) The Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) of the Code and Transom and EAI will each be a party to the reorganization;

          (2) No gain or loss will be recognized by the shareholders of Transom who exchange their Transom Common Stock for EAI Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in EAI Common Stock);

          (3) The tax basis of the EAI Common Stock received by shareholders who exchange all of their Transom Common Stock for EAI Common Stock in the Merger will be the same as the tax basis of the Transom Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

          (4) The holding period of EAI Common Stock received by shareholders of Transom in the Merger will include the period during which the shares of Transom Common Stock surrendered in exchange therefor were held; provided, such Transom Common Stock was held as a capital asset by the holder of such Transom Common Stock at the Effective Time; and

          (5) No gain or loss will be recognized by Transom or EAI as a result of the Merger.

                                SCOPE OF OPINION

     The scope of this opinion is expressly limited solely to the federal income tax issues specifically addressed in (1) through (5) in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", above. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, valuation issues, any state and local, foreign, consolidated return, employee benefit, and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Additionally, our opinion has not been requested and none is expressed with respect to the exercise of options or similar rights to purchase stock, or the exchange, assumption or substitution of options or similar rights to purchase Transom Stock for rights to purchase EAI Stock. Further, no opinion is expressed as to the qualification of the Merger as a statutory merger under state law.

     Our opinion, as stated above, is based upon our analysis of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, current case law, and published Internal Revenue Service ("IRS") authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the information contained in the Documents. Any change in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

     This letter represents our views as to the interpretation of existing law and is not binding on the IRS or the courts.

                                          Very truly yours,

                                                                       EXHIBIT C

                     FORM OF LEGAL OPINION TO BE DELIVERED
                    BY COUNSEL TO TRANSOM TECHNOLOGIES, INC.

     The legal opinion of counsel to Transom Technologies, Inc. (the "Company") shall be to the effect that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation under the laws of the State of Michigan and the Commonwealth of Pennsylvania.

     2. The authorized capital stock of the Company consists of (a) 10,000,000 shares of common stock, $.001 par value per share ("Common Stock"), of which 1,650,800 shares are issued and outstanding, and 1,537,667 shares are reserved for issuance upon exercise of outstanding Transom Options, 628,000 shares are reserved for issuance upon conversion of the Transom Series A Preferred Stock, 4,650,000 shares are reserved for the issuance upon conversion of the Transom Series B Preferred Stock and 150,000 shares are reserved for the issuance upon exercise or conversion of the Transom Series A Warrants; and (b) 6,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"), of which (i) 628,000 shares are designated "Series A Non-Voting Convertible Preferred Stock", of which 478,000 shares are issued and outstanding, and (ii) 5,000,000 shares are designated "Series B Convertible Preferred Stock", of which 4,650,000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable, free of statutory preemptive rights, and, to our knowledge, free of any other preemptive rights, other than those rights in respect of the Transom Series A Preferred Stock and Transom Series B Preferred Stock as set forth in the Certificate of Incorporation. To our knowledge, other than the Transom Options, the Transom Series A Warrants and the matters described in Section 3.2 of the Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3. Effective at or prior to the Effective Time, all of the issued and outstanding shares of Transom Preferred Stock have been converted into shares of Common Stock and all of the issued and outstanding Transom Series A Warrants have been converted into shares of Common Stock.

     4. Each of the Transom Options may, under their terms, be assumed by EAI upon the consummation of the Merger and, accordingly, represent the right to acquire EAI Common Stock as provided in Section 2.7 of the Agreement.

     5. The Company has the corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors. The Agreement has been duly approved by the stockholders of the Company. Except for the conversions described in paragraph 3 above, no other corporate proceedings on the part of the Company are necessary to approve the Agreement or to consummate the transactions contemplated thereby. The Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution, and delivery by EAI) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualifications that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or in law).

     6. The execution and delivery of the Agreement by the Company do not, and the performance by the Company of its obligations thereunder will not (a) violate any provision of the Certificate of Incorporation or By-laws of Transom,
(b) constitute a violation of any Applicable Contract, (c) cause the creation of any security interest or lien upon any of the property of the Company pursuant to any Applicable Contract, (d) contravene any provision of any Applicable Law, or
(e) contravene any Applicable Order of any Governmental Authority binding upon the Company.

     Reference to (i) "Applicable Laws" shall mean the Delaware General Corporation Law and those laws, rules and regulations of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement; (ii) "Governmental Authorities" shall mean any Delaware or federal executive, legislative, judicial, administrative or regulatory body, or any regulatory body acting pursuant to the Delaware General Corporation Law; (iii) "Applicable Orders" shall mean those orders or decrees of Governmental Authorities that are known to us to be binding on the Company; and
(iv) "Applicable Contracts" shall mean those agreements or instruments set forth on Annex A attached hereto and made a part hereof.

     7. Except for (a) the filing of Certificate of Merger with the Secretary of State of Delaware pursuant to and in accordance with the Delaware General Corporation Law, (b) the approval of the Agreement by the requisite vote of the holders of Transom Common Stock, Transom Series A Preferred Stock and Transom Series B Preferred Stock, which has been obtained, (c) the filings set forth in the Disclosure Schedule that are required to be made after the Closing, (d) any other filings required as a result of the identity or legal status of EAI, (e) filings and approvals that are required to be made or obtained by EAI under the securities or "blue sky" laws of various states in connection with the issuance of EAI Common Stock under the Agreement, (f) filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to the Agreement on the NNM, and (g) the filing with the Securities and Exchange Commission and declaration of effectiveness of the Registration Statement on Form S-4, no Consent of any Governmental Authority is necessary in connection with the execution and delivery by the Company of the Agreement and the consummation by the Company of the Merger and the other transactions contemplated thereby.

     At your request, we are also advising you that, to our knowledge, except as set forth in the Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or threatened against or affecting the Company at law or in equity or before any Governmental Authority or challenging the validity or propriety of the transactions contemplated by the Agreement.

                                          Very truly yours,

                                                                     EXHIBIT D.1

                     STATEMENT OF FACTS AND REPRESENTATIONS

           JAMES D. PRICE, SHAREHOLDER OF TRANSOM TECHNOLOGIES, INC.

            , 1998

Ernst & Young LLP
1400 Pillsbury Center
Minneapolis, MN 55402

     This STATEMENT OF FACTS AND REPRESENTATIONS made by James D. Price ("Price") to Ernst & Young LLP, is intended to provide certain representations that may be relied upon in the issuance of an opinion as to the Federal income tax consequences arising from the consummation of the proposed merger (the "Merger") of Transom Technologies, Inc. ("Transom"), with and into Engineering Animation, Inc. ("EAI"), as set forth in the Agreement and Plan of Merger
(including attachments, the "Agreement"), dated as of             , 1998, made
and entered into by EAI and Transom. This Statement of Facts and Representations is made to the best knowledge and belief of the undersigned party solely for the purpose of the issuance of the tax opinion referenced above and may not be relied upon by any person other than Ernst & Young LLP.

     (a) Price has no plan or intention prior to or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of Transom to Transom or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg. section 1.368-1(e)(3)(i)(A)). Additionally, Price has no plan or intention subsequent to or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of EAI received in the plan of reorganization to EAI or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg.
section 1.368-1(e)(3)(i)(A)).

     (b) None of the compensation received by any shareholder employees of Transom will be separate consideration for, or allocable to, any of their shares of Transom stock; none of the shares of EAI stock received by any shareholder-employees in connection with the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (c) Price will not knowingly take any action, that would jeopardize the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

     (d) The representations made herein are current as of the date hereof and are expected to be true and complete through the closing of the Merger. If any event should occur which may alter one or more of the representations made herein, Ernst & Young will be promptly notified in order that a determination may be made as to the impact, if any, that such event shall have on their tax opinion.

     This letter is being furnished to you in connection with your rendering your opinion that the Merger qualifies as a "reorganization" under Section 368(a) of the Code. The undersigned expressly acknowledges that your opinion will be based upon the certifications and representations set forth herein and in other letters to be delivered to you by EAI, Transom and the Transom shareholders and on the representations, warranties, covenants, assumptions and statements contained in the Agreement, any documents related thereto and your opinion and that your opinion will be subject to certain exceptions limitations and qualifications and that it may not be relied upon if any such representations, warranties, covenants, assumptions or statements are not accurate in all material respects. Moreover, I expressly acknowledge that to the extent any representations are made to my knowledge or belief you will be relying upon the accuracy of the underlying statements as if represented without such qualification.

                                          Very truly yours,

                                          James D. Price

                                                                     EXHIBIT D.2

                     STATEMENT OF FACTS AND REPRESENTATIONS

          NORMAN I. BADLER, SHAREHOLDER OF TRANSOM TECHNOLOGIES, INC.

            , 1998

Ernst & Young LLP
1400 Pillsbury Center
Minneapolis, MN 55402

     This STATEMENT OF FACTS AND REPRESENTATIONS made by Norman I. Badler ("Badler") to Ernst & Young LLP, is intended to provide certain representations that may be relied upon in the issuance of an opinion as to the Federal income tax consequences arising from the consummation of the proposed merger (the "Merger") of Transom Technologies, Inc. ("Transom"), with and into Engineering Animation, Inc. ("EAI"), as set forth in the Agreement and Plan of Merger
(including attachments, the "Agreement"), dated as of             , 1998, made
and entered into by EAI and Transom. This Statement of Facts and Representations is made to the best knowledge and belief of the undersigned party solely for the purpose of the issuance of the tax opinion referenced above and may not be relied upon by any person other than Ernst & Young LLP.

     (a) Badler has no plan or intention prior to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of Transom to Transom or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg. section 1.368-1(e)(3)(i)(A)). Additionally, Badler has no plan or intention subsequent to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of EAI received in the plan of reorganization to EAI or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg. section 1.368-1(e)(3)(i)(A)).

     (b) None of the compensation received by any shareholder employees of Transom will be separate consideration for, or allocable to, any of their shares of Transom stock; none of the shares of EAI stock received by any shareholder-employees in connection with the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (c) Badler will not knowingly take any action, that would jeopardize the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

     (d) The representations made herein are current as of the date hereof and are expected to be true and complete through the closing of the Merger. If any event should occur which may alter one or more of the representations made herein, Ernst & Young will be promptly notified in order that a determination may be made as to the impact, if any, that such event shall have on their tax opinion.

     This letter is being furnished to you in connection with your rendering your opinion that the Merger qualifies as a "reorganization" under Section 368(a) of the Code. The undersigned expressly acknowledges that your opinion will be based upon the certifications and representations set forth herein and in other letters to be delivered to you by EAI, Transom and the Transom shareholders and on the representations, warranties, covenants, assumptions and statements contained in the Agreement, any documents related thereto and your opinion and that your opinion will be subject to certain exceptions limitations and qualifications and that it may not be relied upon if any such representations, warranties, covenants, assumptions or statements are not accurate in all material respects. Moreover, I expressly acknowledge that to the extent any representations are made to my knowledge or belief you will be relying upon the accuracy of the underlying statements as if represented without such qualification.

                                          Very truly yours,

                                          Norman I. Badler

                                                                     EXHIBIT D.3

                     STATEMENT OF FACTS AND REPRESENTATIONS

                PENN, SHAREHOLDER OF TRANSOM TECHNOLOGIES, INC.

            , 1998

Ernst & Young LLP
1400 Pillsbury Center
Minneapolis, MN 55402

     This STATEMENT OF FACTS AND REPRESENTATIONS made by Penn to Ernst & Young LLP, is intended to provide certain representations that may be relied upon in the issuance of an opinion as to the Federal income tax consequences arising from the consummation of the proposed merger (the "Merger") of Transom Technologies, Inc. ("Transom"), with and into Engineering Animation, Inc. ("EAI"), as set forth in the Agreement and Plan of Merger (including
attachments, the "Agreement"), dated as of             , 1998, made and entered
into by EAI and Transom. This Statement of Facts and Representations is made to the best knowledge and belief of the undersigned party solely for the purpose of the issuance of the tax opinion referenced above and may not be relied upon by any person other than Ernst & Young LLP.

     (a) Penn has no plan or intention prior to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of Transom to Transom or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg. section 1.368-1(e)(3)(i)(A)). Additionally, Penn has no plan or intention subsequent to, or in connection with the plan of reorganization, to sell or otherwise dispose of any stock of EAI received in the plan of reorganization to EAI or a related person (as defined in Treas. Reg. section 1.368-1(e)(3) determined without regard to Treas. Reg.
section 1.368-1(e)(3)(i)(A)).

     (b) None of the compensation received by any shareholder employees of Transom will be separate consideration for, or allocable to, any of their shares of Transom stock; none of the shares of EAI stock received by any shareholder-employees in connection with the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (c) Penn will not knowingly take any action, that would jeopardize the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

     (d) The representations made herein are current as of the date hereof and are expected to be true and complete through the closing of the Merger. If any event should occur which may alter one or more of the representations made herein, Ernst & Young will be promptly notified in order that a determination may be made as to the impact, if any, that such event shall have on their tax opinion.

     This letter is being furnished to you in connection with your rendering your opinion that the Merger qualifies as a "reorganization" under Section 368(a) of the Code. The undersigned expressly acknowledges that your opinion will be based upon the certifications and representations set forth herein and in other letters to be delivered to you by EAI, Transom and the Transom shareholders and on the representations, warranties, covenants, assumptions and statements contained in the Agreement, any documents related thereto and your opinion and that your opinion will be subject to certain exceptions limitations and qualifications and that it may not be relied upon if any such representations, warranties, covenants, assumptions or statements are not accurate in all material respects. Moreover, I expressly acknowledge that to the extent any representations are made to my knowledge or belief you will be relying upon the accuracy of the underlying statements as if represented without such qualification.

                                          Very truly yours,

                                                                       EXHIBIT E

                     FORM OF LEGAL OPINION TO BE DELIVERED
               BY GENERAL COUNSEL OF ENGINEERING ANIMATION, INC.

     The legal opinion of Jamie A. Wade, General Counsel of Engineering Animation, Inc. ("EAI"), shall be to the effect that:

     1. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     2. The authorized capital stock of EAI consists of 60,000,000 shares of EAI Common Stock and 20,000,000 shares of preferred stock, $.01 par value per share. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights. The shares of EAI Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time upon issuance pursuant to the Merger Agreement, all such shares will be validly issued, fully paid, nonassessable and free of statutory preemptive rights.

     3. EAI has the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in a proceeding in equity or at law. No opinion is expressed as to the validity or enforceability of any provision regarding choice of Delaware law to govern the Merger Agreement.

     4. The execution and delivery of the Merger Agreement by EAI, the consummation by EAI of the transactions contemplated thereby, and the compliance by EAI with the terms or provisions thereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate the Delaware General Corporation Law, or any federal law, rule or regulation that to the knowledge of such counsel is applicable to transactions of the type contemplated by the Merger Agreement, (iii) contravene any order or decree of any federal, governmental authority known by such counsel to be applicable to EAI, or (iv) constitute a violation of, or cause the creation of any lien pursuant to, any material license, lease, contract, agreement or other instrument or obligation to which EAI or any of its subsidiaries is a party and which is filed as an exhibit to any filings or reports with the SEC. Notwithstanding the preceding sentence, no opinion is expressed as to whether the execution and delivery of the Merger Agreement by EAI, the consummation by EAI of the transactions contemplated thereby or the compliance by EAI with the terms and provisions thereof will constitute a breach of, or constitute a default under, any covenant or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of EAI contained in any agreement to which EAI is a party.

     5. Except for (i) the filing of Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law, (ii) the filing with the Securities and Exchange Commission and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to the Merger Agreement on the NNM, all of which filings, expirations, approvals and declarations have been made, occurred or obtained, no Consents from any federal or Delaware governmental authority are necessary in connection with the execution and delivery by EAI of the Merger Agreement and the consummation by EAI of the Merger and the other transactions contemplated by the Merger Agreement.

                                                                      APPENDIX B

                      SECTION 262 OF THE DELAWARE GENERAL
                      CORPORATION LAW -- APPRAISAL RIGHTS

     Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of an nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec.251 (other than a merger effected pursuant to sec.251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares a proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger of consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of share not voted in favor of the merger or consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such discretion, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving in or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                           TRANSOM TECHNOLOGIES, INC.

                                   PROXY CARD


Proxy for the Special Meeting of Stockholders to be Held on September 22, 1998.
          This Proxy is Solicited on Behalf of the Board of Directors.



The undersigned hereby constitutes and appoints Frank P. Slattery and James D. Price, or either of them, each with full power of substitution, as true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Transom Technologies, Inc. (the "Company") to be held on September 22, 1998, and at any and all adjournments and postponements thereof, on all matters before such meeting.



THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER WITH ENGINEERING ANIMATION, INC., WHICH MATTER IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.


THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

--------------------------------------------------------------------------------
PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

[X]      Please mark
         votes as in this
         example


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL.

--------------------------------------------------------------------------------
            The Board of Directors recommends a vote FOR the approval
--------------------------------------------------------------------------------



1.  Approval and Adoption of Amended and Restated    FOR    AGAINST    ABSTAIN
    Agreement and Plan of Merger with Engineering    [ ]      [ ]        [ ]
    Animation, Inc., dated as of August 19, 1998.


2. In the discretion of the proxy named herein, the proxy is authorized to vote upon other matters as are properly brought before the meeting.

                                                                 YES    NO
                                         I PLAN TO ATTEND        [ ]    [ ]
                                         THE MEETING

--------------------------------------------------------------------------------


                       The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON.
                       Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                       -----------------------------------------

                       -----------------------------------------
                       Signature(s)                  Date

                           TRANSOM TECHNOLOGIES, INC.

                                   PROXY CARD


Proxy for the Special Meeting of Stockholders to be Held on September 22, 1998.
          This Proxy is Solicited on Behalf of the Board of Directors.



The undersigned hereby constitutes and appoints Frank P. Slattery and James D. Price, or either of them, each with full power of substitution, as true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Series B Preferred Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Transom Technologies, Inc. (the "Company") to be held on September 22, 1998, and at any and all adjournments and postponements thereof, on all matters before such meeting.



THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER WITH ENGINEERING ANIMATION, INC., WHICH MATTER IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.



THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING.

--------------------------------------------------------------------------------
PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

[X]      Please mark
         votes as in this
         example


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL.

--------------------------------------------------------------------------------
            The Board of Directors recommends a vote FOR the approval
--------------------------------------------------------------------------------

1.  Approval and Adoption of Amended and Restated    FOR    AGAINST   ABSTAIN
    Agreement and Plan of Merger with Engineering    [ ]      [ ]        [ ]
    Animation, Inc., dated as of August 19, 1998.


2. In the discretion of the proxy named herein, the proxy is authorized to vote upon other matters as are properly brought before the meeting.

                                                                  YES    NO

                                          I PLAN TO ATTEND        [ ]   [ ]
                                          THE MEETING

--------------------------------------------------------------------------------

                      The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                      PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON.
                      Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                      ----------------------------------------------------

                      ----------------------------------------------------
                      Signature(s)                               Date

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     EAI's Certificate of Incorporation and By-laws provide that EAI shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. EAI's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibits to this registration statement are listed in the Index to Exhibits.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames and State of Iowa on the 21st day of August, 1998.


                                            ENGINEERING ANIMATION, INC.
                                            (Registrant)


                                                    /s/ JAMIE A. WADE

                                            ------------------------------------

                                                       Jamie A. Wade,


                                             Vice President of Administration,


                                               General Counsel and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of August, 1998.




                          *                                Chairman, Chief Executive Officer,
-----------------------------------------------------        President, Treasurer and Director
                  Matthew M. Rizai                           (Principal Executive Officer)

                          *                                Executive Vice President and Director
-----------------------------------------------------
                Martin J. Vanderploeg

                          *                                Vice President of Finance and Chief
-----------------------------------------------------        Financial Officer (Principal Financial
                   Jerome M. Behar                           and Accounting Officer)

                  /s/ JAMIE A. WADE                        Vice President of Administration, General
-----------------------------------------------------        Counsel, Secretary and Director
                    Jamie A. Wade

                          *                                Director
-----------------------------------------------------
                    Michael Crow

                          *                                Director
-----------------------------------------------------
                Laurence J. Kirshbaum

                 * /s/ JAMIE A. WADE
-----------------------------------------------------
                   Jamie A. Wade,
           As attorney-in-fact pursuant to
            powers of attorney granted in
        Registration Statement No. 333-61567,
                   August 14, 1998

                               INDEX TO EXHIBITS


      EXHIBIT NO.                                  DESCRIPTION
      -----------                                  -----------
         2.1               Amended and Restated Agreement and Plan of Merger between
                             the Registrant and Transom Technologies, Inc., dated as of
                             August 19, 1998. Included as Appendix A to the Proxy
                             Statement/Prospectus.
         2.2               Amended and Restated Agreement and Plan of Merger among the
                             Registrant, EAI Victory, Inc. and Variation Systems
                             Analysis, Inc. dated as of August 19, 1998. Filed as
                             Appendix A to the Information Statement/Prospectus that
                             constitutes a part of the Registrant's Registration
                             Statement on Form S-4 (file 333-61569) and incorporated
                             herein by reference.
         4.2               Rights Agreement between the Registrant and First Chicago
                             Trust Company of New York, dated as of January 1, 1996.
                             Filed as Exhibit 4.2 to the Registrant's Registration
                             Statement on Form S-1 (file 33-80705) and incorporated
                             herein by reference.
           5               Opinion of Gardner, Carton & Douglas
           8               Tax Opinion of Ernst & Young LLP*
          23(a)            Consent of Ernst & Young LLP
          23(b)            Consent of Arthur Andersen LLP
          23(c)            Consent of Arthur Andersen LLP
          23(d)            Consent of PricewaterhouseCoopers LLP
          23(e)            Consent of Gardner, Carton & Douglas (included in Exhibit 5)
          24               Power of Attorney (included on Signature Page)*


---------------


* Previously filed.